PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 1 of 127 Quarterly Financial Information [105000] Management commentary .................................................................................................................................2 [110000] General information about financial statements ...........................................................................................38 [210000] Statement of financial position, current/non-current.....................................................................................39 [310000] Statement of comprehensive income, profit or loss, by function of expense ...........................................41 [410000] Statement of comprehensive income, OCI components presented net of tax .........................................42 [520000] Statement of cash flows, indirect method ......................................................................................................44 [610000] Statement of changes in equity - Accumulated Current ..............................................................................46 [610000] Statement of changes in equity - Accumulated Previous ............................................................................49 [700000] Informative data about the Statement of financial position .........................................................................52 [700002] Informative data about the Income statement...............................................................................................53 [700003] Informative data - Income statement for 12 months.....................................................................................54 [800001] Breakdown of credits ........................................................................................................................................55 [800003] Annex - Monetary foreign currency position..................................................................................................60 [800005] Annex - Distribution of income by product .....................................................................................................61 [800007] Annex - Financial derivate instruments ..........................................................................................................62 [800100] Notes - Subclassifications of assets, liabilities and equities .......................................................................75 [800200] Notes - Analysis of income and expense.......................................................................................................79 [800500] Notes - List of notes ..........................................................................................................................................80 [800600] Notes - List of accounting policies ..................................................................................................................81 [813000] Notes - Interim financial reporting ...................................................................................................................82 Exhibit 1 PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 2 of 127 [105000] Management commentary Management commentary [text block] In addition to this document, the Company presents a report to disclose its preliminary financial and operating results as of December 31, 2024. The Company encourages the reader to review this document in addition to the aforementioned report, which is accompanied by a series of exhibits, as well as a stenographic version of the Company's earnings conference call as of December 31, 2024, which was held on February 27, 2025. The report, exhibits, stenographic versions and relevant documents can be downloaded at www.pemex.com/en/investors Information Summary Fourth Quarter 2024 During the fourth quarter of 2024 (4Q24), Petróleos Mexicanos (PEMEX) strengthened its coordination with the Ministries of Energy (SENER) and Finance and Public Credit (SHCP) for the company's financial and operational decisions, continuing the path to energy self-sufficiency and security. In 4Q24, liquid hydrocarbon production, including partners, averaged 1,670 thousand barrels per day (Mbd). This represents a decrease of 10.0% compared to the same period last year, due to the natural decline of offshore fields and longer completion times for highly complex wells. To reverse this result, we have been working on defining strategic projects and initiatives that will allow us to increase it. Crude oil processing reached 786 Mbd, an increase of 55 Mbd over 4Q23, due to a better performance of the National Refining System. To strengthen the results, a strategy has been defined to increase the production of high quality distillates (gasoline, diesel and turbo), the production of fertilizers, the wet gas process, as well as the recovery of the petrochemical industry. In 4T24, total sales increased by 2.6% compared to the same period of the previous year and the cost of sales increased by 7.7%; nevertheless, a gross income of MXN 24.1 billion was obtained. The exchange rate appreciated by 3.3% in 4Q24, resulting in a foreign exchange loss of MXN 48.0 billion, which negatively impacted the net result for the period, but did not result in any cash outflows. The company's target of zero net debt was maintained. PEMEX's debt balance was USD 97.6 billion at December 31, 2024, USD 8.4 billion lower than at the end of 2023. At the same time, progress was made on sustainability initiatives. One of the most outstanding achievements was the reduction of carbon dioxide equivalent emissions by 8.2% to a total of 13.5 million tons. This result reflects PEMEX's ongoing efforts to implement energy efficiency projects and optimize gas and resource management. In terms of safety, we achieved a 31% reduction in the accident frequency rate, because of the strengthening of prevention and protection policies for our employees. This approach also led to a 23% improvement in the severity rate of accidents and a reduction in days lost. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 3 of 127 In the same vein, social investments of MXN 3,176 million in 2024, an increase of more than 18% over the previous year, through the implementation of programs to strengthen the social and economic development of oil communities. Main Results 4Q22 4Q23 Variation Operative (Mbd) Crude oil and condensates 1,856 1,670 (10.0%) (186) Crude Oil Processing (Mbd) 731 786 7.6% 55 Financial (Ps. million) Operating income (loss) 34,797 (41,220) (218.5%) (76,016) Net Income (loss) 5,127 (190,503) (3815.8%) (195,629) EBITDA 59,594 14,590 (75.5%) (45,004) Disclosure of nature of business [text block] Petróleos Mexicanos, its Productive State-owned Subsidiaries, its Affiliates, and its Subsidiary Entities (PEMEX), comprise the oil and gas Productive State-Owned Company of the United Mexican States. Petróleos Mexicanos is a Productive State-Owned Company of the Federal Government of Mexico, with legal personality and equity, with technical, operational and managerial autonomy, as established on the Law of Petróleos Mexicanos. Disclosure of management's objectives and its strategies for meeting those objectives [text block] Petroleos Mexicanos is Mexico’s oil and gas production company, whose objective is to compete in an open market and maintain a leadership position in the energy sector, generating economic value through all its business lines, from the hydrocarbon exploration and extraction in Mexico and abroad, to refining, transforming, processing and commercialization of hydrocarbons and derivatives. Disclosure of entity's most significant resources, risks and relationships [text block] PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 4 of 127 Risk Factors Related to Our Operations We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government, which we may not receive. We have a substantial amount of debt, which we have incurred primarily to fund operating expenses and finance our capital investment projects. Therefore, in order to develop our assigned hydrocarbon reserves, service our indebtedness and amortize scheduled debt maturities, we may need to obtain funds from a broad range of sources, in addition to continuing efficiency and cost-cutting initiatives. There can be no assurances that we will continue to have access to capital on favorable terms or any terms at all. During 2024, we received support from the Mexican Government for debt repayments and to strengthen our financial condition, and such additional support may not be available in upcoming years. As of December 31, 2024, our total indebtedness, including accrued interest, was Ps. 1,978.8 billion (U.S. $97.6 billion), in nominal terms, which represented a 10.3% increase in peso terms compared to our total indebtedness, including accrued interest, of Ps. 1,794.5 billion (U.S. $91.4 billion) as of December 31, 2023. As of December 31, 2024, Ps. 898.5 billion (U.S. $ 44.3 billion), including accrued interest, is scheduled to mature in the next three years, including Ps. 425.2 billion (U.S. $ 21.0 billion) scheduled to mature in 2025. Our working capital improved from a negative working capital of Ps. 585.2 billion (U.S. $ 28.9 billion) as of December 31, 2023 to a negative working capital of Ps. 750.6 billion (U.S. $ 30.7 billion) as of December 31, 2024. Our level of debt may increase further in the short or medium term as a result of new financing activities, which may adversely affect our financial condition or, in accounting terms and due to future depreciation of the peso against the U.S. dollar, could further impact our financial statements. To service our debt, we have relied and may continue to rely on cash flows from our operations, drawdowns under our credit facilities, capital contributions from the Mexican Government and additional financing options (including refinancing of existing indebtedness). During 2024, we received Ps. 156.5 billion (U.S. 7.7 billion) in capital contributions from the Mexican Government, of which Ps. 151.0 billion (U.S.$7.5 billion) were to support our debt service obligations. These contributions represented an important source for the payment of our debt during 2024. If we were unable to obtain financing on favorable terms, this could hamper our ability to issue debt securities, potentially reducing capital expenditures to source and develop hydrocarbon reserves, and affect our capacity to meet our principal and interest payment obligations with our creditors. This risk would be further magnified if support from the Mexican Government were to be suspended. As a result, we may be exposed to significant liquidity constraints and may be unable to service our debt, pay our suppliers, or make the necessary capital expenditures to maintain our target production levels and to maintain, and increase, the proved hydrocarbon reserves assigned to us by the Mexican Government, which may adversely affect our financial condition and results of operations. See “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to maintain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our income, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. If such constraints occur at a time when our cash flow from operations is insufficient to meet our debt service obligations, as was the case in 2023, we could be forced to further reduce our planned capital expenditures and implement further austerity measures in order to provide additional liquidity to our operations. A reduction in our capital expenditure program could adversely affect our financial condition and results of operations. Additionally, such measures may not be sufficient for us to meet our obligations.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 5 of 127 Our condensed consolidated interim financial statements not audited have been prepared on the assumption that we will continue as a going concern. Our condensed consolidated interim financial statements not audited as of December 31, 2024, have been prepared under the assumption that we will continue as a going concern. However, there is material uncertainty that raises significant doubt about our ability to continue operating as a going concern. Our condensed consolidated interim financial statements not audited as of December 31, 2024, do not include any adjustments that might result from the outcome of that uncertainty. If the actions we are taking to improve our financial condition, are not successful, we may not be able to continue operating as a going concern. Downgrades in our credit ratings could negatively impact our access to the financial markets and cost of financing. We rely on access to the financial markets to fund our operations and finance the capital expenditures needed to carry out our capital investment projects. Accordingly, credit ratings are important to our business and financial condition, as credit ratings affect the cost and other terms upon which we are able to obtain funding. Ratings reflect perceptions about our creditworthiness and the likelihood of timely payment of our long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities, and may be changed, suspended or withdrawn at any time. Our current credit ratings and the rating outlooks depend, in part, on economic conditions and other factors that affect credit risk and are beyond our control. Certain rating agencies downgraded Mexico’s credit ratings in July 2022 and their assessment of Mexico’s creditworthiness has affected and may further affect our credit ratings. Further, in July 2023 and February 2024, certain rating agencies downgraded our credit rating and ratings outlook. We currently have a “split rating” among the rating agencies that formally rate our credit profile. Two of such rating agencies have assigned us a non-investment grade rating and the other agency assigned us an investment grade rating. For information regarding our current credit ratings. While these downgrades do not constitute a default on our debt obligations, having a “split rating” has increased our cost of financing. Further downgrades may have material adverse consequences on our ability to access financial markets and the terms on which we may obtain financing, including an increase in our cost of financing. In turn, this could significantly harm our financial condition, results of operations and ability to meet existing obligations. In addition, for new financings or amendments to existing financing arrangements, more restrictive covenants, higher collateral requirements and other less favorable terms could reduce our financial and operational flexibility, impact our liquidity and the prices of our debt securities, reduce our potential pool of investors and limit our funding sources, among other consequences. There can be no assurance that we will be able to maintain or improve our current credit ratings or outlook. Should this trend continue, we could face greater financial limitations that would affect our ability to meet our debt obligations and our long-term sustainability. Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell. Most of our cash flow derives from sales of crude oil, petroleum products and natural gas. The international prices of these products fluctuate due to global supply and demand dynamics, as well as many factors beyond our control. These factors include (i) competition within the oil and natural gas industry, (ii) the existence and development of alternative sources of energy, (iii) prices of alternative sources of energy, (iv) the cost of exploration and exploitation of oil fields, (v) international economic trends, (vi) exchange rate fluctuations, (vii) expectations of inflation, (viii) domestic and foreign laws and government regulations, (ix) energy transition policies, (x) political, social and other events (including public health events and armed conflict) in major oil- and PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 6 of 127 natural gas-producing and consuming nations, (xi) actions taken by Organization of the Petroleum Exporting Countries (“OPEC”) members and other oil exporting countries, (xii) trading activity in oil and natural gas and (xiii) transactions in derivative financial instruments (“DFIs”) related to oil and gas. If international prices of crude oil, petroleum products and/or natural gas decrease, we may earn less revenue, limiting our ability to make capital expenditures and meet our financial obligations, and earn less income before taxes and duties as our fixed costs remain roughly constant. Conversely, if prices of crude oil, petroleum products and/or natural gas increase, we would earn more revenue, but these price increases could be followed by sharp declines. See “—Risk Factors Related to our Relationship with the Mexican Government—Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions” below. The Mexican crude oil export price has been extremely volatile in recent years, reaching an unprecedented low of negative U.S. $7.33 per barrel on April 28, 2020, in reaction to the COVID-19 pandemic and actions taken by other oil-producing countries. During 2024 and 2023, the weighted average Mexican crude oil price remained volatile due to market conditions, averaging U.S. $70.59 per barrel, and U.S. $ 70.23, respectively. Any future decline in international crude oil and natural gas prices will have a negative impact on our results of operations and financial condition. Price fluctuations may also affect estimates of the amount and value of Mexico’s hydrocarbon reserves that we have the right to extract and sell, which could affect our future production levels. Our business could be negatively impacted by hydrocarbon price volatility as the result of actual or threatened global military or paramilitary activity, political tensions, and any related destabilization of the world energy markets. Our income and cash flows depend on the prices of crude oil, petroleum products and natural gas. Oil prices are highly sensitive to actual and perceived threats to global geopolitical stability, as well as to changes in production from OPEC and OPEC+ member states and other oil-producing nations, which can cause either oversupply or shortages in the market. The volatility of global oil, natural gas and refined products prices could increase due to: an increase, or the threat of an increase, in military or paramilitary activities —including the ongoing war in Ukraine and conflicts in the Middle East— that affect the supply and stability of energy markets; disruptions in critical supply routes, such as restrictions on operations in the Red Sea and the Suez Canal, which have led to redirections of shipping routes and longer delivery times; the effects of international sanctions and trade restrictions that reduce crude oil supply in global markets, potentially increasing price uncertainty and supply instability; a rise in attacks on oil tankers and instability in strategic routes, that increase transportation and shipping insurance costs, exerting pressure on fuel prices. Any destabilization in energy markets could reduce the price we receive from our sales and adversely affect our profitability. However, increases in oil, gas and refined products prices resulting from these conflicts may be temporary and could be reversed by changes in global production and other factors beyond our control, including geopolitical events. Our business may be materially and adversely affected by the emergence of epidemics or pandemics. Public health events, including epidemics and pandemics caused by infectious agents and diseases may adversely impact the health of our workforce, disrupt the operations of our partners and suppliers, and demand the redesign of routines and procedures. Public health events can also compromise the operation of our key facilities, including our oil platforms, refineries and terminals, causing disruptions in our supply chain. In addition, public health events may impact the economy of Mexico, its population and/or the global economy, influencing the international prices of, and/or demand for, crude oil, refined products and/or natural gas, which may in turn affect our business, results of operations and financial condition. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell” above for further information. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 7 of 127 The impact of current or future public health events is highly uncertain and will depend on numerous evolving factors that we cannot predict, including, but not limited to:  the duration, scope, and severity of any such public health event;  the reduction in demand for crude oil and the volatility of its prices;  the impact of government-imposed restrictions, such as travel bans, lockdowns, and work-from-home policies; staffing shortages;  volatility in interest rates and inflation;  general economic, financial, and industry conditions, particularly relating to liquidity and financial performance, which may be amplified by the effects of public health events; and  the long-term effects of any such public health event on the Mexican and global economies, including global supply chains disruptions, which could affect consumer confidence and spending, financial markets and the availability of credit for us, our suppliers and our customers, among others. We are an integrated oil and gas company and are exposed to production, equipment and transportation risks, criminal acts, blockades to our facilities and deliberate acts of terror that could adversely affect our business, results of operations and financial condition. We are subject to several risks that are common among oil and gas companies. These risks include (i) production risks, including fluctuations in production due to operational hazards, accidents at our facilities and effects of natural disasters or weather, (ii) equipment risks, including those relating to the adequacy, condition and maintenance of our facilities and equipment and (iii) transportation risks, including those relating to the condition, availability and vulnerability of pipelines and other modes of transportation. Our business is subject to risks of explosions in pipelines, refineries, plants, drilling wells and other facilities, as well as oil spills, hurricanes in the Gulf of Mexico and other natural disasters, accidents during operations, fires and mechanical failures. For further information related to environmental liabilities. Our operations are also exposed to risks arising from criminal acts to steal, divert or tamper with our crude oil, natural gas and refined products from our pipeline network, as well as risks arising from materials and equipment theft. These acts include the illegal “tapping” of our pipelines and the illegal trade of fuels. Such criminal activity has led to explosions, property and environmental damage, injuries and loss of life, as well as loss of revenue from the stolen products. The actions we have taken in conjunction with the Mexican Government to reduce the illicit market of fuels have not produced sustained improvement in recent years. In 2024 and 2023, we discovered 11,774 and 14,890 illegal pipeline taps, respectively. We are also exposed to the risk that some of our employees may, or may be perceived to, be participating in the illicit market in fuels. In addition, our facilities are exposed to intentional acts of sabotage, terrorism, blockades, theft and piracy. The occurrence of incidents such as these related to the production, processing and transportation of oil and gas products could result in personal injuries, loss of life, environmental damage from the subsequent containment, clean up and repair expenses, equipment damage and damage to our facilities, which in turn could adversely affect our business, results of operations and financial condition. We are exposed to cybersecurity incidents and attacks that could adversely affect our business, results of operations and financial condition. Our operations rely heavily on information technology and operational systems. In recent years, cyber-threats and cyber-attacks targeting critical infrastructure in the energy sector have become more sophisticated and frequent. These attacks may exploit vulnerabilities in business and industrial systems and equipment, disrupting business continuity and compromising sensitive data. If the security of our information technology and operational systems were to be breached due to a cyber-attack, we could PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 8 of 127 experience: (i) disruptions in critical infrastructure operations affecting the production and distribution of hydrocarbons and derivatives; (ii) regulatory penalties for noncompliance ; (iii) legal liability resulting from breaches of personal, customer or partner data; (iv) reputational damage and loss of trust; (v) decreased revenues and financial losses due to operational disruptions, data theft or data alteration, depending on the severity of the incident; (vi) increased operational costs, including system recovery, enhanced security measures and compensation payouts; and (vii) loss of strategic assets depending on the severity of incidents affecting critical systems, which in turn could have a material adverse effect on our results of operations and financial condition. A continued decline in our proved hydrocarbon reserves and production could adversely affect our operating results and financial condition. Some of our existing oil and gas-producing fields are mature and, as a result, our reserves and production may decline as reserves are depleted. In 2023, our total proven reserves had a small increase of 29.6 million barrels of crude oil equivalent, or 4.0%, after accounting for discoveries, extensions, revisions, and delimitations, from 7,450.8million barrels of crude oil equivalent as of December 31, 2022 to 7,480.4 million barrels of crude oil equivalent as of December 31, 2024. Based on these figures, our reserve replacement ratio (“RRR”) in 2023 was 103.2%, an increase as compared to a RRR of 102.8% in 2022. Our proven reserves increased from 7,450.8million barrels of crude oil equivalent as of December 31, 2022 to 7,480.4 million barrels of crude oil equivalent as of December 31, 2023, due to discoveries, developments, delineations and revisions of our proved reserves, in particular to the recategorization of reserves due to drilling of development wells. Our crude oil production increased by 5.1% in 2023, mainly as a result of the increase in production in our new offshore field projects Maloob, Balam, Esah, Itta, Pokche, Teca, Tlalkivak, Tekel and Ayatsil and in onshore field projects Quesqui, Tupilco Profundo, Cibix, Racemosa and Ixachi. There can be no assurance, however, that we will be able to continue to replace our proved reserves and prevent a decline in our production. If we fail in the replacement of our reserves, it could have an adverse effect on our production expectations, and results of operations, reduce our revenue-generating capacity, increase our need for external financing, and compromise our long- term financial condition. Developments in the oil and gas industry and other factors may result in substantial write-downs of the carrying amount of certain of our assets, which could adversely affect our operating results and financial condition. We evaluate on an annual basis, or more frequently where the circumstances require, the carrying amount of our assets for possible impairment. Our asset impairment estimations are performed by a comparison of the carrying amount of an individual asset or a cash-generating unit with its recoverable amount. Whenever the recoverable amount of an individual asset or cash- generating unit is less than its carrying amount, an impairment loss is recognized to reduce the carrying amount to the recoverable amount. Changes in the economic, regulatory, business or political environment in Mexico or in other markets where we operate, —such as the liberalization of fuel prices, a significant decline in international crude oil and gas prices, regulatory changes, and stricter environmental policies— may result in the recognition of impairment charges in certain of our assets. Due to fluctuations in the price of crude oil and annual variations in discount rates, among other factors, we have performed impairment tests on our non- financial assets (other than inventories and deferred taxes) at the end of each quarter. As of December 31, 2024, 2023 and 2022 we recognized an impairment charge in the amount of Ps. 54.8 billion, Ps. 28.8 billion and Ps. 83.5 billion, respectively. See Note 13 to our condensed consolidated interim financial statements not audited as of December 31, 2024, for further information about the impairment of certain of our assets. Future developments in the economic environment, in the oil and gas industry and other factors could result in further substantial impairment charges, adversely affecting our operating results and financial condition. Increased competition in the energy sector could adversely affect our business and financial performance.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 9 of 127 The Mexican Constitution and the Ley de Hidrocarburos (the “Hydrocarbons Law”) allow other oil and gas companies, in addition to us, to carry out certain activities related to the energy sector in Mexico, including exploration and production, and the import and sale of gasoline. As a result, we face competition for the right to explore and develop new oil and gas reserves in Mexico. We also face competition in refining, transportation and processing activities, as well as the distribution and sale of gasoline and other fuels. Increased competition could lead to reduced market share, lower revenues, difficulty attracting and retaining qualified personnel, and increased pressure to modernize our infrastructure and improve our operational efficiency. If we are unable to compete successfully with other oil and gas companies in the energy sector in Mexico, our results of operations and financial condition may be adversely affected. We are subject to Mexican and international anti-corruption, anti-bribery and anti-money laundering laws. Our failure to comply with these laws could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations and financial condition. We are subject to Mexican and international anti-corruption, anti-bribery and anti-money laundering laws. We maintain a corporate compliance program that includes policies and processes intended to monitor compliance with these laws, such as our internal control system. Our internal control system aims to prevent risks, anticipate any weaknesses arising from our operations or internal control over financial reporting and promote information exchange and communication. However, we are subject to the risk that our management, employees, contractors or any person doing business with us may (i) engage in fraudulent activity, corruption or bribery, (ii) circumvent or override our internal controls and procedures or (iii) misappropriate or manipulate our assets to our detriment. This risk is heightened because we have a large number of complex and significant contracts with local and foreign third parties. Although we have systems and internal policies in place for identifying, monitoring and mitigating these risks, such systems and policies have failed in the past and may not be effective in the future. Further, we cannot ensure that these compliance policies and processes will prevent intentional, reckless or negligent acts committed by our management, employees, contractors or anyone doing business with us. Any failure—real or perceived—to comply with applicable governance or regulatory obligations by our management, employees, contractors or any person doing business could harm our reputation, limit our ability to obtain financing and otherwise have a material adverse effect on our business, financial condition and results of operations. If we fail to comply with any applicable anti-corruption, anti-bribery or anti-money laundering laws, we and our management, employees, contractors or any person doing business with us may be subject to criminal, administrative or civil penalties and other measures, which could in turn have material adverse effects on our reputation, business, financial condition and results of operations. Any investigation of potential violations of anti-corruption, anti-bribery or anti-money laundering laws by governmental authorities in Mexico or other jurisdictions could result in an inability to prepare our condensed consolidated interim financial statements not audited in a timely manner and could adversely impact our reputation, limit our ability to access financial markets and adversely affect our ability to obtain contracts, assignments, permits and other government authorizations necessary to participate in our industry, which, in turn, could have adverse effects on our business, results of operations and financial condition. We participate in strategic alliances, joint ventures and other joint arrangements, which may not always perform as expected, and could have an adverse effect on our business, results of operations and financial condition. We have not entered into any strategic alliances, joint ventures or other joint arrangements since 2018. However, we continue to participate in arrangements entered into before 2018 and have recently entered into contratos de servicios integrales de exploración y extracción (long-term service contracts for oil production, or “CSIEEs”). Although these agreements are intended to reduce or reallocate risks in oil and gas exploration and production, refining, transportation and processing activities, and despite their intent to mitigate risk, our partners in such arrangements may, as a result of financial or other difficulties, be unable or unwilling to fulfill their financial or other obligations under our agreements, potentially undermining the viability of a key project. Moreover, in certain strategic alliances, our partners may have differing interests and may act contrary to our policies or objectives, which could be to our overall detriment. If our strategic alliances, joint ventures or other joint arrangements do not perform as anticipated, our business, financial condition and results of operations could be adversely affected. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 10 of 127 Our brand and reputation are key assets, and our business may be materially affected by how we are perceived in the media and by investors and rating agencies. Our reputation is a key asset, and perceptions surrounding our commitment to and compliance with environmental, corporate governance and social goals could have a material impact on us, our ability to obtain financing and the value of our debt securities. We are exposed to significant publicity due to our relationship with the Mexican Government and our role in the Mexican economy. Political and public sentiment regarding the Mexican Government, Mexico, the oil and gas industry and us has resulted and may result in adverse publicity affecting us, which may expose us to reputational harm, regardless of the accuracy of information being publicized. Our exposure to potentially adverse publicity is heightened by social media and generative artificial intelligence, which can facilitate the creation of false or misleading information and increase the velocity with which such information is distributed. In addition to the general risk that negative publicity poses to us and our reputation, rating agencies and third party environmental, social and governance certification agencies consider publicly available data and information as part of their analysis and methodology. Any such information that adversely affects our reputation could be considered in the assessments by these agencies, potentially leading to increased scrutiny by investors and regulators, which could limit our access to financial markets and increase our cost of financing. See “—Risk Factors Related to Climate Issues—Deficient performance related to environmental, social and governance (ESG) criteria may adversely impact our reputation and could make it difficult for us to access financing, increase the cost of financing, reduce insurance options or increase the cost of insurance” below. Risk Factors Related to our Relationship with the Mexican Government The Mexican Government has influence over us, could transfer or reorganize our assets, or limit our ability to satisfy our external debt obligations. The Mexican Government has influence over us and our annual budget may be adjusted by the Mexican Government in certain aspects, potentially affecting our operations and financial autonomy. Pursuant to the Energy Reform Decree of October 31, 2024, PEMEX was transformed from a productive state-owned company to a public sector company. The accompanying secondary legislation to the Energy Decree will introduce modifications to our legal framework, which may include establishing our governing regime, including, budget, debt levels, liabilities management, acquisitions, leases, services, and public works. While the Mexican Government has provided support in recent years through various measures, potential adjustments to our annual budget may hinder our ability to develop the reserves assigned to us by the Mexican Government and to successfully compete with other oil and gas companies that may enter the Mexican energy sector. Despite being wholly owned by the Mexican Government and receiving financial contributions to address our debt, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. See “—Risk Factors Related to our Relationship with the Mexican Government—Our financial obligations are not guaranteed by the Mexican Government” below. The Mexican Government’s agreements with international creditors may affect our external debt obligations. In certain past debt restructurings of the Mexican Government, our external indebtedness was treated on the same terms as the debt of the Mexican Government and other public-sector entities, and it may be treated on similar terms in any future debt restructuring. In addition, Mexico has entered into agreements with official bilateral creditors to reschedule public-sector external debt. The Mexican Government has not requested restructuring of bonds or debt owed to multilateral agencies. If the Mexican Constitution and federal law were amended, the Mexican Government would have the power to reorganize our corporate structure, including a transfer of all, or a portion of, our assets to an entity not controlled, directly or indirectly, by the Mexican Government. See “—Risk Factors Related to Mexico” below. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 11 of 127 Our financial obligations are not guaranteed by the Mexican Government. Although we are wholly owned by the Mexican Government, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. Accordingly, the Mexican Government has no legal obligation to make principal or interest payments on our debt, nor would any such obligation arise if we were unable to service our financial obligations. The Mexican Government may cease to provide support to us. The Mexican Government made capital contributions to us of Ps. 156.5 billion (U.S.$7.7 billion) in 2024 of which $ Ps. 151.0 billion (U.S.$ 7.5 billion) were to support our debt service obligations. Given that the Mexican Government is not legally or contractually obligated to make such capital contributions to us, or assist us in repaying our debt, it may cease to provide such support at any time. Any change in the Mexican Government’s support of us, including as a result of liquidity constraints or a change in policy objectives, would likely have a material adverse effect on our financial condition and ability to repay our indebtedness, as well as on the market value of our debt securities. We pay significant taxes and duties to the Mexican Government, which may limit our capacity to expand our investment program or negatively impact our financial condition. We are required to make significant payments to the Mexican Government, including in the form of taxes and duties. For the year ended December 31, 2024, our total taxes and duties were Ps. 174.6 billion, representing 10.4% of our sales revenues in the form of taxes and duties, which constituted a substantial portion of the Mexican Government’s revenues. Although the Mexican Government has previously granted us tax reductions such as tax credits related to the Derecho por la Utilidad Compartida (Profit- Sharing Duty or “DUC”), or temporary suspensions of collection, there can be no assurance that we will not be required to pay a larger portion of our sales revenue to the Mexican Government in the future, nor that tax collection will be suspended. On December 19, 2024, the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2025 (2025 Federal Revenue Law) was published in the Official Gazette of the Federation. This law introduces changes to PEMEX’s fiscal regime and the Mexican Government may implement further changes in the future. See “—Recent changes to PEMEX’s fiscal regime may impact our ability to report our results of operations for future periods accurately and in a timely manner.” We cannot provide any assurances that future changes will be favorable to us. Any increase in the payments we must make to the Mexican Government could limit our ability to make capital investments or expand our investment program and could have a negative adverse impact on our financial condition. Recent changes to PEMEX’s fiscal regime may impact its ability to report its results of operations for future periods accurately and in a timely manner. The Federal Revenue Law for 2025 introduces changes to PEMEX’s fiscal regime, aiming to simplify the fiscal framework and reduce the number of taxes and duties to which PEMEX is subject. In 2024, 2023, and 2022, the applicable Profit-Sharing Duty rates were 30%, 40% and 54%, respectively. Effective January 1, 2025, the Mexican Government consolidated the Profit-Sharing Duty and other taxes and duties payable by PEMEX into a new Derecho Petrolero Para el Bienestar (“Welfare Oil Duty”). This duty is set at a general rate of 30% on oil production and 11.63% for non-associated gas. Additionally, PEMEX will no longer be subject to income tax. However, we cannot assure that changes in our fiscal regime will not affect our ability to report our results of operations accurately and timely or comply with filing requirements with governmental authorities, including the SEC. This could limit our PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 12 of 127 access to financial markets and hinder our ability to secure contracts, assignments, permits and other governmental authorizations necessary for participation in the oil and natural gas industry, thereby adversely affecting our business, results of operations and financial condition. Furthermore, there can be no assurances that PEMEX’s fiscal regime will not be further modified by the Mexican Government in the future. We may be required to pay a state dividend under certain conditions, which could negatively impact our financial condition. We are required to pay a state dividend to the Mexican Government if specific conditions under the Petróleos Mexicanos Law are met. From 2016 to 2024, we were not required to pay a state dividend, and it is expected that no state dividend will be required in 2025. However, should a state dividend payment become mandatory, it could limit our capacity to execute or expand our investment program, and could adversely affect our financial condition. We cannot provide any assurances that we will not be required to pay a state divided in the future, including as a result of the implementation of the Energy Reform Decree, or that, such a payment would not have an adverse impact on our financial condition. The Mexican Government could enter into agreements with other nations to limit production. Although Mexico is not a member of OPEC, it from time to time enters into agreements with OPEC and non-OPEC countries to reduce global crude oil supply. We do not have control over the Mexican Government’s international affairs and the Mexican Government could enter into further agreements with OPEC, OPEC+ or other countries to reduce our crude oil production or exports in the future. Any reduction in our oil production or exports may have an adverse effect on our revenue, results of operations and financial condition. The Mexican nation, not us, owns the hydrocarbon reserves located in Mexico and our right to continue to extract these reserves is subject to the approval of the Ministry of Energy. The Mexican Constitution provides that the Mexican nation, not us, owns all petroleum and other hydrocarbon reserves located in Mexican territory. Article 27 of the Mexican Constitution provides that the Mexican Government will carry out exploration and production activities through agreements with third parties and through assignments to and agreements with us. We and other oil and gas companies are allowed to explore and extract the petroleum and other hydrocarbon reserves located in Mexico, subject to assignment of rights by the Secretaría de Energía (Ministry of Energy) and entry into agreements pursuant to a competitive bidding process. Access to crude oil and natural gas reserves is essential to an oil and gas company’s sustained production and generation of income, and our ability to generate income would be materially and adversely affected if the Mexican Government were to restrict or prevent us from exploring or extracting any of the crude oil and natural gas reserves that it has assigned to us, or if we are unable to compete effectively with other oil and gas companies in future bidding rounds for additional exploration and production rights in Mexico. For more information, see “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to maintain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our income, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions. The information on oil, gas and other reserves set forth in this report is based on estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner; the

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 13 of 127 accuracy of any reserves depends on the quality and reliability of available data, engineering and geological interpretation and expert judgment. Estimates may be revised based on subsequent results of drilling, testing and production. Estimates are also subject to certain adjustments based on changes in variables, including crude oil prices. Therefore, proved reserves estimates may differ materially from the ultimately recoverable quantities of crude oil and natural gas. Downward revisions in our reserve estimates could lead to lower future production, which could have an adverse effect on our results of operations and financial condition. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell” above. We revise our hydrocarbon reserve estimates annually, which may result in material revisions to estimates contained in this report. Our ability to maintain our long-term growth objectives for oil production depends on our ability to successfully develop our reserves, and failure to do so could prevent us from achieving our long-term goals for growth in production. On December 20, 2024, amendments to the Mexican Constitution were published in the Diario Oficial de la Federación (the “Official Gazette of the Federation”) were published as a decree that amends various provisions related to organic simplification, which we refer to as the Organic Simplification Decree. As a result, the Comisión Nacional de Hidrocarburos (National Hydrocarbons Commission, or “CNH”) and the Comisión Reguladora de Energía (Energy Regulatory Commission or “CRE”) will be dissolved, and their functions will be transferred to the Secretaría de Energía (“Ministry of Energy”). The Organic Simplification Decree includes artículos transitorios (transitional articles) requiring the Mexican Congress to enact all necessary adjustments to relevant legislation within 90 calendar days, which we refer to as the Organic Simplification Decree Secondary Legislation. Once the Organic Simplification Decree Secondary Legislation enters into force, the CNH and the CRE, will be considered extinct. Notably, legal acts issued by the CNH and CRE prior to the enactment of the Organic Simplification Decree Secondary Legislation will remain legally binding, and legal instruments, agreements, contracts and equivalent acts will continue to be effective and enforceable by entities or bodies assuming the functions of the CNH and CRE. As of the date of this report, the implementation of the Organic Simplification Decree is still in progress. The CNH retains the authority to review and approve our hydrocarbon reserve estimates, and to require adjustments. However, this authority is expected to be transferred to the Ministry of Energy once the Organic Simplification Decree Secondary Legislation enters into force. As a result, future procedures for auditing or adjusting our hydrocarbon reserves remain uncertain and may change. Any request to adjust hydrocarbon reserves estimates could impact our ability to prepare our condensed consolidated interim financial statements not audited in a timely manner, which could adversely affect our access to financial markets and our ability to secure contracts, assignments, permits and other governmental authorizations necessary to participate in the oil and natural gas industry. This, in turn, could have an adverse effect on our business, results of operations and financial condition. We cannot provide any assurances that our hydrocarbon reserve estimates will not be adjusted in the future due to new rules or methodologies to be implemented by the successor body to the CNH or that the Organic Simplification Secondary Legislation will not affect the hydrocarbon reserves revision process. For more information, see “—The current Mexican Government administration has sufficient control in the Mexican Congress to implement constitutional reforms which, if effected, could have a material adverse impact on PEMEX’s business, financial position or operating results” below. We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments. Our ability to maintain, as well as increase, our crude oil production levels is highly dependent on our ability to successfully develop existing hydrocarbon reserves and, in the long term, on our ability to develop additional reserves. Therefore, we PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 14 of 127 continually invest capital to enhance our hydrocarbon recovery factor and improve the reliability and productivity of our infrastructure. The development of the reserves assigned to us by the Mexican Government demands significant capital investments and poses significant operational challenges. Our right to develop such reserves is conditioned upon adhering to our development plans, which are formulated based on our technical, financial and operational capabilities at any given time. However, we cannot provide assurances that we will have the necessary resources available at the required time to explore and extract these reserves. If we are unable to increase our capital expenditures, we may not be able to develop the reserves assigned to us in accordance with our development plans. Additionally, if we fail to comply with our development plans, we could lose the right to continue to extract such reserves, which could in turn adversely affect our operating results and financial condition. Our ability to make capital expenditures is limited by the substantial taxes and duties that we pay to the Mexican Government, as well as the ability of the Mexican Government to adjust certain aspects of our annual budget. Moreover, our revenues are subject to fluctuations in oil prices and constraints on our liquidity. Our ability undertake the necessary capital investments to maintain current production levels depends on the availability of financing. For more information on the liquidity constraints we are exposed to, see “—Risk Factors Related to our Operations—We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government, which we may not receive” above. In addition, we have entered into strategic alliances, joint ventures and other joint arrangements with third parties in order to develop our reserves. If our partners were to default on their obligations to us, we may be unable to maintain production levels or extract from our reserves. Moreover, we cannot assure you that these strategic alliances, joint ventures and other joint arrangements will be successful. For more information, see “—Risk Factors Related to Our Operations—We participate in strategic alliances, joint ventures and other joint arrangements, which may not perform as expected, could harm our reputation and could have an adverse effect on our business, results of operations and financial condition” above. The Mexican Government has historically imposed price controls in the domestic market on our products. Over time, the Mexican Government has imposed price controls on the sale of natural gas, liquefied petroleum gas, gasoline, diesel, gas oil intended for domestic use, fuel oil and other products. As a result, we have not always been able to fully pass on price increases to our customers in the domestic market. In 2017, the Mexican Government began gradually removing price controls on gasoline and diesel as part of the liberalization of fuel prices in Mexico. As of the date of this report, sales prices of gasoline and diesel remain fully liberalized and are determined by the free market. However, we do not have control over the Mexican Government’s domestic policies, and the Mexican Government could reintroduce price controls on the domestic market in the future. The imposition of such price controls would adversely affect our results of operations. Risk Factors Related to Mexico Economic conditions and government policies in Mexico and elsewhere may have a material impact on our operations. A potential deterioration in Mexico’s economic condition, social instability, political unrest or other adverse social developments in Mexico could adversely affect our business and financial condition. Such events could also lead to increased volatility in exchange rates and financial markets, thereby restricting our ability to secure new financing or refinancing. In the past, the Mexican Government has implemented budget cuts in response to declining international crude oil prices and global economic conditions, which could result in future reductions to our budget. Any such budget cuts could adversely affect the Mexican economy and, consequently, our results of operations, financial condition and ability to service our debt. See “Risk Factors—Risk Factors Related PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 15 of 127 to our Relationship with the Mexican Government—The Mexican Government controls us, could transfer or reorganize our assets, or may otherwise limit our ability to satisfy our external debt obligations” above. Mexico has experienced periods of economic contraction or low growth, characterized by high inflation, elevated interest rates, currency devaluation and other economic challenges. These conditions may worsen or recur in the future and could adversely affect our financial condition, as well as our ability to service our debt, particularly in the absence of additional support from the Mexican Government. If international financial or economic conditions deteriorate, whether due to a slowdown in growth or recessionary conditions affecting Mexico’s trading partners, including the United States, or as a result a new financial crisis, it could have adverse effects on the Mexican economy, our financial condition and our ability to service our debt, ultimately impacting the Mexican Government’s ability to support us. Mexico has experienced a period of heightened criminal activity, which could affect our operations. In recent years, Mexico has seen an increase in criminal activity, primarily due to drug cartels and related criminal organizations. Particularly, the development of an illicit fuel market in Mexico has led to heightened theft and illegal trading of fuels that we produce, as well as the theft of our equipment and materials. In response, the Mexican Government has implemented various security measures and reinforced military and police forces. We have also continued to adopt strategic measures to reduce theft and other criminal activities targeting our facilities and products. However, criminal activity remains prevalent in Mexico and is likely to persist. Criminal activities, along with the associated damage to human life and property, may disrupt operations, interrupt the supply and distribution of our products, lead to significant economic losses, and negatively impact our financial condition and results of operations. Economic and political developments in Mexico and the United States may adversely affect Mexican economic policy and, in turn, our operations. Presidential elections were held in Mexico and in the United States on June 2, 2024, and November 5, 2024, respectively. In Mexico, Claudia Sheinbaum Pardo was elected president and assumed office on October 1, 2024. In the United States, Donald J. Trump won the election and assumed the presidency on January 20, 2025. We cannot provide any assurance that political developments in Mexico and the United States, over which we have no control, will not have a material adverse effect on our results of operations and financial condition, including our ability to repay our debt. Economic conditions in Mexico are highly correlated with economic conditions in the United States due to geographic proximity and the strong economic interdependence between the two countries. As such, political developments in the United States — including changes in the American administration and government policies (such as fiscal, immigration and trade policies) can also influence the exchange rate between the U.S. dollar and the Mexican peso, as well as the economic conditions in Mexico and global capital markets. In addition, given that the Mexican economy is heavily influenced by the U.S. economy, any shift toward protectionist policies, tariffs, investment restrictions, sanctions, or changes in immigration policy by the U.S. government may generate uncertainty and adversely affect economic conditions in Mexico. During 2024, our export sales to the United States amounted to Ps. 487,499 million, representing 29.1 of total sales and 70.0 of export sales for the year. Under the North American Free Trade Agreement (“NAFTA”), exports of petrochemical products from Mexico to the United States have been tariff-free since 2003. Additionally, crude oil and petroleum product exports have also been free or exempt from tariffs, except for limited restrictions. On November 30, 2018, the Presidents of Mexico and the United States, along with the Prime Minister of Canada, signed the United States-Mexico-Canada Agreement (the “USMCA”), which came into force on July 1, 2020 and replaced NAFTA. While the USMCA continues to offer zero tariffs for petrochemical exports from Mexico to the United States, any future shift in the trade relations, relationships including tariffs, among Mexico, the United States and Canada, resulting from the implementation or renegotiation of the USMCA could require us to renegotiate our contracts or lose business, resulting in a material adverse impact on our business and results of operations. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 16 of 127 The macroeconomic environment in which we operate is beyond our control and could become less favorable in the future. The risks associated with current and potential changes in the Mexican and United States political environment and economies are significant, creating uncertainty that could have an adverse effect on our financial condition, results of operations and ability to repay our debt. Changes in Mexico’s exchange control laws may hamper our ability to service our foreign currency debt. PEMEX is subject to the provisions of Article 34 of the Bank of Mexico Law, under which the Central Bank regulates transactions involving the exchange of national currency for foreign currencies. This could hamper our ability to service our debt, which is primarily denominated in currencies other than pesos, and other foreign-currency obligations. The current Mexican Government administration has sufficient control in the Mexican Congress to implement constitutional reforms which, if effected, could have a material adverse impact on our business, financial position or operating results. The political coalition led by Mexico’s National Regeneration Movement (Movimiento de Regeneración Nacional or “Morena”) party has sufficient control in the Mexican Congress and several state legislatures to implement significant reforms, including amendments to the Mexican Constitution. The Mexican general election held on June 2, 2024 strengthened Morena’s political position, as it won the presidency and obtained a qualified majority in the lower chamber of the Congress and the Senate. The new Congress assumed office on September 1, 2024 and the new president, Claudia Sheinbaum, assumed office on October 1, 2024. The concentration of political power in Mexico and any changes in Mexican politics or the Mexican economy resulting therefrom could have a material adverse impact on our business, results of operations and financial condition. We cannot predict the nature or viability of any future legal or constitutional reforms or when or how they might be implemented. We cannot provide any assurances that these changes will not adversely affect the Mexican economy or our business, financial condition, results of operations and, ultimately, our ability to pay our debt when due. The effects of the Energy Reform Decree and its implementation are uncertain. On October 31, 2024, amendments to Articles 25, 27 and 28 of the Mexican Constitution were published in the Official Gazette of the Federation as a decree related to Mexico’s strategic areas and companies, which we refer to as the (Energy Reform Decree. The Energy Reform Decree took effect on November 1, 2024, modifying PEMEX’s legal regime, transforming it from a productive state-owned company (empresa productiva del estado) to a public sector company (empresa pública del estado). The Energy Reform Decree includes artículos transitorios (transitional articles) requiring the Mexican Congress to modify any relevant legislation to implement the Energy Reform Decree within 180 natural days, which we refer to as the Energy Decree Secondary Legislation. As of the date of this report, a bill seeking to implement the Energy Decree Secondary Legislation and the Energy Reform Decree has been introduced to Congress, but its discussion and approval is pending. The Energy Decree Secondary Legislation is expected to provide additional details regarding PEMEX’s fiscal regime and changes to its corporate structure following the transformation. The impact of the Energy Reform Decree on PEMEX will largely depend on how the Energy Decree Secondary Legislation is implemented. We cannot predict the effects of these changes nor can we provide any assurances that the Energy Decree Secondary Legislation or the Energy Reform Decree itself will not have a material adverse impact on our business, results of operations or any contractual relationships with our lenders and bondholders.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 17 of 127 Risk Factors Related to Climate Issues Environmental regulations, including those aimed at mitigating climate change, could result in material adverse effects on our results of operations. A wide range of environmental laws and regulations —both general and industry-specific— apply to our operations in Mexico and certain assets in the United States, at the federal and state levels. This regulatory framework is continuously evolving and has become increasingly strict and costly. Compliance with these regulations entails significant operational and capital expenditures, and failure to comply could lead to substantial fines, operational restrictions, and adversely affect our profitability and financial sustainability. For an estimate of our accrued environmental liabilities. In addition, a poor environmental performance record may damage our reputation and limit our access to financing and international markets, either on favorable terms or entirely. Globally, the tightening of policies aimed at reducing greenhouse gas emissions and decarbonizing the economy has led to in increased regulatory and financial requirements for energy sector companies. This could result in additional capital requirements over the medium to long term to execute projects included in transition plans, as well as economic losses arising from legal liabilities, trade restrictions or, ultimately, the mandatory shutdown of our facilities. The recent trend of deregulation by the U.S. Government, coupled with a reduced commitment to climate action, could introduce greater uncertainty, which may pose challenges for companies operating in the U.S. market to meet their climate-related commitments. We are exposed to severe natural and weather conditions, which may be exacerbated by climate change. Our facilities and operations are exposed to physical risks from extreme weather events, such as floods, hurricanes, wildfires and droughts, as well as long-term effects such as sea level rise, changes in precipitation patterns and increases in global average temperatures. Climate change has intensified the frequency and severity of adverse weather conditions, which could cause severe damage to our key facilities, disrupt our operations, reduce our production capacity and raise the costs of adaptation and resilience. These challenges may require us to allocate additional resources toward adapting and protecting our assets, which could adversely affect our financial condition and limit our ability to invest in strategic projects. Growing international concern over climate change could adversely impact the value of our assets, our strategies and our results of operations. In the context of the global transition to a low-carbon economy, we face growing regulatory and financial challenges. Climate change mitigation policies include carbon taxes, cap-and-trade schemes, and new energy efficiency requirements, which may increase our operational costs and reduce the profitability of hydrocarbon projects. International agreements, such as the Paris Agreement adopted by the Mexican Government, include commitments to reduce emissions, which could result in additional restrictions on the exploration, production, and refining of hydrocarbons. Additionally, such measures may boost a shift in consumer demand for petroleum-based fuels toward lower-carbon alternatives, adversely affecting our revenue and long-term viability. Our failure to implement a successful energy transition plan may damage our reputation increase regulatory scrutiny; reduce our ability to obtain financing due to investor preference for assets aligned with ESG criteria; policies that restrict fossil fuels; and negative impact on our future production levels if the lack of investments in sustainable technologies creates operational restrictions. In addition, global decarbonization could negatively impact our business due to technological changes, such as cheaper renewables, making oil-based energy less profitable in comparison. Other risks include increasing consumer pressure for PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 18 of 127 sustainable products and potential market disruptions, such as sharp drops in hydrocarbon product prices. All of these factors may have an adverse effect on our business, results of operations and financial condition. Deficient performance related to environmental, social and governance (ESG) criteria may adversely impact our ability to access financing, increase our cost of financing, reduce insurance options or increase the cost of insurance and negatively affect our reputation. Environmental, social, and governance (ESG) performance has become a critical factor for financial counterparties, including investors, lenders and insurance companies, when deciding on financing and insurance coverage for us. If we underperform in ESG criteria, we may face higher costs of financing and reduced access to credit lines due to increased risk perceptions, as well as limitations on insurance options or higher premiums, which could increase operational costs and expose us to greater vulnerabilities. Additionally, a poor ESG performance could deter potential investors, particularly those seeking to limit their exposure to companies with significant environmental impact. This could harm our reputation and adversely affect our relationship with financial institutions and insurance companies. . Risk Factors Related to the Certificados Bursátiles. Secondary Market for the Certificados Bursátiles. Currently, Certificados Bursátiles (peso-denominated publicly traded notes) exhibit low levels of trading activity in the secondary market and the Company cannot guarantee that there will be sustained development of the market for these notes. These notes have been registered with the Registro Nacional de Valores (Mexican National Securities Registry, RNV) and are traded on the Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange). However, the Company cannot assure that an active market will emerge for these Certificados Bursátiles, or that they will be traded at par or above their initial offering price. This could limit the holders’ capacity to sell them at the price, time and quantity that they may wish to. Therefore, potential investors should be prepared to assume the risk in investing in Certificados Bursátiles until maturity. To enhance liquidity for the Certificados Bursátiles, in November 2013, the Company established a Market-Makers Program for its peso-denominated Certificados Bursátiles with fixed and floating rates, and for the Certificados Bursátiles in the form of Global Depositary Notes. This program is aimed at financial institutions in accordance with applicable laws and the operating rules outlined by the Company on its website. Financial obligations compliance. The Company considers it has complied with the submission of reports to the U.S. Securities and Exchange Commission (SEC) in a timely and orderly manner, as well as with every requirement from that authority. The Company is aware of both the principal payments and the interest generated by these securities. The Company files its Annual Report on 20-F Form with the SEC. Additionally, the Company provides information on relevant events and quarterly reports (comparing current quarter to the same quarter of the previous year) to foreign investors, which are also filed with Mexican regulators CNBV and BMV, through the Forms 6-K with the SEC. The Company considers it has complied, in a timely and orderly manner, with the submission of quarterly reports and information on relevant events to Mexican regulators BMV and CNBV. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 19 of 127 In addition, the company has provided copies of the corresponding quarterly reports to the Luxembourg Stock Exchange and the Swiss Stock Exchange for the securities listed on each exchange. The Company considers it has delivered, in a timely and orderly manner over the past three years, all reports required by Mexican and foreign legislation regarding periodic information and relevant events. Use of Proceeds. The total amount of resources obtained from the Company’s issuance of Certificados Bursátiles have been deposited into the Company’s treasury and allocated according to the investment programs of the company and its subsidiaries. Public Domain Documents. This quarterly report can be accessed through the CNBV’s information center on its website, www.cnbv.gob.mx, as well as on the BMV’s website, www.bmv.com.mx, and at the company’s website, www.pemex.com. In addition, any public information that the Company has submitted to national and foreign securities regulators under the Ley del Mercado de Valores (Securities Market Law) and other applicable regulation can be found on the Company’s website, www.pemex.com. Investors may also request this information by sending a written request to the Company at Avenida Marina Nacional No. 329, Torre Ejecutiva, Piso 38, Colonia Verónica Anzures, Alcaldía Miguel Hidalgo, C.P. 11300, Ciudad de México, México, Telephone No.: +52 (55) 9126-2940, E-mail: ri@pemex.com, to the Investor Relations Office. Disclosure of results of operations and prospects [text block] Operating Summary Hydrocarbons Production Liquids production registered 1,670 Mbd in the fourth quarter of 2024, marking a decrease of 186 Mbd (10.0%) compared to the fourth quarter of 2023. This downturn can be attributed to several factors, including the natural decline of the Maloob and Zaap offshore fields, as well as the Quesqui onshore field; extended completion times for wells with high complexity in depth, pressure and temperature; lower initial production quotas in wells in the Xanab field; and the end of the useful life of electrocentrifugal pumping equipment in the Ayatsil field. Total natural gas production with partners decreased by 343 MMcfd, representing an 8.7% decrease compared to the same period in 2023. It fell from 3,954 MMcfd to 3,611 MMcfd of gas. Crude Oil Processing In the fourth quarter of 2024, crude oil processing averaged 786 Mbd, a 7.6% increase as compared to 4T23 mainly due to improved performance at the Madero and Salina Cruz refineries, which increased their processing by 66 Mbd and 13 Mbd, respectively. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 20 of 127 In this context, the average utilization rate of primary distillation capacity was 45.9%. Petroleum Products Production As a result, the production of petroleum products averaged 786 Mbd, of which 490 Mbd (58.5%) were high-value distillates (gasoline, diesel, and jet fuel). Upstream 4Q 23 4Q 24 Variation Total hydrocarbons (MMboed) 2,633 2,381 (9.60%) (253) Total crude oil production (Mbd) 1,863 1,678 (10.00%) (186) Crude oil and condensates 1,856 1,670 (10.00%) (186) PEMEX's production 1,835 1,653 (9.90%) (182) Business Partners' production 21 17 (17.00%) (4) Other condensates (Mbd) 8 8 (1.10%) 0 [Natural gas (MMcfd)][1] 3,954 3,611 (8.70%) (343) Downstream 4Q 23 4Q 24 Variation Crude Oil Processing (Mbd) 731 786 7.60% 55 Dry gas from plants (MMcfd) 1,895 1,760 (7.10%) (135) Natural gas liquids (Mbd) 164 148 (9.70%) (16) Petroleum products (Mbd) 738 786 6.50% 48 Petrochemical products (Mt) 303 236 (22.10%) (67) Variable Refining Margin (U.S. $/b) (3.53) 3.85 209.10% 7.38 EXPLORATION AND PRODUCTION 4Q24 Liquids Hydrocarbons Production Maintaining base production and incorporating new production are essential to meeting production goals and ensuring the company's viability. Physical activity related to well interventions is a critical component of this strategy. The main reservoirs are in a mature stage of exploitation, enabling us to sustain base production through minor repairs and well stimulation. During the fourth quarter of 2024, 374 minor repairs and 136 well stimulations were carried out. In addition, drilling and completions, as well as major well repairs, are activities intended to contribute incremental production. During the fourth quarter of 2024, 28 well completions and 38 major repairs were performed. As a result of these activities, liquids production with partners during the fourth quarter of 2024 was 1,670 Mbd, a decrease of 186 Mbd compared to the same period of 2023, when production was reported at 1,856 Mbd, representing a decrease of 10.0%, due to the natural decline of the Maloob and Zaap offshore fields, as well as the Quesqui onshore field; longer completion times for wells with high complexity in terms of depth, pressure, and temperature; lower initial production quotas in wells in the Xanab field; and the end of the useful life of electrocentrifugal pumping equipment in the Ayatsil field. Also contributing to the decline are delays in the installation of marine infrastructure in the Xanab field and the backpressure reduction plant in the Quesqui field, suspension of critical services of process vessels, supply of pneumatic pumping gas to the Yaxché field, and atypical weather conditions that prevented the continuity of offshore operations.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 21 of 127 Regarding the quality of the hydrocarbons produced, the participation of light crude oil has increased to 48 percent of total production due to the incorporation of Gas and Condensate fields. It is important to note that 65 percent of production comes from shallow water fields and the remaining 35 percent from onshore fields. Natural Gas Production During the fourth quarter of 2024, total hydrocarbon gas production with partners decreased by 343 MMcfd, representing an 8.7% change compared to the same period in 2023, with a decrease from 3,954 MMcfd to 3,611 MMcfd of gas. The associated gas decreased by 303 MMcfd, representing a variation of 14.8%. This is mainly due to the decline of the Akal, Zaap, Balam fields and the closing of cyclical wells in the Northeast Marine Region. Regarding non-associated gas, there was a decrease of 41 MMcfd, representing a 2.1% variation compared to the same period of the previous year. Thirty-seven percent of gas production came from shallow water fields, while the remaining 63 percent came from onshore fields. Natural Gas Use During 4Q24, gas use reached 92.6%; lower compared to the same period of 2023. The main variations were the production of gas highly contaminated with nitrogen and the Akal-B contingency in the Northeast Marine Region, maintenance and failures of compression equipment in the South Region, failures of process equipment for gas conditioning in the Ixachi field in the North Region, as well as rejections and releases from PTRI's Gas Processing Centers. Infrastructure During the fourth quarter of 2024, 19 development wells were completed, 26 wells less than in the same period of 2023. With respect to exploratory wells, 9 wells were completed in the fourth quarter 2024, six fewer wells compared to the same period in 2023. Discovery During 4Q24, the oil and gas well Tlatitok-101EXP was discovered in the South Marine Exploration Asset. The well is under production pressure test, with an estimated preliminary reserve of 40 MMboe. Exploration and Production 2024 In 2024, liquid hydrocarbon production, including partners, averaged 1,759 Mbd, a decrease of 116 Mbd (6.2%) compared to 2023. This decrease is due to the natural decline of the Maloob and Zaap offshore fields and the Quesqui onshore field, the extension of the completion time of wells with high depth, pressure and temperature complexity, lower initial production rates of wells in the Xanab field and the end of the useful life of the electrocentrifugal pump equipment in the Ayatsil field. In addition, there were delays in the installation of marine infrastructure in the Xanab field and the backpressure reduction unit in the Quesqui field, the suspension of critical services of process vessels, the supply of pneumatic pumping gas to the Yaxché field, and atypical weather conditions that prevented the continuity of offshore operations. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 22 of 127 Natural Gas Hydrocarbon gas production, excluding nitrogen, averaged 3,732 MMcfd, a decrease of 329 MMcfd (6.1%) compared to production in 2023. This decrease is due to the decline of the Akal, Zaap and Balam fields and the shut-in of cyclical wells in the Northeast Marine region. Operating Wells and Well Completions In terms of physical activity, 106 development wells were completed in 2024, 55 fewer wells than in the same period in 2023. In terms of exploration wells, 33 wells were completed in 2024, 28 fewer wells compared to the same period in 2023. Gas Use Hydrocarbon gas vented to the atmosphere averaged 304 MMcfd in 2024, a decrease of 50 MMcfd. During this period, 93.3 percent was utilized. Factors that affected the gas sent to the atmosphere are:  the production of nitrogen-rich gas,  the Akal-B contingency in the northeast marine region,  the maintenance and failure of compression equipment in the South Region,  the Ixachi field gas conditioning process equipment failures in the North Region, and  rejections and releases from PTRI's gas processing centers. Discoveries Eight exploratory discoveries were made in 2024 and preliminary 3P reserves are estimated at 311 MMboe INDUSTRIAL TRANSFORMATION 4Q24 Crude Oil Processing In the fourth quarter of 2024, crude oil processing in the National Refining System (NRS) averaged 786 Mbd, a 7.6% increase equivalent to 55 Mbd, as compared to the same period in 2023. This change is mainly explained by higher process at the Madero and Salina Cruz refineries by 66 Mbd; Madero and 13 Mbd, respectively. The installed atmospheric distillation capacity of the NRS is 1,640 Mbd. With this processing level, the utilization of primary distillation capacity in the NRS averaged 45.9%, a 1.3 percentage points increase as compared to the fourth quarter of 2023. The refineries that recorded utilization rates above the system’s average were: Madero at 53.9%, Cadereyta at 48.2% and Salamanca at 46.0%. Petroleum Products Production In the fourth quarter of 2024, refined product production averaged 786 Mbd, a 6.5% increase or 48 Mbd as compared to the same period in 2023. The production basket consisted of 250 Mbd of gasoline, 172 Mbd of diesel, 38 Mbd of jet fuel, and 326 Mbd of other petroleum products and LPG. Compared to the same quarter in 2023, distilled product production increased by 73 Mbd, mainly at the Madero (+47 Mbpd) and Minatitlán (+17 Mbpd) refineries. Variable Refining Margin In the fourth quarter of 2024, the variable refining margin for the National Refining System (NRS) was USD 3.85 per barrel (USD/b), which is 7.38 USD/b higher than the value recorded in the same quarter of 2023. This increase was mainly due to higher crude oil prices. Additionally, improved operational performance in the NRS, with higher distilled product production, positively impacted this result. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 23 of 127 PEMEX Service Stations As of December 31, 2024, 7,266 service stations operate under the PEMEX Franchise, a 0.9% increase compared to those registered as of December 31, 2023. Of these stations, 7,221 are operated by third parties and 45 are owned by Pemex Industrial Transformation (self-consumption service stations). Additionally, 1,148 service stations operate under a brand sublicensing scheme, while 4,193 stations operated under brands other than PEMEX and are supplied both by PEMEX and direct imports. Natural Gas Processing and Production In the fourth quarter of 2024, wet gas processing averaged 2,278 MMcfd, an 8.5% or 211 MMcfd decrease as compared to the same quarter in 2023, due to lower wet gas availability in the Southeastern and Northern regions of Pemex Exploration and Production. Gas production averaged 1,760 MMcfd, a 7.1% or 135 MMcfd decrease as compared to the last quarter of 2023, mainly due to lower production at the Cactus gas processing complex. Similarly, the gas liquids production decreased by 9.7%, amounting to 148 Mbd, mainly due to lower production at the Cactus gas processing complex. In contrast, condensate processing averaged 8.7 Mbd, slightly higher by 100 bd compared to the last quarter of 2023. Petrochemicals Production In the fourth quarter of 2024, petrochemical production recorded 236 thousand tons (Mt), a 22.1% decrease as compared to the same period in 2023. This variation is mainly explained by the following factors:  other petrochemicals production decreased by 30.7%, mainly due to lower production of carbon dioxide at the Cosoleacaque petrochemical complex, caused by ammonia inventory accumulation;  methane derivatives production decreased by 28.1%, mainly due to lower ammonia production at 23.8 Mt. This is explained by the shutdown of the Ammonia VI plant at the Cosoleacaque petrochemical complex from October 17 to November 8, due to high product inventories. This shutdown was used for maintenance works, and since November 9, the plant has resumed continuous and stable ammonia production;  sulfur production decreased by 28.4% as result of the shutdown of sulfur recovery plant No. 1 at the Ciudad Pemex gas processing complex since April 2024. Major repairs are currently being carried out at sulfur recovery plants No. 1 at the Ciudad Pemex and Nuevo Pemex gas processing complexes; in contrast,  raw material for carbon black production increased by 135.8%, due to the reactivation of production at the Madero refinery and higher production at the Cadereyta refinery. Industrial Transformation 2024 Crude Oil Processing In 2024, crude oil processing at the NRS averaged 906 Mbd, a 14.3% increase as compared to 2023. The refineries with the highest processing levels in 2024 were Salina Cruz with 199 Mbd, Cadereyta with 143 Mbd, Salamanca with 128 Mbd, Minatitlán with 123 Mbd, and Madero with 113 Mbd. The average utilization of the primary distillation capacity of the NRS was 53.8%, an increase of 5.5 percentage points as compared to 2023. The refineries that registered utilization above the average were: Salina Cruz with 60.2%, Madero with 59.4%, and Tula with 55.9%. Petroleum Products Production Petroleum products production increased by 12.7% as compared to 2023, averaging 901 Mbd. The product basket was composed of 277 Mbd of gasoline, 180 Mbd of diesel, 33 Mbd of jet fuel, and 410 Mbd of other refined products and LPG. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 24 of 127 Distilled product production averaged 491 Mbd, 18.2% higher than in 2023, as a result of a better performance in five of the six refineries. Variable Margin In 2024, the variable refining margin of the NRS was 4.10 USD/b, a decrease of 6.93 USD/b compared to the value recorded in 2023. This variation is due to lower refined product prices in the Gulf Coast of Mexico throughout the year, compared to the stable behavior of crude oil prices on the annual average. Gas Processing and Production In 2024, wet gas processing averaged 2,319 MMcfd, a decrease of 314 MMcfd or 11.9% as compared to 2023, due to lower wet gas availability in the Southeastern and Northern regions of PEP. As a result, dry gas production averaged 1,824 MMcfd, a decrease of 237 MMcfd or 11.5% as compared to 2023, primarily due to lower gas production at the Cactus gas processing complex. Gas liquids production decreased by 14 Mbd, mainly at the Cactus gas processing complex, amounting to 152 Mbd. On the other hand, condensate processing averaged 11 Mbd, 400 barrels per day more than in 2023. Petrochemical Production By the end of 2024, cumulative petrochemical production totaled 1,039 Mt, a 2.4% decrease as compared to 2023. This variation is mainly explained by:  sulfur production decreased by 28.9%, due to lower sulfur production at the gas processing complexes. This result was partially offset by higher sulfur production at the National Refining System;  ethane derivative production decreased by 23.2%, mainly due to the shutdown of the Swing low-density polyethylene plant at the Morelos petrochemical complex during 2024. Currently, these issues are being addressed with the support of the plant's licensor to reactivate production;  raw material for carbon black production increased by 46.6%, mainly due to higher heavy crude processing at the Cadereyta refinery. Environmental, Social & Governance Criteria Environmental Carbon Dioxide Equivalent Emissions In the fourth quarter of 2024, carbon dioxide equivalent emissions were 13.5 million metric tons (MMt), an 8.2% decrease as compared to the same period in 2023. On an annual basis, the decrease was 6.6% with a total of 57 MMt. This decrease is mainly due to the progress in the implementation of energy efficiency and waste reduction projects, including the increase of associated gas transportation and compression capacity for its management, reinjection and sweetening of gas, as well as the continuation of major maintenance programs on compression systems in the Exploration and Production business. Sulfur Oxide Emissions Emissions of sulfur oxides were 375.2 Mt in 4Q24, a 26.2% increase as compared to the same period in 2023. On an annual cumulative basis, an increase of 23.8% is recorded, for a total of 1,354.7 Mt. This change is mainly due to the intermittent operation of sulfur recovery plants in gas processing complexes and a slight increase in acid gas flaring in gas production

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

processes. To reverse this result, PEMEX is considering significant investments for the rehabilitation of these facilities starting in the first half of 2025.

Water Reuse

In the fourth quarter of 2024, the water reuse index (reuse/use) increased by 15.2% and for the cumulative period from January to December 2024, by 14.8% as compared to the previous year. This improvement is attributed to the increase in water reuse due to the rehabilitation of the Madero refinery's wastewater treatment plant and the increase in reused water from the Monterrey Water and Drainage Services operating agency to the Cadereyta Refinery.

Initiatives to Reduce Atmospheric Emissions and adapt to Climate Change

Emissions Trading System

The work centers participating in the test phase of the Emissions Trading System have uploaded their verification reports and are preparing the delivery of rights corresponding to 2023 activities.

Greenhouse Gas (GHG) Emission Reductions in Pemex Transformación Industrial (PTRI)

Implementation of energy efficiency projects and increased use of LPG.

Gas Use

At the end of the quarter, Pemex Exploration and Production (PEP) made progress in implementing gas management and utilization projects, such as the closure of wells with high gas-to-oil ratios, the rehabilitation of boosters, the overhaul of compressors and transportation infrastructure for gas handling and operational flexibility. However, contingencies caused delays in the delivery of infrastructure, which, together with the start-up of new producing wells, interrupted the trend of GHG emission reduction in the fourth quarter of 2024.

Methane Emissions

We continued to implement leak detection and repair programs in marine infrastructure and facilities in the southeast of the country. As part of the technical cooperation agreement between the U.S. Environmental Protection Agency (EPA) and PEMEX, we analyzed the results of methane emission reduction opportunities and identified projects to be implemented in PEP and PTRI.

Adapting to Climate Change

Works continued on the climate risk analysis of the Matapionche, Arenque, Burgos, Cd. Pemex and Poza Rica CPGs, the Cangrejera CPQ and the Salamanca, Minatitlán, Tula and Cadereyta refineries.

Follow-up of the Critical Risks' Attention Program

As of December 31,2024, of the total inventory of 240 environmental risks, 55 risks have been addressed, 62 are in process, 77 have a work program for the following years and 46 are pending program assignment. Of the Priority 1 risks, 15 have been addressed, 19 are in process and 4 are planned for 2025.

To address the inventory of environmental risks, a total investment of MXN 15.73 billion has been estimated, which will contribute to the mitigation of impacts on soil, water and air.

Social

Industrial Safety and Occupational Health

Frequency Index

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PEMEX					Consolidated
Ticker:	PEMEX	Quarter:	4	Year:	2024

In 4Q24, the frequency index for PEMEX personnel continued its downward trend, reaching 0.20 accidents per million man-hours worked with exposure to risk, a decrease of 31%. Similarly, because of the reinforcement in the implementation of PEMEX's Health and Environmental Protection System (SSPA), by the end of 2024, this index for PEMEX personnel decreased by 22%, reaching 0.32 accidents per million man-hours worked with exposure to risk.

The distribution of accidents within PEMEX is: i) Pemex Industrial Transformation with 34 injured workers and six fatalities; ii) Pemex Exploration and Production with 26 injured workers; iii) Pemex corporate with 25 injured workers and two fatalities; and iv) Pemex Logistics with 16 injured workers.

Severity Index[2]

The severity index for PEMEX personnel also showed progress in the fourth quarter and accumulated at the end of 2024, recording 20 and 24 lost days per million man-hours worked with risk exposure, respectively. It is worth noting that the annual result represents a 20% improvement over the 30 days lost recorded in 2023.

In all moderate and severe events, Petróleos Mexicanos performs a root cause analysis (RCA) to identify the causes that originate them and define corrective actions to prevent recurrence. In very serious events, the analyses have been developed by independent investigators, which guarantees total transparency and allows the strengthening of the PEMEX SSPA System and accountability to stakeholders.

Safety Initiatives

During the fourth quarter, various safety initiatives were implemented, including second party audits in SSPA, work center consultations and accident prevention programs in low performing work centers. Health risk atlases were updated, occupational health diagnoses were prepared, and occupational health programs were implemented. Follow-up audits and inspection visits were carried out and safety alerts were issued (Salina Cruz sewage fire and Olmeca refinery fire).

Inventory of Safety and Reliability Risks

As of the end of 4Q24, 722 of the total risks inventory of 865 occupational safety risks had been addressed. The remaining 143 risks have a program for their definitive attention.

Currently, risks from each year of identification are being addressed simultaneously. A total investment of MXN 23.3 billion has been estimated for this inventory.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

Entidad	Donations (MXN million)	PROAs[1] (MXN million)	Investment 4Q24 (MXN million)
Chiapas	-	31.3	31.3
Estado de México	13.0	-	13.0
Guanajuato	8.6	1.8	10.4
Guerrero	12.6	-	12.6
Hidalgo	10.6	5.4	16.0
Michoacán	3.8	-	3.8
Nayarit	11.4	-	11.4
Nuevo León	55.8	24.4	80.2
Oaxaca	74.7	43.5	118.1
Puebla	20.3	-	20.3
SEMAR-Quintana Roo	8.0	-	8.0
Sonora	12.0	-	12.0
Tabasco	0.0	180.2	180.2
Tabasco-Oaxaca	0.0	0.9	0.9
Tamaulipas	8.7	41.7	50.3
Veracruz	0.0	39.3	39.3
Total	**239.4**	**368.4**	**607.8**

1.Programs, Works and Actions

It is worth noting that 90% of this investment was allocated to priority entities for the operation of the value chain of PEMEX and its subsidiary production companies (EPS). However, compared to the same period in 2023, social investment in the fourth quarter of 2014 registered a decrease of MXN 465.2 million.

Our strategic focus areas: Education and Sports, Infrastructure, Environmental Protection, Productive Projects, Health, Public Safety and Civil Protection, through which we implement programs, works and actions in the area of social responsibility; are linked to the objectives of the 2030 Agenda for Sustainable Development of the United Nations Organization, through which we promote the well-being and improvement of the quality of life of communities.

Among the programs, works and actions implemented during 4Q24, the following stand out:

Program Type	PROAs
Education (SDG 4, targets 4.1, 4.2, 4.a)	Enhancing the quality and accessibility of education in oil-producing communities. - Promoted youth talent in Guanajuato with equipment for creative incubators for visual arts, music and film. - Improved educational infrastructure in Oaxaca and built classrooms in Tabasco and Veracruz. - Strengthened recreational and sports facilities with playground equipment in Tabasco.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

Program Type	PROAs
Infrastructure (SDG 11, target 11.7)	Revitalizing public spaces and promoting safe, accessible areas. - Built multipurpose domes in municipalities in Veracruz and Oaxaca. These domes provide protected spaces for recreational, sports, and community activities. - Refurbished the Ejidal House of Asunción Ixtaltepec, Oaxaca. We improved its facilities to strengthen its community use. - Renovated the Social Hall in Tolosita, Oaxaca. We offered better conditions for local events and activities. - Renovated streets and roads in several municipalities in Tabasco and Oaxaca to improve connectivity and mobility. - Built curbs and sidewalks in six locations in Tabasco and Veracruz to strengthen road safety and pedestrian accessibility. - Rehabilitated 2,834 meters of sanitary drainage piping in the municipality of Cadereyta to ensure a more efficient sanitation system.
Health (SDG 3, targets 3.4 y 3.8)	Improve access to health services and medicines, contributing to the reduction of mortality from preventable diseases. - Our Mobile Medical Unit provides free healthcare in communities in Chiapas, Oaxaca, Tabasco, Tamaulipas, and Veracruz, offering essential health services. - The Mobile Medical Unit for Mastography operates in Chiapas and Tabasco, offering free breast cancer screening tests. - We delivered ambulances equipped with medical supplies in Veracruz, strengthening the emergency care system and facilitating the safe transfer of patients.
Public utilities (SDG 11 target 11.1)	Improving the provision of basic public services. - Delivered a fire truck in Tamaulipas, as well as garbage collection and compactor trucks. - Distributed civil protection kits in the Isthmus of Tehuantepec, Nuevo León and Tamaulipas. - Provided heavy machinery in Hidalgo and Oaxaca. - Provided patrols to security corporations in Tamaulipas and Oaxaca. - Installed LED lighting in Tabasco and Oaxaca, improving road safety and energy savings. - Supplied water tankers in Tamaulipas and Veracruz to ensure a steady water supply in areas with high demand.

In 2024, PEMEX's social investment in oil communities reached MXN 3,176 million. These resources were distributed in 48 donations of asphalt and fuels, with a value of MXN 1,670 million, and in the execution of 303 PROAs, which represented an investment of MXN 1,506 million. Compared to 2023, PEMEX's social investment increased by MXN 501 million, strengthening support for the communities where the company is present and reaffirming its commitment to the social and economic development of these regions.

Governance

In 4Q24, the implementation of the "Pemex Cumple" Compliance Program continued through its four axes, promoting the objectives of the 2023-2027 Business Plan, to foster a culture of compliance, prevent corruption risks and strengthen corporate ethics and integrity, with the following advances:

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 29 of 127 Training During the quarter, 5,187 employees were trained in the following courses: “Our Codes”, 935 employees; “Anti-Corruption Policy”, 1,481 employees; and “Conflict of Interest”, 2,771 employees. In the area of Transparency, Access to Information and Protection of Personal Data, a total of 5,823 training sessions were held. As a result, 56,122 workers were trained in “Pemex Complies” in 2024. Feasibility Opinions Issued Under Due Diligence In the Due Diligence System (SIDEDI), 636 Due Diligence (DD) processes were concluded and a total of 564 feasibility opinions were issued to enter into commercial agreements with third parties. Proactive Transparency, Corporate and Public Interest Transparency and Accountability In compliance with the Transparency, Open Government and Open Data Policy (PTGADA), in 4Q24, the Transparency Unit submitted to the Anti-Corruption and Good Governance Secretariat the link containing the results of the Follow-Up Report corresponding to the period from July 1, 2023 to June 30, 2024. Both PEMEX and its Subsidiary Productive Companies obtained scores of 100 in the three axes of the PTGADA. Project Management INAI is currently analyzing the applications for PEMEX's proactive transparency practices (APP PEMEX ASISTE and Institutional Database (eBDI), which were submitted last September. The application period was extended until December 18, 2024. Promotion of Compliance with Legal Provisions and Internal Regulations applicable to Transparency, Access to Information and Protection of Personal Data The monitoring of external regulatory changes that could impact PEMEX and its EPS was carried out, and the findings were notified to the areas involved. During the month of October, two massive events were held to disseminate the regulatory obligations regarding transparency, access to information, protection of personal data and open government, in order to strengthen the culture of compliance in these matters. Supervision and Attention to the Delays in Compliance with the Quarterly Uploading of PEMEX And EPS Obligations to INAI's National Transparency Platform In October 2024, the information corresponding to the third quarter was uploaded to the Transparency Obligations Portal System (SIPOT) of 2024. At the end of December 2024, the total of both main and secondary records currently generated in the SIPOT amounted to 15,260,974 in the General Law of Transparency and Access to Public Information (LGTAIP) and 2,068,344 in the Federal Law of Transparency and Access to Public Information (LFTAIP). In the months of November and December, the letters for updating the fourth quarter and second half of 2024 were sent to the areas, in which, as a continuous measure, communication was maintained with the areas so that the purification of information could be carried out, in order to maintain in the SIPOT the information indicated in the conservation periods provided for in the General and Federal Technical Guidelines, the protection of personal data, the reserved and confidential information of those documents that do so. require. As a complement to the general training on SIPOT, staff from the Sub-Management of Transparency and Protection of Personal Data provided 518 advice and specific training on the subject to users who required it due to the management of SIPOT or the mobility of personnel. (1) Refers to the number of accidents with incapacitating injuries per million man-hours worked (MMhh) with risk exposure during the relevant period. An incapacitating injury is an injury, functional damage or death that is caused, either immediately or subsequently, by a sudden event at work or during work-related activities. Man-hours worked with risk exposure represent the number of hours worked by all personnel, including overtime hours. (2) Refers to the total number of days lost per million man-hours worked with risk exposure during the relevant period. The number of days lost is based on medical leaves of absence for injuries stemming from accidents at work, plus the number of corresponding days on which compensation is paid for partial or total disability or death. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 30 of 127 Financial position, liquidity and capital resources [text block] Financial Summary Revenues Total sales and service revenues increased 2.6% to Ps. 436.6 billion in 4Q24. This increase was due to higher gasoline prices, as well as a higher volume of refined products exported, although offset by a decrease in crude oil volumes and an appreciation of the U.S. dollar against the peso. Cost of Sales Cost of sales increased 23.2%, mainly due to higher impairment of fixed assets, increases in operating expenses, extraction rights, conservation and maintenance, inventory variations, and consolidation of subsidiaries. This increase was partially offset by lower purchases of products for resale and a decrease in well amortization. Taxes and Duties During 4Q24, taxes and duties were Ps. 45.7 billion, a decrease from Ps. 53.9 billion in 4Q23. This is due to lower deferred taxes, offset by an increase in profit sharing duty (DUC) due to a tax credit in 2023 and a reduction in the tax rate from 40% to 30%. Therefore, DUC increased by 523.1% compared to 4Q23. Net Income During 4Q24, PEMEX recorded a net loss of Ps. 190.5 billion, compared to a net income of Ps. 5.1 billion in 4Q23. The main factors were increases in cost of sales, impairment of fixed assets, other expenses, derivative financial instrument costs and foreign exchange loss. These increases were partially offset by higher sales, increase in other income and a decrease in taxes and duties. The foreign exchange loss was due to the depreciation of the peso against the U.S. dollar, and derivative financial instrument costs increased due to changes in the fair value of certain instruments. Financial Debt Total financial debt decreased by 10.3% compared to the end of 2023, mainly due to the objective of maintaining a net indebtedness close to zero and the support from the Federal Government. As of December 31, 2024, the exchange rate was Ps. 20.2683 to U.S. $ 1.00, so financial debt recorded a balance of Ps. 1,978.8 billion or U.S. $ 97.6 billion. Financial Resources PEMEX has revolving credit lines for liquidity management of up to U.S. $ 5.9 billion and Ps. 20.5 billion. At December 31, 2024, U.S. $ 230 million were available. EBITDA EBITDA in 4Q24 was Ps. 14.6 billion. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 31 of 127 Budget Investment Activities In 2024, a budget investment of Ps. 370.6 billion was made, which represents 100% of the 2024 budget. Consolidated Income Statement from October 1 to December 31, 2024 Total Sales Total sales and service revenues amounted to Ps. 436.6 billion, an increase of 2.6%, compared to the fourth quarter of 2024. This was mainly due to:  An increase in the value of domestic sales of 3.0%, mainly explained by higher gasoline prices compared to 4Q23.  a slight increase in the value of export sales of 1.9%, mainly due to a higher traded volume of refined products, offset by a decrease in the volume of crude oil and an appreciation in the average exchange rate of the dollar against the peso. Cost of Sales Cost of sales increased 23.2% including the effect of fixed asset impairment. This increase is mainly explained by: i) a higher fixed asset impairment of Ps. 2.9 billion in 4Q24 compared to a reversal of impairment of Ps. 45.4 billion in 4Q23; ii) an increase of Ps. 25.6 billion in operating expenses mainly in taxes and duties and materials and spare parts; iii) an increase in mining rights of Ps. 14.4 billion; iv) an increase in maintenance and upkeep of Ps. 4.4 billion; and v) an increase in inventories variation of Ps. 26.3; vi) an increase in the net effect of consolidation of subsidiary companies of Ps. 13.2 billion; offset by vii) lower purchases of products for resale of Ps. 43.5 billion, due to a decrease in the volume of Magna gasoline and diesel; and viii) a decrease of Ps. 12.0 billion in amortization of wells. Taxes and Duties During 4Q24, a total tax and duties charge of Ps. 45.7 billion was recorded, compared to a charge of Ps. 53.9 billion in 4Q23, the decrease is mainly due to a lower amount recognized for deferred taxes of Ps. 43. 1 billion, offset by an increase in the profit sharing duty (DUC) due to the application of the tax incentive in the decree dated February 13, 2024, which grants a tax credit of 100% of the amount corresponding to the provisional DUC payments for the months of October, November and December 2023, and the decrease in the rate of such tax from 40% in 2023 to 30% in 2024. In this sense, the DUC increased by 523.1% compared to 4Q23. Evolution of Net Income During 4Q24, PEMEX recorded a net loss of Ps. 190.5 billion, compared to a net income of Ps. 5.1 billion in 4Q23. The main factors contributing to this variation were: i) an increase in cost of sales; ii) an increase in impairment of fixed assets; iii) an increase in other expenses; iv) an increase in cost of derivative financial instruments; v) an increase in foreign exchange loss; offset by vi) an increase in sales, vii) an increase in other income and viii) a decrease in taxes and duties. A foreign exchange loss of Ps. 48.0 billion was recorded in 4Q24, compared to a foreign exchange gain of Ps. 55.2 billion in 4Q23. This variation was due to a depreciation of the Mexican peso against the US dollar in 4Q24 compared to an appreciation of the Mexican peso against the US dollar in the same period of the previous year. The exchange rate went from Ps. 19.6290 per U.S. $ 1.00 as of September 30, 2024, to Ps. 20.2683 per U.S. $ 1.00 as of December 31, 2024, representing a variation of 3.3%. The cost for derivative financial instruments of Ps. 14.3 billion was recorded in 4Q24, compared to a yield of Ps. 7.3 billion in 4Q23. This variation is mainly explained by the effect of the fair value of cross-currency swaps, currency options and crude oil options. Additionally, an impairment of fixed assets of Ps. 3.0 billion was recognized in 4Q24 compared to a reversal of impairment of Ps. 45.4 billion in the same period of the previous year. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 32 of 127 Comprehensive Income (loss) In 4Q24, a comprehensive loss of Ps. 106.7 billion was recorded, mainly as a result of the net loss of Ps. 190.5 billion, the effects of actuarial gains of Ps. 65.7 billion and positive translation effects of Ps. 18.1 billion as a consequence of the depreciation of the peso against the US dollar in 4Q24. Statement of Financial Position as of December 31, 2024 Working Capital As of December 31, 2024, negative working capital was Ps. 750.6 billion, compared to negative working capital of Ps. 585.2 billion as of December 31, 2023. This increase of Ps. 165.4 billion was mainly due to:  an increase in cash and cash equivalents and customers of Ps. 52.9 billion.  a Ps. 52.0 billion decrease in short-term debt of Ps. 52.0 billion  a Ps. 64.5 billion decrease in taxes and duties payable;  a decrease of Ps. 9.8 billion in accounts payable and accrued expenses; offset by:  a decrease of Ps. 88.5 billion in other non-financial receivables;  a decrease in inventories of Ps. 24.8 billion;  a decrease in Federal Government bonds of Ps. 13.9 billion.  an increase in suppliers of Ps. 137.9 billion; and  an increase in derivative financial instruments of Ps. 72.5 billion. Debt Financial Resources As of December 31, 2024, Petróleos Mexicanos, its productive subsidiaries and subsidiaries carried out financing activities (including short-term bank loans) for a total of Ps. 1,056.5 billion (U.S. $ 52.1 billion). Total repayments recorded were Ps. 1,149.0 billion (U.S. $ 56.7 billion). Approximately 82% of the debt is denominated in currencies other than the peso, mainly in U.S. $, and for recording purposes is translated to Ps. at the closing exchange rate Financing Activities In line with the Business Plan of Petróleos Mexicanos and its Subsidiary Productive Companies 2023-2027, we continue with the strategy of convergence to zero net indebtedness.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 33 of 127 Financial Market Operations In the fourth quarter of 2024, PEMEX completed the following financial operations: Date Financial instrument Amount (Billion) Maturity October 28, 2024 Credit contract Ps. 5.0 October 2026 November 29, 2024 Amendment agreement Ps. 2.5 November 2025 December 6, 2024 Amendment agreement U.S. $ 5.3 July 2026 December 19, 2024 Credit contract Ps. 5.8 December 2026 December 20, 2024 Credit contract U.S. $ 0.5 March 2026 December 23, 2024 Credit contract U.S. $ 0.2 March 2026 December 24, 2024 Credit contract U.S. $ 0.4 December 2025 Budget Investment Activities 2024 Exercise For the 2024 fiscal year, an approved budget of Ps. 370.6 billion (U.S. $ 20.6 billion[1]) has been allocated to budgetary investment activities. As of December 31, 2024, Ps.370.6 billion (U.S. $ 20.2 billion[2]) had been exercised, representing 100.0% of the approved budget. The budget investment programmed for 2024 and the amount spent as of December 31, 2024, was allocated as follows: EPS 2024 Budget (Ps. billion) Exercise 2024 (Ps. billion) Exploration and Production[3] 288.8 288.8 Industrial Transformation 75.3 75.3 Logistics 5.2 5.2 Corporate 1.3 1.3 Total 370.6 370.6 Budgetary investment has been oriented to support the extraction of hydrocarbons and their processing in refineries to produce petroleum products and gas liquids. In Pemex Exploration and Production, resources continue to be channeled to accelerate the entry into operation of fields in new developments, which have made it possible to offset the decline of mature fields. Likewise, investments continue in the Refinery Rehabilitation Plan to increase operational reliability and the crude oil processing for the commercialization of petroleum products in the domestic market. As of December 31, 2024, the following capital contributions have been made to subsidiary companies: Ps. 42.7 billion for the new Olmeca refinery in Dos Bocas, as well as Ps. 3.4 billion for the capitalization of subsidiaries in the fertilizer business line and Ps. 0.3 billion for Gas Bienestar and Gasolinas Bienestar. FORWARD-LOOKING STATEMENT AND CAUTIONARY NOTE Variations Cumulative and quarterly variations are calculated comparing the period with the realized one of the previous year; unless specified otherwise. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 34 of 127 Rounding Numbers may not total due to rounding. Financial Information Excluding budgetary and volumetric information, the financial information included in this report and the annexes hereto is based on consolidated financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), which PEMEX has adopted effective January 1, 2012. For more information regarding the transition to IFRS, see Note 23 to the consolidated financial statements included in Petróleos Mexicanos’ 2012 Form 20-F filed with the Securities and Exchange Commission (SEC) and its Annual Report filed with the Comisión Nacional Bancaria y de Valores (CNBV). EBITDA is a non-IFRS measure. A reconciliation of EBITDA to operating income is shown in Table 33 of the annexes to the quarterly results report as of December 31, 2023. Budgetary information is based on standards from Mexican governmental accounting; therefore, it does not include information from the subsidiary companies or affiliates of Petróleos Mexicanos. It is important to mention that PEMEX’s current financing agreements do not include financial covenants or events of default that would be triggered as a result of PEMEX having negative equity. Methodology The methodology of the information disclosed may change in order to enhance its quality and usefulness, and/or to comply with international standards and best practices. Foreign Exchange Conversions Convenience translations into U.S. dollars of amounts in Mexican pesos have been made at the exchange rate at close for the corresponding period, unless otherwise noted. Due to market volatility, the difference between the average exchange rate, the exchange rate at close and the spot exchange rate, or any other exchange rate used could be material. Such translations should not be construed as a representation that the Mexican peso amounts have been or could be converted into U.S. dollars at the foregoing or any other rate. It is important to note that PEMEX maintains its consolidated financial statements and accounting records in pesos. As of December 31, 2024, the exchange rate of Ps. 20.2683 = U.S. $1.00 is used. Fiscal Regime Beginning January 1, 2015, Petróleos Mexicanos’ fiscal regime is governed by the Ley de Ingresos sobre Hidrocarburos (Hydrocarbons Revenue Law). From January 1, 2006 and to December 31, 2014, PEP was subject to a fiscal regime governed by the Federal Duties Law, while the tax regimes of the other Subsidiary Entities were governed by the Federal Revenue Law. On April 18, 2016, a decree was published in the Official Gazette of the Federation that allows assignment operators to choose between two schemes to calculate the cap on permitted deductions applicable to the Profit-Sharing Duty: (i) the scheme established within the Hydrocarbons Revenue Law, based on a percentage of the value of extracted hydrocarbons; or (ii) the scheme proposed by the SHCP, calculated upon established fixed fees, U.S. $6.1 for shallow water fields and U.S. $8.3 for onshore fields. The Special Tax on Production and Services (IEPS) applicable to automotive gasoline and diesel is established in the Production and Services Special Tax Law “Ley del Impuesto Especial sobre Producción y Servicios”. As an intermediary between the Ministry of Finance and Public Credit (SHCP) and the final consumer, PEMEX retains the amount of the IEPS and transfers it to the Mexican Government. In 2016, the SHCP published a decree trough which it modified the calculation of the IEPS, based on the past five months of international reference price quotes for gasoline and diesel. From January 1 2016, and until December 31, 2017, the SHCP established monthly fixed maximum prices of gasoline and diesel based on the following: maximum prices were referenced to prices in the U.S. Gulf Coast, plus a margin that includes retails, freight, transportation, quality adjustment and management costs, plus the applicable IEPS to automotive fuel, plus other PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 35 of 127 concepts (IEPS tax on fossil fuel, established quotas on the IEPS Law and value added tax). As of January 1, 2018, gasoline and diesel prices are determined by the free market. PEMEX’s “producer price” is calculated in reference to that of an efficient refinery operating in the Gulf of Mexico. Until December 31, 2017, the Mexican Government is authorized to continue issuing pricing decrees to regulate the maximum prices for the retail sale of gasoline and diesel fuel, taking into account transportation costs between regions, inflation and the volatility of international fuel prices, among other factors. Beginning in 2018, the prices of gasoline and diesel fuel will be freely determined by market conditions. However, the Federal Commission for Economic Competition, based on the existence of effective competitive conditions, has the authority to declare that prices of gasoline and diesel fuel are to be freely determined by market conditions before 2018. Production-sharing In accordance with Production-sharing Agreements signed by Petróleos Mexicanos, due to its participation in bidding rounds organized by the National Hydrocarbons Commission (CNH), in addition to the migration of blocks, Petróleos Mexicanos will disclose only its share of production for blocks Ek-Balam, Block 2 Tampico-Misantla (Round 2.1), Block 8 Southeastern Basins (Round 2.1), Santuario, Misión, Block 16 Tampico-Misantla-Veracruz (Round 3.1), Block 17 Tampico-Misantla-Veracruz (Round 3.1), Block 18 Tampico-Misantla-Veracruz (Round 3.1), Block 29 Southeastern Offshore Basins (Round 3.1), Block 32 Southeastern Basins Marino (Round 3.1), Block 33 Southeastern Offshore Basins (Round 3.1) y Block 35 Southeastern Offshore Basins (Round 3.1). Hydrocarbon Reserves In accordance with the Hydrocarbons Law, published in the Official Gazette of the Federation on August 11, 2014, the National Hydrocarbons Commission (CNH) will establish and will manage the National Hydrocarbons Information Center, comprised by a system to obtain, safeguard, manage, use, analyze, keep updated and publish information and statistics related; which includes estimations, valuation studies and certifications. On August 13, 2015, the CNH published the Guidelines that govern the valuation and certification of Mexico’s reserves and the related contingency resources. Effective January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Nevertheless, any description of probable or possible reserves included herein may not meet the recoverability thresholds established by the SEC in its definitions. Investors are urged to consider closely the disclosure in PEMEX’s Form 20-F and its Annual Report to the CNBV and SEC, available at http://www.pemex.com/. Forward-looking Statements This document contains forward-looking statements. There may also be written or oral forward-looking statements in PEMEX’s periodic reports to the CNBV and the SEC, in its annual reports, in its offering circulars and prospectuses, in press releases and other written materials and in oral statements made by PEMEX’s officers, directors or employees to third parties. PEMEX may include forward-looking statements that address, among other things, their: - exploration and production activities, including drilling; - activities relating to import, export, refining, petrochemicals and transportation, storage and distribution of petroleum, natural gas and oil products; - activities relating to their lines of business, including the generation of electricity; - projected and targeted capital expenditures and other costs, commitments and revenues; - liquidity and sources of funding, including their ability to continue operating as a going concern; - strategic alliances with other companies; and - the monetization of certain of their assets. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 36 of 127 Actual results could differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond PEMEX’s control. These factors include, but are not limited to: - changes in international crude oil and natural gas prices; - effects on the company from competition, including on PEMEX’s ability to hire and retain skilled personnel; - limitations on their access to sources of financing on competitive terms; - their ability to find, acquire or gain access to additional reserves and to develop the reserves that PEMEX obtains successfully; - uncertainties inherent in making estimates of oil and gas reserves, including recently discovered oil and gas reserves; - technical difficulties; - significant developments in the global economy; - significant economic or political developments in Mexico; - developments affecting the energy sector; and - changes in PEMEX’s legal regime or regulatory environment, including tax and environmental regulations. Accordingly, readers should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of their dates, and PEMEX undertakes no obligation to update or revise any of them, whether as a result of new information, future events or otherwise. These risks and uncertainties are more fully detailed in PEMEX’s most recent Annual Report filed with the CNBV and available through the Mexican Stock Exchange (http://www.bmv.com.mx/) and PEMEX’s most recent Form 20-F filing filed with the SEC (http://www.sec.gov/). These factors could cause actual results to differ materially from those contained in any forward-looking statement. ACCRONYMS USED IN THIS DOCUMENT Thousand barrels per day (Mbd) Million barrels (MMb) Million barrels of oil equivalent (MMboe) Million barrels of oil equivalent per day (MMboed) Million cubic feet per day (MMcfd) Thousand tons (Mt) Million tons (MMt) Dollars of the United States of America (U.S. $) Mexican pesos (Ps.) Meters (m) Kilometers (km) Square kilometers (km2) [1] The exchange conversion from Ps. to U.S. $ was made at the average annual exchange rate of the last February 2025 budget adjustment Ps. 20.6475 = U.S. $ 1.00. [2] The exchange rate conversion from Ps. to U.S. $ was made at the average exchange rate from January 1 to December 31, 2024, Ps. 18.3187 = U.S. $ 1.00. [3] Exploration investment totaled Ps. 47.9 billion in 4Q24 compared to Ps. 48.9 billion in 4Q23.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

Internal control [text block]

The information related to internal control has not had any changes with respect to the last annual information.

Disclosure of critical performance measures and indicators that management uses to evaluate entity's performance against stated objectives [text block]

Key Indicators

Indicator Group			Change	
	4Q23	4Q24	%	Amount
Mexican Mix (U.S. $/b)	74.79	65.04	(13.0)	(9.75)
Gasoline reference price (U.S. $/b)	97.81	88.74	(9.3)	(9.07)
Diesel reference price (U.S. $/b))	118.80	93.60	(21.2)	(25.20)
LPG price by Decree (Ps./kilo)	8.66	10.92	(26.1)	2.26
International reference LPG (Ps./kilo)	6.70	8.86	(32.3)	2.17
Natural gas (Henry Hub) (U.S. $/MMBtu)	2.74	2.47	(10.0)	(0.27)
Ps. per U.S. $	16.9220	20.2683	19.8	3.35

Indicator Group	4Q23	4Q24
Net Income (Loss) / Total Sales	0.13	0.10
Income (loss) before Taxes and Duties / Total Sales	0.14	(0.33)
Taxes and Duties / Total Sales	0.13	0.10
Net Income (Loss) / Equity	(0.03)	(0.02)
(Loss) income before Taxes and Duties / Total Assets	0.03	(0.061)
Net (Loss) Income / Total Assets	0.02	0.02

37 of 127

PEMEX Consolidated

Ticker: PEMEX Quarter: 4 Year: 2024

[110000] General information about financial statements

Ticker:	PEMEX
Period covered by financial statements:	2024-01-01 al 2024-12-31
Date of end of reporting period:	2024-12-31
Name of reporting entity or other means of identification:	PEMEX
Description of presentation currency:	MXN
Level of rounding used in financial statements:	MILES
Consolidated:	Yes
Number of quarter:	4
Type of issuer:	ICS
Explanation of change in name of reporting entity or other means of identification from end of preceding reporting period:	
Description of nature of financial statements:	

Disclosure of general information about financial statements [text block]

Follow-up of analysis [text block]

38 of 127

PEMEX Consolidated

Ticker: PEMEX Quarter: 4 Year: 2024

[210000] Statement of financial position, current/non-current

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Statement of financial position [abstract]		
Assets [abstract]		
Current assets [abstract]		
Cash and cash equivalents	104,362,284,000	68,747,376,000
Trade and other current receivables	238,531,298,000	315,361,236,000
Current tax assets, current	0	0
Other current financial assets	23,943,990,000	38,563,698,000
Current inventories	87,253,966,000	112,035,992,000
Current biological assets	0	0
Other current non-financial assets	4,298,033,000	3,832,444,000
Total current assets other than non-current assets or disposal groups classified as held for sale or as held for distribution to owners	458,389,571,000	538,540,746,000
Non-current assets or disposal groups classified as held for sale or as held for distribution to owners	0	0
Total current assets	458,389,571,000	538,540,746,000
Non-current assets [abstract]		
Trade and other non-current receivables	1,021,778,000	1,179,706,000
Current tax assets, non-current	0	0
Non-current inventories	0	0
Non-current biological assets	0	0
Other non-current financial assets	21,135,321,000	35,495,104,000
Investments accounted for using equity method	0	0
Investments in subsidiaries, joint ventures and associates	2,630,979,000	1,854,803,000
Property, plant and equipment	1,649,433,895,000	1,482,322,166,000
Investment property	0	0
Right-of-use assets that do not meet definition of investment property	41,964,533,000	43,203,180,000
Goodwill	0	0
Intangible assets other than goodwill	17,231,368,000	20,350,819,000
Deferred tax assets	159,079,976,000	169,914,720,000
Other non-current non-financial assets	10,443,822,000	10,614,092,000
Total non-current assets	1,902,941,672,000	1,764,934,590,000
Total assets	2,361,331,243,000	2,303,475,336,000
Equity and liabilities [abstract]		
Liabilities [abstract]		
Current liabilities [abstract]		
Trade and other current payables	506,153,003,000	368,345,849,000
Current tax liabilities, current	85,520,356,000	150,004,749,000
Other current financial liabilities	534,209,530,000	513,716,556,000
Current lease liabilities	9,254,118,000	8,003,743,000
Other current non-financial liabilities	73,861,625,000	83,646,764,000
Current provisions [abstract]		
Current provisions for employee benefits	0	0
Other current provisions	0	0
Total current provisions	0	0
Total current liabilities other than liabilities included in disposal groups classified as held for sale	1,208,998,632,000	1,123,717,661,000
Liabilities included in disposal groups classified as held for sale	0	0
Total current liabilities	1,208,998,632,000	1,123,717,661,000
Non-current liabilities [abstract]		
Trade and other non-current payables	0	0
Current tax liabilities, non-current	0	0

39 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Other non-current financial liabilities	1,553,588,073,000	1,317,248,763,000
Non-current lease liabilities	37,571,147,000	33,844,590,000
Other non-current non-financial liabilities	17,692,460,000	13,075,178,000
Non-current provisions [abstract]		
Non-current provisions for employee benefits	1,232,553,737,000	1,372,459,213,000
Other non-current provisions	137,208,984,000	83,310,554,000
Total non-current provisions	1,369,762,721,000	1,455,769,767,000
Deferred tax liabilities	13,601,504,000	12,798,187,000
Total non-current liabilities	2,992,215,905,000	2,832,736,485,000
Total liabilities	4,201,214,537,000	3,956,454,146,000
Equity [abstract]		
Issued capital	1,419,447,057,000	1,262,938,007,000
Share premium	0	0
Treasury shares	0	0
Retained earnings	(3,528,912,175,000)	(2,908,487,173,000)
Other reserves	269,865,198,000	(7,313,005,000)
Total equity attributable to owners of parent	(1,839,599,920,000)	(1,652,862,171,000)
Non-controlling interests	(283,374,000)	(116,639,000)
Total equity	(1,839,883,294,000)	(1,652,978,810,000)
Total equity and liabilities	2,361,331,243,000	2,303,475,336,000

40 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

[310000] Statement of comprehensive income, profit or loss, by function of expense

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31	Quarter Current Year 2024-10-01 - 2024-12-31	Quarter Previous Year 2023-10-01 - 2023-12-31
Profit or loss [abstract]				
Profit (loss) [abstract]				
Revenue	1,678,181,236,000	1,719,937,618,000	436,632,792,000	425,532,520,000
Cost of sales	1,496,559,991,000	1,409,471,307,000	412,522,810,000	334,708,103,000
Gross profit	181,621,245,000	310,466,311,000	24,109,982,000	90,824,417,000
Distribution costs	22,220,076,000	15,792,233,000	10,957,665,000	7,169,420,000
Administrative expenses	179,013,377,000	170,116,531,000	50,996,130,000	50,102,195,000
Other income	18,642,447,000	15,635,955,000	6,729,205,000	526,496,000
Other expense	14,696,395,000	17,242,136,000	10,105,135,000	(717,212,000)
Profit (loss) from operating activities	(15,666,156,000)	122,951,366,000	(41,219,743,000)	34,796,510,000
Finance income	15,669,803,000	256,961,645,000	3,399,812,000	64,993,582,000
Finance costs	490,820,161,000	152,171,381,000	107,417,175,000	40,884,857,000
Share of profit (loss) of associates and joint ventures accounted for using equity method	901,333,000	409,315,000	479,494,000	89,139,000
Profit (loss) before tax	(489,915,181,000)	228,150,945,000	(144,757,612,000)	58,994,374,000
Tax income (expense)	130,690,063,000	219,999,281,000	45,744,874,000	53,867,507,000
Profit (loss) from continuing operations	(620,605,244,000)	8,151,664,000	(190,502,486,000)	5,126,867,000
Profit (loss) from discontinued operations	0	0	0	0
Profit (loss)	(620,605,244,000)	8,151,664,000	(190,502,486,000)	5,126,867,000
Profit (loss), attributable to [abstract]				
Profit (loss), attributable to owners of parent	(620,425,002,000)	8,106,714,000	(190,470,604,000)	5,050,172,000
Profit (loss), attributable to non-controlling interests	(180,242,000)	44,950,000	(31,882,000)	76,695,000
Earnings per share [text block]				
Earnings per share [abstract]				
Earnings per share [line items]				
Basic earnings per share [abstract]				
Basic earnings (loss) per share from continuing operations	0	0	0	0
Basic earnings (loss) per share from discontinued operations	0	0	0	0
Total basic earnings (loss) per share	0	0	0	0
Diluted earnings per share [abstract]				
Diluted earnings (loss) per share from continuing operations	0	0	0	0
Diluted earnings (loss) per share from discontinued operations	0	0	0	0
Total diluted earnings (loss) per share	0	0	0	0

41 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

[410000] Statement of comprehensive income, OCI components presented net of tax

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31	Quarter Current Year 2024-10-01 - 2024-12-31	Quarter Previous Year 2023-10-01 - 2023-12-31
Statement of comprehensive income [abstract]				
Profit (loss)	(620,605,244,000)	8,151,664,000	(190,502,486,000)	5,126,867,000
Other comprehensive income [abstract]				
Components of other comprehensive income that will not be reclassified to profit or loss, net of tax [abstract]				
Other comprehensive income, net of tax, gains (losses) from investments in equity instruments	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on revaluation	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on remeasurements of defined benefit plans	186,821,565,000	(4,931,136,000)	65,743,496,000	(130,410,573,000)
Other comprehensive income, net of tax, change in fair value of financial liability attributable to change in credit risk of liability	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on hedging instruments that hedge investments in equity instruments	0	0	0	0
Share of other comprehensive income of associates and joint ventures accounted for using equity method that will not be reclassified to profit or loss, net of tax	0	0	0	0
Total other comprehensive income that will not be reclassified to profit or loss, net of tax	186,821,565,000	(4,931,136,000)	65,743,496,000	(130,410,573,000)
Components of other comprehensive income that will be reclassified to profit or loss, net of tax [abstract]				
Exchange differences on translation [abstract]				
Gains (losses) on exchange differences on translation, net of tax	90,370,145,000	(53,992,236,000)	18,057,402,000	(12,157,132,000)
Reclassification adjustments on exchange differences on translation, net of tax	0	0	0	0
Other comprehensive income, net of tax, exchange differences on translation	90,370,145,000	(53,992,236,000)	18,057,402,000	(12,157,132,000)
Available-for-sale financial assets [abstract]				
Gains (losses) on remeasuring available-for-sale financial assets, net of tax	0	0	0	0
Reclassification adjustments on available-for-sale financial assets, net of tax	0	0	0	0
Other comprehensive income, net of tax, available-for-sale financial assets	0	0	0	0
Cash flow hedges [abstract]				
Gains (losses) on cash flow hedges, net of tax	0	0	0	0
Reclassification adjustments on cash flow hedges, net of tax	0	0	0	0
Amounts removed from equity and included in carrying amount of non-financial asset (liability) whose acquisition or incurrence was hedged highly probable forecast transaction, net of tax	0	0	0	0
Other comprehensive income, net of tax, cash flow hedges	0	0	0	0
Hedges of net investment in foreign operations [abstract]				
Gains (losses) on hedges of net investments in foreign operations, net of tax	0	0	0	0
Reclassification adjustments on hedges of net investments in foreign operations, net of tax	0	0	0	0
Other comprehensive income, net of tax, hedges of net investments in foreign operations	0	0	0	0
Change in value of time value of options [abstract]				
Gains (losses) on change in value of time value of options, net of tax	0	0	0	0
Reclassification adjustments on change in value of time value of options, net of tax	0	0	0	0
Other comprehensive income, net of tax, change in value of time value of options	0	0	0	0
Change in value of forward elements of forward contracts [abstract]				
Gains (losses) on change in value of forward elements of forward contracts,	0	0	0	0

42 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31	Quarter Current Year 2024-10-01 - 2024-12-31	Quarter Previous Year 2023-10-01 - 2023-12-31
net of tax				
Reclassification adjustments on change in value of forward elements of forward contracts, net of tax	0	0	0	0
Other comprehensive income, net of tax, change in value of forward elements of forward contracts	0	0	0	0
Change in value of foreign currency basis spreads [abstract]				
Gains (losses) on change in value of foreign currency basis spreads, net of tax	0	0	0	0
Reclassification adjustments on change in value of foreign currency basis spreads, net of tax	0	0	0	0
Other comprehensive income, net of tax, change in value of foreign currency basis spreads	0	0	0	0
Financial assets measured at fair value through other comprehensive income [abstract]				
Gains (losses) on financial assets measured at fair value through other comprehensive income, net of tax	0	0	0	0
Reclassification adjustments on financial assets measured at fair value through other comprehensive income, net of tax	0	0	0	0
Amounts removed from equity and adjusted against fair value of financial assets on reclassification out of fair value through other comprehensive income measurement category, net of tax	0	0	0	0
Other comprehensive income, net of tax, financial assets measured at fair value through other comprehensive income	0	0	0	0
Share of other comprehensive income of associates and joint ventures accounted for using equity method that will be reclassified to profit or loss, net of tax	0	0	0	0
Total other comprehensive income that will be reclassified to profit or loss, net of tax	90,370,145,000	(53,992,236,000)	18,057,402,000	(12,157,132,000)
Total other comprehensive income	277,191,710,000	(58,923,372,000)	83,800,898,000	(142,567,705,000)
Total comprehensive income	(343,413,534,000)	(50,771,708,000)	(106,701,588,000)	(137,440,838,000)
Comprehensive income attributable to [abstract]				
Comprehensive income, attributable to owners of parent	(343,246,799,000)	(50,943,679,000)	(106,673,883,000)	(137,513,672,000)
Comprehensive income, attributable to non-controlling interests	(166,735,000)	171,971,000	(27,705,000)	72,834,000

43 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

[520000] Statement of cash flows, indirect method

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31
Statement of cash flows [abstract]		
Cash flows from (used in) operating activities [abstract]		
Profit (loss)	(620,605,244,000)	8,151,664,000
Adjustments to reconcile profit (loss) [abstract]		
+ Discontinued operations	0	0
+ Adjustments for income tax expense	(60,885,352,000)	87,427,310,000
+ (-) Adjustments for finance costs	0	0
+ Adjustments for depreciation and amortisation expense	153,942,841,000	144,041,743,000
+ Adjustments for impairment loss (reversal of impairment loss) recognised in profit or loss	54,799,401,000	28,797,518,000
+ Adjustments for provisions	66,790,506,000	64,914,245,000
+ (-) Adjustments for unrealised foreign exchange losses (gains)	279,417,743,000	(221,771,870,000)
+ Adjustments for share-based payments	0	0
+ (-) Adjustments for fair value losses (gains)	0	0
- Adjustments for undistributed profits of associates	0	0
+ (-) Adjustments for losses (gains) on disposal of non-current assets	0	0
+ Participation in associates and joint ventures	(901,333,000)	(409,315,000)
+ (-) Adjustments for decrease (increase) in inventories	28,335,818,000	(73,915,000)
+ (-) Adjustments for decrease (increase) in trade accounts receivable	80,790,943,000	(35,840,592,000)
+ (-) Adjustments for decrease (increase) in other operating receivables	73,199,932,000	17,082,089,000
+ (-) Adjustments for increase (decrease) in trade accounts payable	89,178,847,000	42,479,138,000
+ (-) Adjustments for increase (decrease) in other operating payables	(9,785,139,000)	1,838,338,000
+ Other adjustments for non-cash items	0	0
+ Other adjustments for which cash effects are investing or financing cash flow	0	0
+ Straight-line rent adjustment	0	0
+ Amortization of lease fees	0	0
+ Setting property values	0	0
+ (-) Other adjustments to reconcile profit (loss)	42,961,230,000	41,348,189,000
+ (-) Total adjustments to reconcile profit (loss)	797,845,437,000	169,832,878,000
Net cash flows from (used in) operations	177,240,193,000	177,984,542,000
- Dividends paid	0	0
+ Dividends received	0	0
- Interest paid	(158,782,821,000)	(152,171,381,000)
+ Interest received	(15,669,803,000)	(18,210,377,000)
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	0	0
Net cash flows from (used in) operating activities	320,353,211,000	311,945,546,000
Cash flows from (used in) investing activities [abstract]		
+ Cash flows from losing control of subsidiaries or other businesses	0	0
- Cash flows used in obtaining control of subsidiaries or other businesses	0	0
+ Other cash receipts from sales of equity or debt instruments of other entities	0	0
- Other cash payments to acquire equity or debt instruments of other entities	0	0
+ Other cash receipts from sales of interests in joint ventures	0	0
- Other cash payments to acquire interests in joint ventures	0	0
+ Proceeds from sales of property, plant and equipment	0	0
- Purchase of property, plant and equipment	229,829,729,000	256,862,996,000
+ Proceeds from sales of intangible assets	0	0
- Purchase of intangible assets	32,535,315,000	35,088,002,000
+ Proceeds from sales of other long-term assets	0	0
- Purchase of other long-term assets	0	0

44 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31
+ Proceeds from government grants	0	0
- Cash advances and loans made to other parties	0	0
+ Cash receipts from repayment of advances and loans made to other parties	0	0
- Cash payments for futures contracts, forward contracts, option contracts and swap contracts	0	0
+ Cash receipts from futures contracts, forward contracts, option contracts and swap contracts	0	0
+ Dividends received	0	0
- Interest paid	0	0
+ Interest received	7,172,186,000	5,422,674,000
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	1,034,932,000	19,556,667,000
Net cash flows from (used in) investing activities	(254,157,926,000)	(266,971,657,000)
Cash flows from (used in) financing activities [abstract]		
+ Proceeds from changes in ownership interests in subsidiaries that do not result in loss of control	0	0
- Payments from changes in ownership interests in subsidiaries that do not result in loss of control	0	0
+ Proceeds from issuing shares	0	0
+ Proceeds from issuing other equity instruments	0	0
- Payments to acquire or redeem entity's shares	0	0
- Payments of other equity instruments	0	0
+ Proceeds from borrowings	1,056,523,887,000	881,401,059,000
- Repayments of borrowings	1,148,981,012,000	978,854,627,000
- Payments of finance lease liabilities	0	0
- Payments of lease liabilities	8,464,647,000	7,775,980,000
+ Proceeds from government grants	156,509,050,000	166,615,123,000
- Dividends paid	0	0
- Interest paid	148,100,109,000	144,050,336,000
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	32,951,605,000	53,902,357,000
Net cash flows from (used in) financing activities	(59,561,226,000)	(28,762,404,000)
Net increase (decrease) in cash and cash equivalents before effect of exchange rate changes	6,634,059,000	16,211,485,000
Effect of exchange rate changes on cash and cash equivalents [abstract]		
Effect of exchange rate changes on cash and cash equivalents	28,980,849,000	(11,878,620,000)
Net increase (decrease) in cash and cash equivalents	35,614,908,000	4,332,865,000
Cash and cash equivalents at beginning of period	68,747,376,000	64,414,511,000
Cash and cash equivalents at end of period	104,362,284,000	68,747,376,000

45 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

[610000] Statement of changes in equity - Accumulated Current

	Components of equity [axis]								
Sheet 1 of 3	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,262,938,007,000	0	0	(2,908,487,173,000)	0	(28,679,410,000)	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	(620,425,002,000)	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	90,359,528,000	0	0	0
Total comprehensive income	0	0	0	(620,425,002,000)	0	90,359,528,000	0	0	0
Issue of equity	156,509,050,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	156,509,050,000	0	0	(620,425,002,000)	0	90,359,528,000	0	0	0
Equity at end of period	1,419,447,057,000	0	0	(3,528,912,175,000)	0	61,680,118,000	0	0	0

46 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

	Components of equity [axis]								
Sheet 2 of 3	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	21,366,405,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	0	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	186,818,675,000	0	0	0
Total comprehensive income	0	0	0	0	0	186,818,675,000	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	0	186,818,675,000	0	0	0
Equity at end of period	0	0	0	0	0	208,185,080,000	0	0	0

47 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

	Components of equity [axis]							
Sheet 3 of 3	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	(7,313,005,000)	(1,652,862,171,000)	(116,639,000)	(1,652,978,810,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	(620,425,002,000)	(180,242,000)	(620,605,244,000)
Other comprehensive income	0	0	0	0	277,178,203,000	277,178,203,000	13,507,000	277,191,710,000
Total comprehensive income	0	0	0	0	277,178,203,000	(343,246,799,000)	(166,735,000)	(343,413,534,000)
Issue of equity	0	0	0	0	0	156,509,050,000	0	156,509,050,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	277,178,203,000	(186,737,749,000)	(166,735,000)	(186,904,484,000)
Equity at end of period	0	0	0	0	269,865,198,000	(1,839,599,920,000)	(283,374,000)	(1,839,883,294,000)

48 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

[610000] Statement of changes in equity - Accumulated Previous

Sheet 1 of 3	Components of equity [axis]								
	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,096,322,884,000	0	0	(2,916,593,887,000)	0	25,437,210,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	8,106,714,000	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(54,116,620,000)	0	0	0
Total comprehensive income	0	0	0	8,106,714,000	0	(54,116,620,000)	0	0	0
Issue of equity	166,615,123,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	166,615,123,000	0	0	8,106,714,000	0	(54,116,620,000)	0	0	0
Equity at end of period	1,262,938,007,000	0	0	(2,908,487,173,000)	0	(28,679,410,000)	0	0	0

49 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

Sheet 2 of 3	Components of equity [axis]								
	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	26,300,178,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0		0	0	0	0	0	0
Other comprehensive income	0	0		0	0	(4,933,773,000)	0	0	0
Total comprehensive income	0	0	0	0	0	(4,933,773,000)	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0		0	0	(4,933,773,000)	0	0	0
Equity at end of period	0	0	0	0	0	21,366,405,000	0	0	0

50 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

Sheet 3 of 3	Components of equity [axis]							
	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	51,737,388,000	(1,768,533,615,000)	(288,610,000)	(1,768,822,225,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	8,106,714,000	44,950,000	8,151,664,000
Other comprehensive income	0	0	0	0	(59,050,393,000)	(59,050,393,000)	127,021,000	(58,923,372,000)
Total comprehensive income	0	0	0	0	(59,050,393,000)	(50,943,679,000)	171,971,000	(50,771,708,000)
Issue of equity	0	0	0	0	0	166,615,123,000	0	166,615,123,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	(59,050,393,000)	115,671,444,000	171,971,000	115,843,415,000
Equity at end of period	0	0	0	0	(7,313,005,000)	(1,652,862,171,000)	(116,639,000)	(1,652,978,810,000)

51 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

[700000] Informative data about the Statement of financial position

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Informative data of the Statement of Financial Position [abstract]		
Capital stock (nominal)	1,419,447,057,000	1,262,938,007,000
Restatement of capital stock	0	0
Plan assets for pensions and seniority premiums	111,430,000	145,286,000
Number of executives	0	0
Number of employees	129,198	128,616
Number of workers	0	0
Outstanding shares	0	0
Repurchased shares	0	0
Restricted cash	0	0
Guaranteed debt of associated companies	0	0

52 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

[700002] Informative data about the Income statement

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31	Quarter Current Year 2024-10-01 - 2024-12-31	Quarter Previous Year 2023-10-01 - 2023-12-31
Informative data of the Income Statement [abstract]				
Operating depreciation and amortization	147,287,819,000	137,555,276,000	37,867,422,000	50,152,662,000

53 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

[700003] Informative data - Income statement for 12 months

Concept	Current Year 2024-01-01 - 2024-12-31	Previous Year 2023-01-01 - 2023-12-31
Informative data - Income Statement for 12 months [abstract]		
Revenue	1,678,181,236,000	1,719,937,618,000
Profit (loss) from operating activities	(15,666,156,000)	122,951,366,000
Profit (loss)	(620,605,244,000)	8,151,664,000
Profit (loss), attributable to owners of parent	(620,425,002,000)	8,106,714,000
Operating depreciation and amortization	147,287,819,000	137,555,276,000

54 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

[800001] Breakdown of credits

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis] / Domestic currency [member] / Time interval [axis] / Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Foreign currency [member] / Time interval [axis] / Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
Banks [abstract]																
Foreign trade																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Banks - secured																
BNP PARIBAS (1) (8) 1	SI	2018-11-30	2028-11-14	SOFR 6M 3.61% + 2.03	0	0	0	0	0	0	0	506,708,000	506,708,000	506,708,000	506,708,000	0
CITIBANK NA (1) (8) 2	SI	2015-09-30	2025-12-15	SOFR 6M 3.81% + 1.33	0	0	0	0	0	0	0	1,013,415,000	0	0	0	0
CREDIT AGRICOLE CI (1) (8) 3	SI	2015-09-30	2025-12-15	SOFR 6M 3.81% + 1.33	0	0	0	0	0	0	0	962,744,000	0	0	0	0
HSBC BANK USA NATI (1) (8) 4	SI	2018-12-04	2025-10-02	SOFR 6M 4.08% + 1.83	0	0	0	0	0	0	0	262,187,000	0	0	0	0
SUMITOMO MITSUI BA (1) (8) 5	SI	2019-07-17	2028-01-29	SOFR 6M 5.19% + 1.27	0	0	0	0	0	0	0	524,191,000	524,191,000	524,191,000	262,096,000	0
SUMITOMO MITSUI BA (1) (8) 6	SI	2021-04-02	2031-01-22	SOFR 6M 5.14% + 1.81	0	0	0	0	0	0	0	281,669,000	281,669,000	281,669,000	281,669,000	699,325,000
SUMITOMO MITSUI BA (1) (8) 7	SI	2021-11-08	2031-01-22	SOFR 6M 5.14% + 1.81	0	0	0	0	0	0	0	12,653,000	12,653,000	12,653,000	12,653,000	31,631,000
SUMITOMO MITSUI BA (1) (8) 8	SI	2021-09-21	2031-01-22	SOFR 6M 5.14% + 1.81	0	0	0	0	0	0	0	5,435,000	5,435,000	5,435,000	5,435,000	13,588,000
SUMITOMO MITSUI BA (1) (8) 9	SI	2021-11-16	2031-01-22	SOFR 6M 5.14% + 1.81	0	0	0	0	0	0	0	6,762,000	6,762,000	6,762,000	6,762,000	16,906,000
SUMITOMO MITSUI BA (1) (8) 10	SI	2022-01-03	2031-01-22	SOFR 6M 5.14% + 1.81	0	0	0	0	0	0	0	13,576,000	13,576,000	13,576,000	13,576,000	33,940,000
SUMITOMO MITSUI BA (1) (8) 11	SI	2022-12-05	2031-01-22	SOFR 6M 5.14% + 1.81	0	0	0	0	0	0	0	5,594,000	5,594,000	5,594,000	5,594,000	13,984,000
SUMITOMO MITSUI BA (1) (8) 12	SI	2022-07-18	2031-01-22	SOFR 6M 5.14% + 1.81	0	0	0	0	0	0	0	8,626,000	8,626,000	8,626,000	8,626,000	21,565,000
SUMITOMO MITSUI BA (1) (8) 13	SI	2022-11-08	2031-01-22	SOFR 6M 5.14% + 1.81	0	0	0	0	0	0	0	5,698,000	5,698,000	5,698,000	5,698,000	14,246,000
SUMITOMO MITSUI BA (1) (8) 14	SI	2022-09-15	2031-01-22	SOFR 6M 5.14% + 1.81	0	0	0	0	0	0	0	8,714,000	8,714,000	8,714,000	8,714,000	21,785,000
SUMITOMO MITSUI BA (1) (8) 15	SI	2023-01-20	2031-01-22	SOFR 6M 5.14% + 1.81	0	0	0	0	0	0	0	2,945,000	2,945,000	2,945,000	2,945,000	7,363,000
INT DEV NO PAG 16	NO	2024-12-31	2024-12-31		0	0	0	0	0	0	0	148,871,000	0	0	0	0
TOTAL					0	0	0	0	0	0	0	3,769,788,000	1,382,571,000	1,382,571,000	1,120,476,000	874,333,000
Commercial banks																
BANCO MERCANTIL DE (6) (11) 17	NO	2014-12-23	2025-03-19	TIIE a 91 dias 10.42% + 0.85	0	243,902,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 18	NO	2024-09-23	2025-03-13	TIIE a 182 dias 11.07% + 4.00	0	1,000,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 19	NO	2024-09-23	2025-03-24	TIIE a 182 dias 11.07% + 4.00	0	2,800,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 20	NO	2024-08-27	2025-02-20	TIIE a 28 dias 10.24%+4.00	0	2,300,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 21	NO	2024-10-15	2025-01-31	TIIE fondeo 91 dias 10.76% + 3.50	0	2,250,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 22	NO	2024-10-15	2025-11-04	TIIE fondeo 182 dias 10.90% + 3.70	0	2,500,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 23	NO	2024-01-11	2025-01-24	TIIE fondeo 91 dias 10.64% + 3.70	0	500,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 24	NO	2024-12-11	2025-10-02	TIIE fondeo 91 dias 10.66% + 3.70	0	1,000,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 25	NO	2024-12-11	2025-12-03	TIIE fondeo 91 dias 10.66% + 3.70	0	500,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 26	NO	2024-11-29	2025-07-05	TIIE fondeo 182 dias 10.69%+3.70	0	1,000,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 27	NO	2024-05-12	2025-04-24	TIIE fondeo 182 dias 10.68%+3.70	0	2,200,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 28	NO	2024-12-13	2025-09-05	TIIE fondeo 182 dias 10.60%+3.70	0	1,500,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 29	NO	2024-12-23	2025-11-04	TIIE fondeo 91 dias	0	1,000,000,000	0	0	0	0	0	0	0	0	0	0

55 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis] / Domestic currency [member] / Time interval [axis] / Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Foreign currency [member] / Time interval [axis] / Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
				10.44% + 3.70												
BBVA BANCOMER SA (6) (11) 30	NO	2014-12-19	2025-02-01	TIIE a 91 dias 11.91% + 0.95	0	121,952,000	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 31	NO	2015-10-07	2025-07-07	TIIE a 91 dias 11.86% + 0.95	0	1,350,000,000	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 32	NO	2019-05-27	2025-02-01	TIIE a 91 dias 10.91% + 1.25	0	5,000,000,000	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 33	NO	2024-04-26	2025-04-25	TIIE a 28 dias 10.24%+4.00	0	850,000,000	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 34	NO	2024-12-19	2026-12-17	TIIE a 28 dias 10.42%+2.25	0	2,920,590,000	2,835,629,000	0	0	0	0	0	0	0	0	0
DEUTSCHE BANK AG (1) (8) 35	SI	2023-02-03	2025-02-28	SOFR 3M 4.46%+4.5	0	0	0	0	0	0	0	759,117,000	0	0	0	0
DEUTSCHE BANK AG (1) (8) 36	SI	2024-05-07	2026-06-07	SOFR 1M 4.53%+2.15	0	0	0	0	0	0	0	3,693,504,000	2,068,548,000	0	0	0
DEUTSCHE BANK AG (1) (8) 37	SI	2024-07-17	2026-06-07	SOFR 1M 4.53%+2.15	0	0	0	0	0	0	0	6,497,976,000	3,640,190,000	0	0	0
DEUTSCHE BANK AG (1) (8) 38	SI	2024-07-30	2026-06-07	SOFR 1M 4.53%+2.15	0	0	0	0	0	0	0	7,172,403,000	4,011,462,000	0	0	0
DEUTSCHE BANK AG (1) (8) 39	SI	2024-09-13	2026-06-07	SOFR 1M 4.53%+2.15	0	0	0	0	0	0	0	8,713,544,000	4,853,711,000	0	0	0
DEUTSCHE BANK AG (1) (8) 40	SI	2024-11-12	2026-06-07	SOFR 1M 4.45%+2.15	0	0	0	0	0	0	0	6,400,567,000	3,450,242,000	0	0	0
HSBC MEXICO SA INS (6) (11) 41	NO	2024-10-07	2025-12-03	SOFR 1M 4.30%+4.25	0	0	0	0	0	0	0	6,925,003,000	0	0	0	0
HSBC MEXICO SA INS (6) (11) 42	NO	2024-12-11	2025-09-05	SOFR 1M 4.30%+4.15	0	0	0	0	0	0	0	810,732,000	0	0	0	0
THE BANK OF NOVA S (1) (8) 43	SI	2021-07-21	2026-01-16	SOFR 3M 4.34% + 4.54	0	0	0	0	0	0	0	0	15,172,871,000	0	0	0
SCOTIA INVERLAT CA (1) 44	NO	2023-10-25	2025-04-23	SOFR 1M 4.63% + 4.54	0	0	0	0	0	0	0	2,015,028,000	0	0	0	0
SCOTIA INVERLAT CA (1) 45	NO	2023-09-11	2025-04-23	SOFR 1M 4.63% + 4.54	0	0	0	0	0	0	0	1,175,561,000	0	0	0	0
BBVA BANCOMER SA (6) (11) 46	NO	2024-05-16	2025-02-28	TIIE a 28 dias 10.27%+4.25	0	5,500,000,000	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 47	NO	2024-07-15	2025-02-27	TIIE a 28 dias 10.28%+4.25	0	15,000,000,000	0	0	0	0	0	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 48	SI	2019-12-13	2026-11-30	SOFR 1M 4.37% + 4.85	0	0	0	0	0	0	0	0	30,402,450,000	0	0	0
MIZUHO BANK LTD (1) (8) 49	SI	2021-01-20	2025-12-29	SOFR 1W 6.21% + 3.04	0	0	0	0	0	0	0	29,389,035,000	0	0	0	0
MIZUHO BANK LTD (1) (8) 50	SI	2022-01-18	2025-12-29	SOFR 1W 6.21% + 3.04	0	0	0	0	0	0	0	7,093,905,000	0	0	0	0
MIZUHO BANK LTD (1) (8) 51	SI	2022-09-20	2025-12-29	SOFR 1W 6.21% + 3.04	0	0	0	0	0	0	0	3,040,245,000	0	0	0	0
MIZUHO BANK LTD (1) (8) 52	SI	2022-11-10	2025-12-29	SOFR 1W 6.21% + 3.04	0	0	0	0	0	0	0	9,120,735,000	0	0	0	0
MIZUHO BANK LTD (1) (8) 53	SI	2022-11-18	2025-12-29	SOFR 1W 6.21% + 3.04	0	0	0	0	0	0	0	9,120,735,000	0	0	0	0
MIZUHO BANK LTD (1) (8) 54	SI	2023-02-16	2025-12-29	SOFR 1W 6.21% + 3.04	0	0	0	0	0	0	0	5,067,075,000	0	0	0	0
MIZUHO BANK LTD (1) (8) 55	SI	2023-02-17	2025-12-29	SOFR 1W 6.21% + 3.04	0	0	0	0	0	0	0	3,202,391,000	0	0	0	0
MIZUHO BANK LTD (1) (8) 56	SI	2023-02-27	2025-12-29	SOFR 1W 6.21% + 3.04	0	0	0	0	0	0	0	5,067,075,000	0	0	0	0
BANCO INBURSA SA I (6) (11) 57	NO	2024-09-13	2025-10-01	TIIE a 28 dias 10.44%+3.65	0	2,000,000,000	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 58	NO	2024-09-13	2025-01-24	TIIE a 28 dias 10.23%+3.65	0	2,000,000,000	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 59	NO	2024-11-19	2025-07-02	TIIE a 28 dias 10.28%+3.50	0	2,500,000,000	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 60	NO	2024-11-19	2025-02-21	TIIE a 28 dias 10.23%+3.50	0	2,500,000,000	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 61	NO	2024-11-19	2025-10-03	TIIE a 28 dias 10.44%+3.50	0	3,000,000,000	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 62	NO	2024-12-13	2025-03-25	TIIE a 28 dias 10.24%+3.50	0	2,000,000,000	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 63	NO	2024-12-18	2025-06-18	TIIE a 28 dias 10.43%+3.50	0	1,725,000,000	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 64	NO	2024-12-27	2025-09-04	TIIE a 28 dias 10.27%+3.50	0	2,000,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MULTIVA SA (6) (11) 65	NO	2024-06-18	2025-07-01	TIIE a 28 dias 10.24%+3.10	0	1,700,000,000	0	0	0	0	0	0	0	0	0	0

56 of 127

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 57 of 127 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] BANCO MULTIVA SA (6) (11) 66 NO 2024-08-30 2025-02-25 TIIE a 28 días 10.24%+3.10 0 1,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MULTIVA SA (6) (11) 67 NO 2024-11-11 2025-09-05 TIIE a 28 días 10.24%+3.10 0 2,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MULTIVA SA (6) (11) 68 NO 2024-11-22 2025-05-20 TIIE a 28 días 10.24%+3.10 0 3,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO NAC DE OBRAS (6) (11) 69 NO 2023-05-24 2028-05-24 TIIE a 28 días 10.50%+3.50 0 1,520,000,000 1,520,000,000 1,520,000,000 13,680,000,000 0 0 0 0 0 0 0 MUFG BANK MÉXICO (6) (11) 70 NO 2024-11-29 2025-05-28 TIIE a 28 días 10.24%+3.15 0 2,553,750,000 0 0 0 0 0 0 0 0 0 0 NACIONAL FINANCIER (6) (11) 71 NO 2024-06-25 2026-07-31 TIIE a 28 días 10.72%+2.70 0 378,000,000 5,678,255,000 0 0 0 0 0 0 0 0 0 BANCO NAC DE OBRAS (6) (11) 72 NO 2024-06-25 2026-07-31 TIIE a 28 días 10.72%+2.70 0 324,000,000 4,810,699,000 0 0 0 0 0 0 0 0 0 BANCO NACIONAL DE (6) (11) 73 NO 2024-06-25 2026-07-31 TIIE a 28 días 10.72%+2.70 0 702,000,000 10,543,555,000 0 0 0 0 0 0 0 0 0 BANCO SANTANDER SA (6) (11) 74 NO 2024-10-31 2025-04-29 TIIE a 28 días 10.72%+0.00 0 2,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO SANTANDER SA (6) (11) 75 NO 2024-12-30 2025-03-28 TIIE fondeo 28 días 10.28% + 0.00 0 3,000,000,000 0 0 0 0 0 0 0 0 0 0 SABCAPITAL SA DE C (6) (11) 76 NO 2024-11-14 2025-12-05 TIIE a 28 días 10.44%+3.50 0 1,000,000,000 0 0 0 0 0 0 0 0 0 0 SABCAPITAL SA DE C (6) (11) 77 NO 2024-12-23 2025-06-20 TIIE a 28 días 10.42%+3.50 0 1,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (1) (7) 78 NO 2023-03-13 2033-03-13 10.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 4,053,660,000 BANCO INBURSA SA I (1) (7) 79 NO 2023-03-16 2033-03-16 10.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 10,894,211,000 NACIONAL FINANCIER (1) (8) 80 NO 2017-12-17 2025-12-26 SOFR 3M + 2.5 0 0 0 0 0 0 0 843,161,000 0 0 0 0 GLAS USA LLC (BN) 81 SI 2024-12-27 2025-01-30 SOFR+3.95 0 0 0 0 0 0 0 13,433,197,000 0 0 0 0 GLAS USA LLC (23/26) 82 SI 2024-12-16 2025-01-21 SOFR+3.95 0 0 0 0 0 0 0 30,060,854,000 0 0 0 0 BANCO LATINOAMERICANO DE COMERCIO EXTERIOR 83 SI 2024-11-12 2025-03-13 SOFR+3.95 0 0 0 0 0 0 0 4,053,660,000 0 0 0 0 SUMITOMO MITSUI BA (1) (8) 84 SI 2024-12-26 2025-03-28 SOFR 1M 0 0 0 0 0 0 0 12,720,960,000 0 0 0 0 BANCO NAL DE COM EX (1) (8) 85 NO 2023-07-24 2025-05-26 TIIE91 + 1.4 0 27,748,000 0 0 0 0 0 0 0 0 0 0 BANCO NAL DE COM EX (1) (8) 86 NO 2022-06-07 2026-07-31 TIIE28 + 1.9 0 64,222,000 837,174,000 0 0 0 0 0 0 0 0 0 BANCO NAC DE OBRAS (6) (11) 87 NO 2022-06-07 2026-07-31 TIIE28 + 1.9 0 2,040,421,000 26,521,056,000 0 0 0 0 0 0 0 0 0 ESTADO LIBRE Y SOB (6) (11) 88 NO 2016-06-17 2027-01-17 TIIE28 4.1046 + 0.9 0 166,098,000 175,817,000 15,108,000 0 0 0 0 0 0 0 0 NACIONAL FINANCIER (1) (8) 89 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 266,090,000 288,264,000 312,022,000 339,740,000 791,670,000 BANCO NAL DE COM EX (1) (8) 90 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 221,306,000 239,748,000 259,508,000 282,561,000 658,430,000 BANCO AZTECA (1) (8) 91 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 613,920,000 225,933,000 244,554,000 266,279,000 620,490,000 NACIONAL FINANCIER (1) (8) 92 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 170,958,000 185,205,000 200,469,000 218,277,000 509,831,000 BANCO NAL DE COM EX (1) (8) 93 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 170,958,000 185,205,000 200,469,000 218,277,000 509,831,000 BANCO INBURSA SA I (6) (7) 94 NO 2022-03-31 2029-03-29 TIIE28 + 4.5 0 1,202,125,000 1,377,843,000 1,579,260,000 1,810,294,000 985,327,000 0 0 0 0 0 0 BANCO MULTIVA S.A. (6) (11) 95 NO 2016-04-29 2029-08-20 TIIE28 5.1150 + 2.95 0 25,560,000 30,258,000 35,427,000 41,110,000 27,316,000 0 0 0 0 0 0 INT DEV NO PAG 96 NO 2024-12-31 2024-12-31 0 2,298,889,000 0 0 0 0 0 1,548,225,000 0 0 0 0 TOTAL 0 93,264,257,000 54,330,286,000 3,149,795,000 15,531,404,000 1,012,643,000 0 179,367,920,000 64,723,829,000 1,217,022,000 1,325,134,000 18,038,123,000 Other banks MARVERDE INFRAESTRU (1) (7) 97 SI 2016-06-17 2031-06-17 8.3800 FIJA 0 0 0 0 0 0 0 1,645,858,000 1,789,290,000 1,945,223,000 2,114,744,000 6,335,032,000 FIRST RESERVE (1) (7) 98 NO 2016-07-07 2036-08-07 8.8900 FIJA 0 0 0 0 0 0 0 605,738,000 605,738,000 605,738,000 605,738,000 4,593,510,000 INT DEV NO PAG 99 NO 2024-12-31 2024-12-31 0 0 0 0 0 0 0 0 0 0 0 0 TOTAL 0 0 0 0 0 0 0 2,251,596,000 2,395,028,000 2,550,961,000 2,720,482,000 10,928,542,000 Total banks TOTAL 0 93,264,257,000 54,330,286,000 3,149,795,000 15,531,404,000 1,012,643,000 0 185,389,304,000 68,501,428,000 5,150,554,000 5,166,092,000 29,840,998,000 PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 58 of 127 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Stock market [abstract] Listed on stock exchange - unsecured DEUTSCHE BANK AG (1) (7) 100 SI 2024-04-18 2025-03-20 SOFR ON 4.30% + 3.00 0 0 0 0 0 0 0 10,134,150,000 0 0 0 0 DEUTSCHE BANK AG (1) 101 SI 2024-12-23 2026-03-20 SOFR 3M COMP 4.29% + 3.75 0 0 0 0 0 0 0 0 4,560,368,000 0 0 0 DEUTSCHE BANK AG (1) 102 SI 2024-12-24 2025-12-24 SOFR 1M 4.34% + 3.50 0 0 0 0 0 0 0 8,107,320,000 0 0 0 0 BANCO INVEX SA INS (6) (7) 103 NO 2014-11-27 2026-12-11 7.4700 FIJA 0 0 31,318,419,000 0 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 104 NO 2012-11-29 2028-11-05 3.0200 FIJA 0 0 0 0 6,016,293,000 0 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 105 NO 2014-01-30 2026-01-15 3.9400 FIJA 0 0 26,089,817,000 0 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 106 NO 2015-09-30 2035-05-09 5.2300 FIJA 0 0 0 0 0 9,486,252,000 0 0 0 0 0 0 DEUTSCHE BANK AG (1) (7) 107 SI 2005-08-06 2035-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 35,469,525,000 DEUTSCHE BANK AG (1) (7) 108 SI 2008-04-06 2038-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 10,067,265,000 DEUTSCHE BANK AG (2) (7) 109 SI 2024-12-20 2026-03-20 7.5000 FIJA 0 0 0 0 0 0 0 0 10,134,150,000 0 0 0 DEUTSCHE BANK AG (2) (7) 110 SI 2005-02-22 2025-02-24 5.5000 FIJA 0 0 0 0 0 0 0 20,986,800,000 0 0 0 0 DEUTSCHE BANK AG (2) (7) 111 SI 2014-04-16 2026-04-16 3.7500 FIJA 0 0 0 0 0 0 0 0 20,976,799,000 0 0 0 DEUTSCHE BANK AG (2) (7) 112 SI 2015-04-21 2027-04-21 2.7500 FIJA 0 0 0 0 0 0 0 0 0 26,180,338,000 0 0 DEUTSCHE BANK AG (2) (7) 113 SI 2015-06-11 2030-06-11 4.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 2,040,586,000 DEUTSCHE BANK AG (2) (7) 114 SI 2017-02-21 2028-02-21 4.8750 FIJA 0 0 0 0 0 0 0 0 0 0 26,136,531,000 0 DEUTSCHE BANK AG (2) (7) 115 SI 2018-05-24 2025-11-24 3.6250 FIJA 0 0 0 0 0 0 0 13,632,828,000 0 0 0 0 DEUTSCHE BANK AG (5) (7) 116 SI 2018-05-24 2029-02-26 4.7500 FIJA 0 0 0 0 0 0 0 0 0 0 0 26,137,924,000 DEUTSCHE BANK AG (5) (7) 117 SI 2017-11-16 2025-11-16 3.7500 FIJA 0 0 0 0 0 0 0 11,412,443,000 0 0 0 0 DEUTSCHE BANK TRUS (1) (7) 118 SI 1997-09-18 2027-09-16 9.5000 FIJA 0 0 0 0 0 0 0 0 0 481,372,000 0 0 DEUTSCHE BANK TRUS (1) (7) 119 SI 2004-12-30 2027-09-15 9.5000 FIJA 0 0 0 0 0 0 0 0 0 4,905,881,000 0 0 DEUTSCHE BANK TRUS (1) (7) 120 SI 2010-08-30 2035-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 20,886,707,000 DEUTSCHE BANK TRUS (1) (7) 121 SI 2010-09-28 2060-12-28 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 20,253,921,000 DEUTSCHE BANK TRUS (1) (7) 122 SI 2011-02-06 2041-02-06 6.5000 FIJA 0 0 0 0 0 0 0 0 0 0 0 31,833,221,000 DEUTSCHE BANK TRUS (1) (7) 123 SI 2012-06-26 2044-06-27 5.5000 FIJA 0 0 0 0 0 0 0 0 0 0 0 13,250,334,000 DEUTSCHE BANK TRUS (1) (7) 124 SI 2014-01-23 2045-01-23 6.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 23,989,002,000 DEUTSCHE BANK TRUS (1) (7) 125 SI 2014-10-15 2025-01-15 4.2500 FIJA 0 0 0 0 0 0 0 12,893,266,000 0 0 0 0 DEUTSCHE BANK TRUS (1) (7) 126 SI 2015-01-23 2026-01-23 4.5000 FIJA 0 0 0 0 0 0 0 0 22,814,322,000 0 0 0 DEUTSCHE BANK TRUS (1) (7) 127 SI 2015-01-23 2046-01-23 5.6300 FIJA 0 0 0 0 0 0 0 0 0 0 0 12,367,551,000 DEUTSCHE BANK TRUS (1) (7) 128 SI 2016-04-02 2026-04-08 6.8750 FIJA 0 0 0 0 0 0 0 0 51,175,374,000 0 0 0 DEUTSCHE BANK TRUS (1) (7) 129 SI 2016-09-21 2047-09-21 6.7500 FIJA 0 0 0 0 0 0 0 0 0 0 0 111,548,206,000 DEUTSCHE BANK TRUS (1) (7) 130 SI 2016-12-13 2027-03-13 6.5000 FIJA 0 0 0 0 0 0 0 0 0 81,885,185,000 0 0 DEUTSCHE BANK TRUS (1) (7) 131 SI 2018-12-02 2028-12-02 5.3500 FIJA 0 0 0 0 0 0 0 0 0 0 40,280,650,000 0 DEUTSCHE BANK TRUS (1) (7) 132 SI 2018-12-02 2048-12-02 6.3500 FIJA 0 0 0 0 0 0 0 0 0 0 0 31,820,089,000 DEUTSCHE BANK TRUS (1) (7) 133 SI 2018-10-23 2029-01-23 6.5000 FIJA 0 0 0 0 0 0 0 0 0 0 0 24,420,051,000 DEUTSCHE BANK TRUS (1) (7) 134 SI 2019-09-23 2027-01-23 6.4900 FIJA 0 0 0 0 0 0 0 0 0 31,381,156,000 0 0 DEUTSCHE BANK TRUS (1) (7) 135 SI 2019-09-23 2030-01-23 6.8400 FIJA 0 0 0 0 0 0 0 0 0 0 0 47,726,465,000 DEUTSCHE BANK TRUS (1) (7) 136 SI 2019-09-23 2050-01-23 7.6900 FIJA 0 0 0 0 0 0 0 0 0 0 0 163,337,769,000 DEUTSCHE BANK TRUS (1) (7) 137 SI 2020-01-28 2031-01-28 5.9500 FIJA 0 0 0 0 0 0 0 0 0 0 0 76,946,858,000 DEUTSCHE BANK TRUS (1) (7) 138 SI 2020-01-28 2060-01-28 6.9500 FIJA 0 0 0 0 0 0 0 0 0 0 0 76,893,557,000 DEUTSCHE BANK TRUS (1) (7) 139 SI 2020-10-16 2025-10-16 6.8750 FIJA 0 0 0 0 0 0 0 18,545,005,000 0 0 0 0 DEUTSCHE BANK TRUS (1) (7) 140 SI 2021-12-16 2032-02-17 6.7000 FIJA 0 0 0 0 0 0 0 0 0 0 0 137,883,253,000 DEUTSCHE BANK TRUS (1) (7) 141 SI 2022-02-06 2029-04-06 8.7500 FIJA 0 0 0 0 0 0 0 0 0 0 20,113,133,000 20,113,133,000 DEUTSCHE BANK TRUS (1) (7) 142 SI 2023-07-02 2033-07-02 10.0000 FIJA 0 0 0 0 0 0 0 0 0 0 0 39,734,255,000 INT DEV NO PAG 143 NO 2024-12-31 2024-12-31 0 946,553,000 0 0 0 0 0 33,399,785,000 0 0 0 0 TOTAL 0 946,553,000 57,408,236,000 0 6,016,293,000 9,486,252,000 0 129,111,597,000 109,661,013,000 144,833,932,000 86,530,314,000 926,719,672,000 PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 59 of 127 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Listed on stock exchange - secured TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Private placements - unsecured TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Private placements - secured WELLS FARGO NA (1) (8) 144 SI 2014-10-14 2025-04-15 SOFR 3M 4.65% + 0.61 0 0 0 0 0 0 0 506,625,000 0 0 0 0 MIZUHO BANK LTD (3) (7) 145 SI 2016-07-26 2026-07-24 0.5400 FIJA 0 0 0 0 0 0 0 0 10,306,353,000 0 0 0 WELLS FARGO NA (1) (7) 146 SI 2014-10-20 2025-04-15 2.3780 FIJA 0 0 0 0 0 0 0 506,664,000 0 0 0 0 WELLS FARGO NA (1) (7) 147 SI 2015-07-31 2025-12-15 2.4600 FIJA 0 0 0 0 0 0 0 1,063,807,000 0 0 0 0 INT DEV NO PAG 148 NO 2024-12-31 2024-12-31 0 0 0 0 0 0 0 33,229,000 0 0 0 0 TOTAL 0 0 0 0 0 0 0 2,110,325,000 10,306,353,000 0 0 0 Total listed on stock exchanges and private placements TOTAL 0 946,553,000 57,408,236,000 0 6,016,293,000 9,486,252,000 0 131,221,922,000 119,967,366,000 144,833,932,000 86,530,314,000 926,719,672,000 Other current and non-current liabilities with cost [abstract] Other current and non-current liabilities with cost CITIGROUP GLOBAL M (6) (11) 149 SI 2024-02-29 2026-04-03 TIIE28 10.74% + 2.65 0 14,064,086,000 19,942,808,000 0 0 0 0 0 0 0 0 0 INT DEV NO PAG 150 NO 2024-12-31 2024-12-31 0 350,943,000 0 0 0 0 0 0 0 0 0 0 TOTAL 0 14,415,029,000 19,942,808,000 0 0 0 0 0 0 0 0 0 Total other current and non-current liabilities with cost TOTAL 0 14,415,029,000 19,942,808,000 0 0 0 0 0 0 0 0 0 Suppliers [abstract] Suppliers TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Total suppliers TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Other current and non-current liabilities [abstract] Other current and non-current liabilities TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Total other current and non-current liabilities TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Total credits TOTAL 0 108,625,839,000 131,681,330,000 3,149,795,000 21,547,697,000 10,498,895,000 0 316,611,226,000 188,468,794,000 149,984,486,000 91,696,406,000 956,560,670,000 PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 60 of 127 [800003] Annex - Monetary foreign currency position Currencies [axis] Dollars [member] Dollar equivalent in pesos [member] Other currencies equivalent in dollars [member] Other currencies equivalent in pesos [member] Total pesos [member] Foreign currency position [abstract] Monetary assets [abstract] Current monetary assets 23,339,243,000 473,046,769,000 4,946,483,000 100,256,804,000 573,303,573,000 Non-current monetary assets 0 0 0 0 0 Total monetary assets 23,339,243,000 473,046,769,000 4,946,483,000 100,256,804,000 573,303,573,000 Liabilities position [abstract] Current liabilities 41,149,886,000 834,038,236,000 31,877,989,000 646,112,647,000 1,480,150,883,000 Non-current liabilities 63,864,540,000 1,294,425,660,000 5,525,584,000 111,994,196,000 1,406,419,856,000 Total liabilities 105,014,426,000 2,128,463,896,000 37,403,573,000 758,106,843,000 2,886,570,739,000 Net monetary assets (liabilities) (81,675,183,000) (1,655,417,127,000) (32,457,090,000) (657,850,039,000) (2,313,267,166,000)

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

[800005] Annex - Distribution of income by product

	Income type [axis]			
	National income [member]	Export income [member]	Income of subsidiaries abroad [member]	Total income [member]
PETROLÍFEROS				
COMBUSTOLEO	21,641,949,000	82,567,453,000	0	104,209,402,000
DIESEL	198,472,998,000	1,410,383,000	0	199,883,381,000
GAS L.P.	42,465,061,000	0	0	42,465,061,000
GASOLINA MAGNA SIN	361,411,708,000	767,563,000	45,030,356,000	407,209,627,000
GASOLINA PREMIUM	110,256,363,000	0	0	110,256,363,000
TURBOSINA	61,087,618,000	295,577,000	0	61,383,195,000
PETRÓLEO CRUDO	0	394,335,097,000	0	394,335,097,000
NAFTAS	0	705,655,000	0	705,655,000
VENTAS DE CÍAS. SUBSIDIARIAS	0	37,122,435,000	0	37,122,435,000
OTROS REFINADOS	0	5,665,075,000	125,590,936,000	131,256,011,000
INCENTIVO COMPLEMENTARIO DE VENTAS NACIONALES				
REFINADOS	0	0	0	0
REFINADOS, GASES Y AROMÁTICOS				
GAS SECO	19,331,920,000	5,154,000	0	19,337,074,000
ASFALTOS	6,610,724,000	0	0	6,610,724,000
PROPILENO Y DERIVADOS	1,375,088,000	0	0	1,375,088,000
OTROS REFINADOS	135,619,897,000	0	0	135,619,897,000
FERTILIZANTES				
AMONIACO	1,418,580,000	0	0	1,418,580,000
FOSFATADOS	0	2,972,175,000	0	2,972,175,000
NITROGENADOS	0	265,668,000	0	265,668,000
ÁCIDOS	0	518,312,000	0	518,312,000
OTROS FERTILIZANTES	180,091,000	5,402,000	0	185,493,000
ETILENO				
POLIETILENO	714,422,000	0	0	714,422,000
ÓXIDO DE ETILENO	8,346,350,000	0	0	8,346,350,000
MONOETILENGLICOL	0	0	0	0
OTROS ETILENO	8,718,885,000	116,479,000	0	8,835,364,000
INGRESOS POR SERVICIOS				
INGRESOS POR SERVICIOS	3,155,862,000	0	0	3,155,862,000
TOTAL	980,807,516,000	526,752,428,000	170,621,292,000	1,678,181,236,000

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Ticker: PEMEX Quarter: 4 Year: 2024

[800007] Annex - Financial derivate instruments

Management discussion about the policy uses of financial derivate instruments, explaining if these policies are allowed just for coverage or for other uses like trading [text block]

PEMEX faces market risk caused by the volatility of hydrocarbon prices, exchange rates and interest rates, credit risk associated with investments and financial derivatives, as well as liquidity risk. In order to monitor and manage these risks, PEMEX has approved general provisions relating to financial risk management, which are comprised of policies and guidelines that promote an integrated framework for risk management, regulate the use of Derivative Financial Instruments (DFIs), and guide the development of risk mitigation strategies.

This regulatory framework establishes that DFIs should be used only for the purpose of mitigating financial risk. The use of DFIs for any other purpose must be approved in accordance with PEMEX's current internal regulation. PEMEX has a Financial Risk Working Group (FRWG) which is a specialized working group with decision-making authority on financial risk exposure, financial risk mitigation schemes, and DFIs trading of Petróleos Mexicanos, the subsidiary entities, and where applicable, the subsidiary companies.

Approved DFIs are mainly traded on the Over-the-Counter (OTC) market; however, exchange traded instruments may also be used. In the case of PMI Trading, DFIs are traded on CME-Clearport.

The different types of DFIs that PEMEX trades are described below in the subsections corresponding to each risk type and as related to the applicable trading markets.

One of PEMEX's policies is to contribute to minimizing the impact that unfavorable changes in financial risk factors have on its financial results by promoting an adequate balance between incoming cash flows from operations and outgoing cash flows related to its liabilities.

As part of the regulatory framework for financial risk management, PEMEX has established the eligible counterparties with which it may trade DFIs and other financial instruments.

In addition, certain PMI Subsidiaries have implemented a regulatory framework for risk management with respect to its activities, which consists of policies, guidelines and procedures to manage the market risk associated with its commodity trading activities in accordance with industry best practices, such as: 1) the use of DFIs for financial risk mitigation purposes; 2) the segregation of duties; 3) valuation and monitoring mechanisms, such as the generation of a daily portfolio risk report, value at risk ("VaR") computation; and 4) VaR limits, both at a global and business unit level and the implementation of stop loss mechanisms.

Given that PEMEX's outstanding DFIs have been entered into for risk mitigation purposes, particularly with economic hedging purposes, there is no need to establish and monitor market risk limits.

For those portfolios with an open market risk exposure, PEMEX's financial risk management regulatory framework establishes the implementation and monitoring of market risk metrics and limits (such as VaR, among others).

PEMEX has also established credit guidelines for DFIs that Pemex Industrial Transformation offers to its domestic customers, which include the use of guarantees and credit lines. For exchange traded DFIs PEMEX trades under the margin requirements of the corresponding exchange market, and therefore does not have internal policies for these DFIs.

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Ticker: PEMEX Quarter: 4 Year: 2024

Most of DFIs held with financial counterparties do not require collateral exchange clauses. Notwithstanding, PEMEX's regulatory framework promotes credit risk mitigation strategies such as collateral exchange.

PEMEX does not have an independent third party to verify compliance with these internal standards; however, PEMEX has internal control procedures that certify compliance with existing policies and guidelines.

General description about valuation techniques, standing out the instruments valuated at cost or fair value, just like methods and valuation techniques [text block]

Fair Value of DFIs

PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified.

PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value, or Mark-to-Market (MtM), represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs.

PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products).

PEMEX's DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used.

For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weights the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures.

According to IFRS 13 "Fair Value Measurement", the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties probability of default. Due to the above, PEMEX applies the credit value adjustment ("CVA") method to calculate the fair value of its DFIs.

For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty's credit default swaps, at each payment date; and c) the default recovery rates of each counterparty.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

Given that PEMEX's hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge's effectiveness or to monitor them.

Fair value hierarchy

PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX's related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below.

The fair values determined by Level 1 inputs utilize quoted prices in financial markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in financial markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities.

When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value.

PEMEX's DFIs' fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions.

Management discussion about intern and extern sources of liquidity that could be used for attending requirements related to financial derivate instruments [text block]

Liquidity Risk

PEMEX's main internal source of liquidity comes from its operations. Additionally, through its debt planning and the purchase and sale of U.S. dollars, PEMEX currently preserves a cash balance at a level of liquidity in domestic currency and U.S. dollars that is considered adequate to cover its investment and operating expenses, as well as other payment obligations, such as those related to DFIs.

In addition, PEMEX has acquired committed revolving credit lines in order to mitigate liquidity risk.

During the fourth quarter of 2024 PEMEX did not enter into FX Forwards MXN/USD in order to preserve an adequate level of liquidity in U.S. dollars.

During the fourth quarter of 2024, three DFIs entered into with this purpose expired.

In order to mitigate liquidity risk, during the third quarter of 2024 PEMEX entered into an MXN-USD prepaid swap maturing in 2026. Additionally, during the third quarter of 2024 PEMEX carried out a voluntary synthetic recouponing which involved the restructuring of five UDI-MXN DFIs.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 65 of 127 For the same purpose, during 2023, PEMEX entered into two MXN/USD prepaid swaps maturing in 2025 and in 2026, respectively. Also carried out a voluntary synthetic recouponing which involved the restructuring of five UDI-MXN DFIs and six EUR/USD cross currency capped swaps. Finally, the investment strategies of our portfolios are structured by selecting time horizons that consider each currency’s cash flow requirements in order to preserve liquidity. Certain PMI companies mitigate their liquidity risk through several mechanisms, the most important of which is the Centralized Treasury. In addition, PMI companies have access to bilateral credit lines through this structure. These companies monitor their cash flow on a daily basis and protect their creditworthiness in the financial markets. Liquidity risk is mitigated by monitoring certain financial ratios as set forth in the policies approved by each company’s board of directors. Changes and management explanation in principal risk exposures identified, as contingencies and events known by the administration that could affect future reports [text block] Market Risk (i)Interest Rate Risk PEMEX is exposed to fluctuations in floating interest rate liabilities. PEMEX is exposed to U.S. dollar Secured Overnight Financing Rate (SOFR) and to Mexican peso Interbank Interest rate (TIIE). Occasionally, for strategic reasons or in order to offset the expected inflows and outflows, PEMEX has entered into interest rate swaps and options. Through the swap agreements, PEMEX acquires the obligation to make payments based on a fixed or floating interest rate in exchange for receiving payments referenced to a floating or fixed interest rate according to what is assessed as convenient. On the other hand, under the option agreements, PEMEX acquires protection against potential increases in the floating interest rates of some of its liabilities. During the fourth quarter of 2024 none interest rate DFI expired. Similarly, in order to eliminate the volatility associated with variable interest rates of long-term financing operations, PMI NASA has also executed interest rate swap agreements denominated in U.S. dollars. During the fourth quarter of 2024 there were no ongoing interest rate DFI of PMI NASA. Moreover, PEMEX invests in pesos and U.S. dollars in compliance with applicable internal regulations, through portfolios that have different purposes that seek an adequate return subject to risk parameters that reduce the probability of capital losses. The objective of the investments made through these portfolios is to meet PEMEX’s obligations payable in pesos and U.S. dollars. The investments made through PEMEX’s portfolios are exposed to domestic and international interest rate risk and credit spread risk derived from government and corporate securities, and inflation risk arising from the relationship between UDIs and pesos. However, these risks are mitigated by established limits on exposure to market risk. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 66 of 127 IBOR reference rates transition As a result of the decision made by the Financial Stability Board (FSB), the Interbank Offered Rates (IBORs), such as the LIBOR in dollars (over-night “O/N”, one week “1W”, two months “2M” three months “3M”, six months “6M” and twelve months “12M”) or the EURIBOR in Euros, ceased being published and were replaced by alternative reference rates, based on risk-free rates obtained from market operations. In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below: Reference Rate *Notional Amount As of December 31, 2024 (in thousands of each currency) TIIE 28D MXN 173,349,237 Deuda TIIE 91D MXN 6,808,388 IFD TIIE 28D MXN 31,733,673 *Note: Notional amounts with maturity after December 31, 2024. In this regard, Banco de Mexico (the Mexican Central Bank) announced that the 28-day TIIE will cease to be a reference for new contracts starting from January 1st, 2025. However, it stated that it will continue to publish it as a reference for all instruments contracted prior to this date. Likewise, the 91-day and 182-day TIIE ceased to be references for new contracts starting from January 1, 2024. For the above, Petroleos Mexicanos will carry out the actions it deems pertinent and necessary to modify contracts referenced to TIIE rates in accordance with the modifications announced by Banco de Mexico. PEMEX’s portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the tables above since PEMEX’s fixed rate portfolio will not be impacted by the IBOR transition. According to the general market practice, PMI Trading credit agreements include the new language to use the Secured Overnight Funding Rate (SOFR) as the benchmark rate. (ii)Exchange Rate Risk Most of PEMEX’s revenues are denominated in U.S. dollars, a significant amount of which is derived from exports of crude oil and petroleum products, which are priced and payable in U.S. dollars. Additionally, PEMEX’s revenues from domestic sales of gasoline and diesel net of IEPS Tax, tax duties, incentives, and other related taxes, as well as domestic sales of natural gas and its byproducts, LPG and petrochemicals, are referenced to international U.S. dollar-denominated prices. PEMEX’s expenses related to hydrocarbon duties are calculated based on international U.S. dollar-denominated prices and the cost of hydrocarbon imports that PEMEX acquires for resale in Mexico or use in its facilities are indexed to international U.S. dollar-denominated prices. On the other hand, PEMEX determines the annual amount to be allocated to its capital expenditure and operating expenses as a fixed amount in pesos. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 67 of 127 As a result of this cash flow structure, the depreciation of the peso against the U.S. dollar increases PEMEX’s financial balance. The appreciation of the peso relative to the U.S. dollar has the opposite effect. PEMEX manages this risk without hedging instruments because the impact of exchange rate fluctuations between the U.S. dollar and the peso on PEMEX’s revenues is partially offset by its impact on its obligations. PEMEX prioritizes debt issuances denominated in U.S. dollars; nonetheless, this is not always achievable, hence non-U.S. dollar denominated debt issued in international currencies is hedged through DFIs to mitigate their exchange rate exposure, either by swapping it into U.S. dollars or through other derivative structures. The rest of the debt is denominated in pesos or in UDIs, and for the debt denominated in UDIs, it has been converted into pesos through DFIs in order to eliminate the inflationary risk exposure. As a consequence of the above, PEMEX's debt issued in international currencies other than U.S. dollars has exchange rate risk mitigation strategies. PEMEX has selected strategies that further seek to reduce its cost of funding by leaving, in some cases, part of this exchange rate exposure unhedged when assessed as appropriate. The underlying currencies of PEMEX’s DFIs are the euro, Japanese yen and pounds sterling against the U.S. dollar and UDIs against the peso. During the fourth quarter of 2024, none DFI entered into with the purpose of mitigating exchange rate risk expired. Certain of the PMI Subsidiaries face market risks generated by fluctuations in foreign exchange rates. In order to mitigate these risks, the boards of directors of several of these companies have authorized a policy which stipulates that financial assets must be denominated in its functional currency, unless the company owes a duty or expected payment in a currency other than its functional one. Finally, a significant amount of PMI Trading’s income and expenses, including the cost of sales and related sales costs, is derived from the trade of refined products, petrochemicals and gas liquids to PEMEX subsidiaries and third parties, whose prices are determined and are payable in U.S. dollars. PMI Trading’s exposure to foreign currency risk results primarily from the need to fund tax payments denominated in domestic currency, as well as from certain related sales costs denominated in domestic currency. PMI Trading believes it can adequately manage the risk created by the payment of taxes in domestic currency without the need to enter into hedging instruments because the exposure to this risk is marginal relative to the total flows of U.S. dollar. In addition, in the event that a potential foreign exchange risk arises in connection with a commercial transaction, PMI Trading may implement risk mitigation measures by entering into DFIs. (iii)Hydrocarbon Price Risk PEMEX periodically assesses its revenues and expenditures structure in order to identify the main market risk factors that PEMEX’s cash flows are exposed to in connection with international hydrocarbon prices. Based on this assessment, PEMEX monitors its exposure to the most significant risk factors and quantifies their impact on PEMEX’s financial balance. PEMEX’s exports and domestic sales are directly or indirectly related to international hydrocarbon prices. Therefore, PEMEX is exposed to fluctuations in these prices. In terms of crude oil and natural gas, part of this risk is transferred to the Mexican Government under PEMEX’s current fiscal regime. PEMEX’s exposure to hydrocarbon prices is partly mitigated by natural hedges between its inflows and outflows. Additionally, PEMEX continuously evaluates the implementation of risk mitigation strategies, including those involving the use of DFIs, taking into consideration their operative and budgetary feasibility. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 68 of 127 In 2017, the Board of Directors of Petróleos Mexicanos approved the establishment of an Annual Oil Hedging Program. Since then, PEMEX has implemented hedging strategies to protect its cash flows from falls in the Mexican crude oil basket price from the level that PEMEX asses as adequate, considering the cost-protection ratio. During the second half of 2022, and the first quarter of 2023, PEMEX entered into a crude oil hedge for the fiscal year 2023, pursuant to which PEMEX hedged 320 thousand barrels per day on average for the period between January 2023 and December 2023, for U.S.$199,943. During the second half of 2023 and the first semester of 2024, PEMEX entered into a crude oil hedge for the fiscal year 2024, pursuant to which PEMEX hedged 168 thousand barrels per day on average, for the period between December 2023 and December 2024, for U.S.$118,540. During the fourth quarter of 2024, the implementation of the crude oil hedge for the fiscal year 2025 began, pursuant to which, as of December 31st, 2024, PEMEX has hedged 185 thousand barrels per day on average, for the period between January 2025 and December 2025, for U.S.$93,372. During the fourth quarter of 2024, thirty-four DFIs entered into with the purpose of mitigating hydrocarbon price risk expired. Additionally, PEMEX cash flows are exposed to crack spread movements as these determine the refining margin. During the first quarter of 2024, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to diesel crack spread against drops below the level established in the Federal Revenue Law for the fiscal year 2024. This is a zero-cost hedging strategy, carried out through swaps which hedged 240,000 barrels for the period between March 2024 and May 2024. During the fourth quarter of 2024, none DFIs entered into with this purpose expired. During the first quarter of 2024, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to gasoline crack spread against drops below the level established in the Federal Revenue Law for the fiscal year 2024. This is a zero-cost hedging strategy, carried out through swaps which hedged 1,980,000 barrels for the period between May 2024 and July 2024. During the fourth quarter of 2024, DFIs entered into with this purpose expired. In addition to supplying natural gas, Pemex Industrial Transformation can offer DFIs to its domestic customers in order to provide them with support to mitigate the risk associated with the volatility of natural gas prices. Since 2017, when this service is offered, Pemex Industrial Transformation must enter into DFIs with Petróleos Mexicanos under the opposite position to those DFIs offered to its customers in order to mitigate the market risk it would bear under such offered DFIs. Petróleos Mexicanos then transfers the related price risk derived from the DFI position held with Pemex Industrial Transformation to financial counterparties by entering into the opposite position DFIs with such parties. As of the fourth quarter of 2024, there were no DFIs since all the DFIs in its portfolios expired in 2019. In case of entering into new trades, Pemex Industrial Transformation DFI portfolios have VaR and CaR limits in order to limit market risk exposure. PMI Trading faces market risk generated by the terms of the purchase and sale of refined products and natural gas liquids, as well as the volatility of oil prices. Accordingly, it frequently enters into DFIs in order to mitigate this risk, thereby reducing the volatility of its financial results.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

During the fourth quarter of 2024, PMI Trading closed twenty-seven DFIs positions listed in CME-Clearport related to commodities, with a profit (loss) of Ps. (145,503) recognized under the concept of (Loss) Return in DFIs. During the fourth quarter of 2024, PMI Trading had thirty-three margin calls, which accounted for a negative net flow of Ps. (214,051).

In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary.

Counterparty or Credit Risk

When the fair value of a DFI is favorable to PEMEX, PEMEX faces the risk that the counterparty will not be able to meet its obligations. PEMEX monitors its counterparties' creditworthiness and calculates the credit risk exposure for its DFIs. As a risk mitigation strategy, PEMEX only enters into DFIs with major financial institutions with a minimum credit rating of BBB-. These ratings are issued and revised periodically by risk rating agencies. Furthermore, PEMEX seeks to maintain a diversified portfolio of counterparties.

In order to estimate PEMEX's credit risk exposure to each financial counterparty, the potential future exposure is calculated by projecting the risk factors used in the valuation of each DFI in order to estimate the MtM value for different periods, taking into account any credit risk mitigation provisions.

Moreover, PEMEX has entered into various long-term cross-currency swaps agreements with "recouponing" provisions (pursuant to which the payments on the swaps are adjusted when the MtM exceeds the relevant threshold specified in the swap), thereby limiting the exposure to its counterparties to a specific threshold amount, as well as the counterparties' exposure to PEMEX.

During the fourth quarter of 2024, none of the specified thresholds were reached.

According to IFRS 13 "Fair Value Measurement," the fair value or MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment ("CVA") method to calculate the fair value of its DFIs.

There were no defaults during the fourth quarter of 2024.

For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty's credit default swaps, at each payment date; and c) the default recovery rates of each counterparty.

Furthermore, by means of its credit guidelines for DFI operations, Pemex Industrial Transformation significantly reduces its credit risk exposure related to the DFIs.

In order to qualify for these DFIs, Pemex Industrial Transformation's customers must be party to a current natural gas supply contract and sign a domestic master derivative agreement.

Additionally, according to the credit guidelines, DFIs with these customers must be initially secured by cash deposits, letters of credit or other collateral provisions, as required. The credit guidelines indicate that Pemex Industrial Transformation may offer DFIs with an exemption from collateral requirements up to a certain amount, through a credit line approved by the credit

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PEMEX					Consolidated
Ticker:	PEMEX	Quarter:	4	Year:	2024

committee, based on an internal financial and credit assessment. Moreover, if the credit line is insufficient to cover each client's exposure, the client is obligated to deposit collateral.

In accordance with these guidelines, in the event that a client does not meet its payment obligations, DFIs related to this client would be terminated, rights to any available collateral would be exercised and, if the collateral were insufficient to cover the fair value, or in the absence of collateral, natural gas supply would be suspended until the payment is made.

As of the fourth quarter of 2024, Pemex Industrial Transformation had no DFIs since all the DFIs of its portfolios expired in 2019. As such, once the total settlement of the operations was carried out, the exempt credit lines expired, and the guarantees deposited by the clients were entirely returned.

PMI Trading's credit risk associated with DFI transactions is mitigated through the use of futures and standardized instruments that are cleared through CME-Clearport.

SENSITIVITY ANALISIS

PEMEX has entered into DFIs with the purpose to mitigate the market risk for specific flows or predetermined volumes associated with its operations. PEMEX's DFIs have the same characteristics (e.g. underlying assets, payment dates, amounts, volumes) as the hedged position, but with the opposite exposure to the market risk factors. As a result of these mitigation strategies, PEMEX has a minor sensitivity to the hedged market risk factors.

Given that PEMEX's hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge's effectiveness or to monitor them.

Natural gas DFIs that Pemex Industrial Transformation has offered to its domestic customers have been reported as transactions with trading purposes. However, such operations were fully compensated by the operations entered into with financial counterparties, maintaining a negligible or even null exposure to market risk (due to this back-to-back mechanism). As of the fourth quarter of 2024, Pemex Industrial Transformation did not have any DFI to report, since all the DFIs of its portfolios expired in 2019. As such, it is no necessary to conduct either a sensitivity analysis or to measure or monitor the hedge effectiveness.

Other DFIs seek to hedge the changes in the price of the commercialized products, such that the DFIs' underlying assets have correlations with the prices of the products involved in commercialization. PMI Trading estimates the Value at Risk (VaR) of these DFIs. Notably, DFIs of PMI Trading (all of them related to petroleum derivatives), are classified under cash and cash equivalents for accounting purposes due to their liquidity.

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PEMEX Consolidated

Ticker: PEMEX Quarter: 4 Year: 2024

Quantitative information for disclosure [text block]

QUANTITATIVE DISCLOSURE

Accounting treatment applied and the impact in the financial statements

PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the "Derivative financial instruments (cost) income, net" line item in the consolidated statement of comprehensive income.

As of December 31, 2024, and 2023 (includes the amount of the embedded derivative), the net fair value of PEMEX's DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (99,768,509) and Ps. (26,568,577), respectively. As of December 31, 2024, 2023, PEMEX did not have any DFIs designated as hedges for accounting purposes.

All of PEMEX's DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the "Derivative financial instruments (cost) income, net" line item in the consolidated statement of comprehensive income.

In accordance with established accounting policies, PEMEX has analyzed the different non-financial contracts that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, As of December 31, 2024, and 2023, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the non-financial contracts.

As of December 31, 2023, PEMEX had recognized a favorable implicit forward for Ps. 194,194 contained in an FX Single Cross Currency Swap contract, which expired in February 2024. As of December 31, 2024, PEMEX did not recognize effects from embedded derivatives in the financial contracts.

For the twelve-month periods ended December 31, 2024, and 2023, PEMEX recognized a net (loss) gain of Ps. (27,594,229) and Ps. 672,226, respectively, in the "Derivative financial instruments (cost) income, net" line item with respect to DFIs treated as instruments entered into for trading purposes (the gain as of December 31, 2023, includes the gain generated by the embedded derivative and the loss as of December 31, 2024, includes the loss from the cancellation of the embedded derivative).

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

FAIR VALUE OF DFIs

The summary of PEMEX's current DFIs along with their fair value is shown in the next tables:

TABLE 1

Interest Rate and Currency Derivatives

(in thousands of pesos, except as noted, as of December 31, 2024)

Derivative Type	Hedging/ Trading	Notional Amount	Underlying Value		Fair Value		Notional amounts by expected maturity year						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter							
							2025	2026	2027	2028	2029	Thereafter	
Interest Rate Swaps	Trading	20,724,337	TERM SOFR 3M = 4.3051% TERM SOFR 6M = 4.250% DAILY COMPOUNDED SOFR = 4.49%	TERM SOFR 3M = 4.59211% TERM SOFR 6M = 4.25387% DAILY COMPOUNDED SOFR = 4.96%	(31,385)	461,544	2,482,867	0	0	18,241,470	0	0	0
Interest Rate Options	Hedging	0	TERM SOFR 1M = 4.3325%	TERM SOFR 1M = 4.8457%	0	0	0	0	0	0	0	0	0
Currency Swaps	Hedging	146,740,018	MXN = 20.2683 1/EUR = 1.03545 1/GBP = 1.2525 JPY = 157.2405 CHF = 0.90596 Exchange rates against US dollar. UDI = 8.340909 Exchange rate against MXN	MXN = 19.629 1/EUR = 1.1181 1/GBP = 1.342 JPY = 144.69261 CHF = 0.8459 Exchange rates against US dollar. UDI = 8.247167 Exchange rate against MXN	(3,703,081)	2,342,860	36,586,264	39,270,424	27,221,847	4,749,625	29,823,494	9,088,364	0
Currency Options	Hedging	147,120,310	1/EUR = 1.03545 1/GBP = 1.2525 JPY = 157.2405 CHF = 0.90596 Exchange rates against US dollar.	1/EUR = 1.1181 1/GBP = 1.342 JPY = 144.69261 CHF = 0.8459 Exchange rates against US dollar.	(7,709,242)	(4,608,599)	40,270,984	26,054,005	26,232,247	26,232,247	26,232,247	2,098,580	0
Only cupon swaps	Hedging	44,890,253	1/EUR = 1.03545 Exchange rate against US dollar.	1/EUR = 1.1181 Exchange rate against US dollar.	(909,506)	(504,496)	17,834,606	0	0	27,055,647	0	0	0
Currency Forward	Trading	0	MXN = 20.2683 Exchange rate against US dollar.	MXN = 19.629 Exchange rate against US dollar.	0	90,884	0	0	0	0	0	0	0
Prepaid Swap	Trading	110,393,509	MXN = 20.2683 Exchange rate against US dollar.	MXN = 19.629 Exchange rate against US dollar.	(87,155,413)	(35,606,165)	61,490,994	48,902,516	0	0	0	0	17,011,240

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

TABLE 2
Crude Oil Derivatives
(in thousands of pesos, except as noted, as of December 31, 2024)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Crude Oil Options	Hedging	64.57	WTI = 69.70 Brent= 73.13	WTI = 69.37 Brent= 72.87	(259,882)	980,367	64.57	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel.

TABLE 3
Crack Spread Derivatives
(in thousands of pesos, except as noted, as of December 31, 2024)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Diesel Crack Spread Swaps	Hedging	0	N.A.	N.A.	0	0	0	0	0	0	0	0	0
Gasoline Crack Spread Swaps	Hedging	0	N.A.	N.A.	0	0	0	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

TABLE 4

Crude and Petroleum Products Financial Derivatives Classified as Cash and Cash Equivalent for Accounting Purposes due to their Liquidity

(in thousands of pesos, except as noted, as of December 31, 2024)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered (3)
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Futures	Trading	(0.0)	120.28	82.57	(6,128)	(10,327)	(0.0)	0	0	0	0	0	0
Exchange Traded Swaps	Trading	(0.9)	66.26	63.14	(15,006)	254,696	(0.9)	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value per barrel.

(3) Exchange traded operations, both futures and swaps have an initial margin of Ps (51,503)

The information in these tables has been calculated using the exchange rates as of December 31, 2024, Ps. 20.2683 = US$1.00 and as of September 30, 2024, Ps. 19.629 = US$1.00

The information in these tables has been calculated using the exchange rates as of December 31, 2024, Ps. 20.9868 = EUR $1.00 and as of September 30, 2024, Ps. 21.94718 = EUR $1.00

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

[800100] Notes - Subclassifications of assets, liabilities and equities

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Subclassifications of assets, liabilities and equities [abstract]		
Cash and cash equivalents [abstract]		
Cash [abstract]		
Cash on hand	38,552,592,000	29,607,916,000
Balances with banks	29,255,874,000	16,120,404,000
Total cash	67,808,466,000	45,728,320,000
Cash equivalents [abstract]		
Short-term deposits, classified as cash equivalents	0	0
Short-term investments, classified as cash equivalents	36,553,818,000	23,019,056,000
Other banking arrangements, classified as cash equivalents	0	0
Total cash equivalents	36,553,818,000	23,019,056,000
Other cash and cash equivalents	0	0
Total cash and cash equivalents	104,362,284,000	68,747,376,000
Trade and other current receivables [abstract]		
Current trade receivables	128,726,992,000	111,394,431,000
Current receivables due from related parties	0	0
Current prepayments [abstract]		
Current advances to suppliers	0	0
Current prepaid expenses	0	0
Total current prepayments	0	0
Current receivables from taxes other than income tax	44,073,026,000	140,616,822,000
Current value added tax receivables	0	0
Current receivables from sale of properties	0	0
Current receivables from rental of properties	0	0
Other current receivables	65,731,280,000	63,349,983,000
Total trade and other current receivables	238,531,298,000	315,361,236,000
Classes of current inventories [abstract]		
Current raw materials and current production supplies [abstract]		
Current raw materials	0	0
Current production supplies	0	0
Total current raw materials and current production supplies	0	0
Current merchandise	0	0
Current work in progress	970,885,000	1,501,514,000
Current finished goods	78,753,583,000	104,053,537,000
Current spare parts	0	0
Property intended for sale in ordinary course of business	0	0
Other current inventories	7,529,498,000	6,480,941,000
Total current inventories	87,253,966,000	112,035,992,000
Non-current assets or disposal groups classified as held for sale or as held for distribution to owners [abstract]		
Non-current assets or disposal groups classified as held for sale	0	0
Non-current assets or disposal groups classified as held for distribution to owners	0	0
Total non-current assets or disposal groups classified as held for sale or as held for distribution to owners	0	0
Trade and other non-current receivables [abstract]		
Non-current trade receivables	0	0
Non-current receivables due from related parties	0	0
Non-current prepayments	0	0
Non-current lease prepayments	0	0
Non-current receivables from taxes other than income tax	0	0
Non-current value added tax receivables	0	0

75 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Non-current receivables from sale of properties	0	0
Non-current receivables from rental of properties	0	0
Revenue for billing	0	0
Other non-current receivables	1,021,778,000	1,179,706,000
Total trade and other non-current receivables	1,021,778,000	1,179,706,000
Investments in subsidiaries, joint ventures and associates [abstract]		
Investments in subsidiaries	0	0
Investments in joint ventures	0	0
Investments in associates	2,630,979,000	1,854,803,000
Total investments in subsidiaries, joint ventures and associates	2,630,979,000	1,854,803,000
Property, plant and equipment [abstract]		
Land and buildings [abstract]		
Land	53,332,363,000	52,888,298,000
Buildings	26,193,648,000	25,387,809,000
Total land and buildings	79,526,011,000	78,276,107,000
Machinery	0	0
Vehicles [abstract]		
Ships	0	0
Aircraft	0	0
Motor vehicles	15,734,959,000	16,093,290,000
Total vehicles	15,734,959,000	16,093,290,000
Fixtures and fittings	0	0
Office equipment	8,599,679,000	6,597,056,000
Tangible exploration and evaluation assets	0	0
Mining assets	0	0
Oil and gas assets	1,031,397,502,000	951,442,352,000
Construction in progress	507,394,786,000	423,257,938,000
Construction prepayments	0	0
Other property, plant and equipment	6,780,958,000	6,655,423,000
Total property, plant and equipment	1,649,433,895,000	1,482,322,166,000
Investment property [abstract]		
Investment property completed	0	0
Investment property under construction or development	0	0
Investment property prepayments	0	0
Total investment property	0	0
Intangible assets and goodwill [abstract]		
Intangible assets other than goodwill [abstract]		
Brand names	0	0
Intangible exploration and evaluation assets	15,714,320,000	18,940,360,000
Mastheads and publishing titles	0	0
Computer software	0	0
Licences and franchises	0	0
Copyrights, patents and other industrial property rights, service and operating rights	1,517,048,000	1,410,459,000
Recipes, formulae, models, designs and prototypes	0	0
Intangible assets under development	0	0
Other intangible assets	0	0
Total intangible assets other than goodwill	17,231,368,000	20,350,819,000
Goodwill	0	0
Total intangible assets and goodwill	17,231,368,000	20,350,819,000
Trade and other current payables [abstract]		
Current trade payables	0	0
Current payables to related parties	0	0
Accruals and deferred income classified as current [abstract]		

76 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Deferred income classified as current	0	0
Rent deferred income classified as current	0	0
Accruals classified as current	506,153,003,000	368,345,849,000
Short-term employee benefits accruals	0	0
Total accruals and deferred income classified as current	506,153,003,000	368,345,849,000
Current payables on social security and taxes other than income tax	0	0
Current value added tax payables	0	0
Current retention payables	0	0
Other current payables	0	0
Total trade and other current payables	506,153,003,000	368,345,849,000
Other current financial liabilities [abstract]		
Bank loans current	278,653,561,000	254,766,203,000
Stock market loans current	132,168,475,000	135,100,667,000
Other current iabilities at cost	14,415,029,000	87,354,724,000
Other current liabilities no cost	0	0
Other current financial liabilities	108,972,465,000	36,494,962,000
Total Other current financial liabilities	534,209,530,000	513,716,556,000
Trade and other non-current payables [abstract]		
Non-current trade payables	0	0
Non-current payables to related parties	0	0
Accruals and deferred income classified as non-current [abstract]		
Deferred income classified as non-current	0	0
Rent deferred income classified as non-current	0	0
Accruals classified as non-current	0	0
Total accruals and deferred income classified as non-current	0	0
Non-current payables on social security and taxes other than income tax	0	0
Non-current value added tax payables	0	0
Non-current retention payables	0	0
Other non-current payables	0	0
Total trade and other non-current payables	0	0
Other non-current financial liabilities [abstract]		
Bank loans non-current	182,683,200,000	116,579,141,000
Stock market loans non-current	1,350,962,065,000	1,200,669,622,000
Other non-current liabilities at cost	19,942,808,000	0
Other non-current liabilities no cost	0	0
Other non-current financial liabilities	0	0
Total Other non-current financial liabilities	1,553,588,073,000	1,317,248,763,000
Other provisions [abstract]		
Other non-current provisions	137,208,984,000	83,310,554,000
Other current provisions	0	0
Total other provisions	137,208,984,000	83,310,554,000
Other reserves [abstract]		
Revaluation surplus	0	0
Reserve of exchange differences on translation	61,680,118,000	(28,679,409,000)
Reserve of cash flow hedges	0	0
Reserve of gains and losses on hedging instruments that hedge investments in equity instruments	0	0
Reserve of change in value of time value of options	0	0
Reserve of change in value of forward elements of forward contracts	0	0
Reserve of change in value of foreign currency basis spreads	0	0
Reserve of gains and losses on financial assets measured at fair value through other comprehensive income	0	0
Reserve of gains and losses on remeasuring available-for-sale financial assets	0	0
Reserve of share-based payments	0	0
Reserve of remeasurements of defined benefit plans	208,185,080,000	21,366,404,000

77 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale	0	0
Reserve of gains and losses from investments in equity instruments	0	0
Reserve of change in fair value of financial liability attributable to change in credit risk of liability	0	0
Reserve for catastrophe	0	0
Reserve for equalisation	0	0
Reserve of discretionary participation features	0	0
Reserve of equity component of convertible instruments	0	0
Capital redemption reserve	0	0
Merger reserve	0	0
Statutory reserve	0	0
Other comprehensive income	0	0
Total other reserves	269,865,198,000	(7,313,005,000)
Net assets (liabilities) [abstract]		
Assets	2,361,331,243,000	2,303,475,336,000
Liabilities	4,201,214,537,000	3,956,454,146,000
Net assets (liabilities)	(1,839,883,294,000)	(1,652,978,810,000)
Net current assets (liabilities) [abstract]		
Current assets	458,389,571,000	538,540,746,000
Current liabilities	1,208,998,632,000	1,123,717,661,000
Net current assets (liabilities)	(750,609,061,000)	(585,176,915,000)

78 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

[800200] Notes - Analysis of income and expense

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31	Quarter Current Year 2024-10-01 - 2024-12-31	Quarter Previous Year 2023-10-01 - 2023-12-31
Analysis of income and expense [abstract]				
Revenue [abstract]				
Revenue from rendering of services	3,155,862,000	3,695,941,000	1,181,091,000	864,826,000
Revenue from sale of goods	1,675,025,374,000	1,716,241,677,000	435,451,701,000	424,667,694,000
Interest income	0	0	0	0
Royalty income	0	0	0	0
Dividend income	0	0	0	0
Rental income	0	0	0	0
Revenue from construction contracts	0	0	0	0
Other revenue	0	0	0	0
Total revenue	1,678,181,236,000	1,719,937,618,000	436,632,792,000	425,532,520,000
Finance income [abstract]				
Interest income	15,669,803,000	18,210,377,000	3,399,812,000	2,474,954,000
Net gain on foreign exchange	0	238,079,042,000	0	55,197,346,000
Gains on change in fair value of derivatives	0	0	0	0
Gain on change in fair value of financial instruments	0	672,226,000	0	7,321,282,000
Other finance income	0	0	0	0
Total finance income	15,669,803,000	256,961,645,000	3,399,812,000	64,993,582,000
Finance costs [abstract]				
Interest expense	158,782,821,000	152,171,381,000	45,069,570,000	40,884,857,000
Net loss on foreign exchange	304,443,110,000	0	48,036,908,000	0
Losses on change in fair value of derivatives	0	0	0	0
Loss on change in fair value of financial instruments	27,594,230,000	0	14,310,697,000	0
Other finance cost	0	0	0	0
Total finance costs	490,820,161,000	152,171,381,000	107,417,175,000	40,884,857,000
Tax income (expense)				
Current tax	126,829,299,000	219,425,435,000	45,834,885,000	10,800,762,000
Deferred tax	3,860,764,000	573,846,000	(90,011,000)	43,066,745,000
Total tax income (expense)	130,690,063,000	219,999,281,000	45,744,874,000	53,867,507,000

79 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

[800500] Notes - List of notes

Disclosure of notes and other explanatory information [text block]

See annex 813000

Disclosure of significant accounting policies [text block]

See annex 813000.

80 of 127

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 81 of 127 [800600] Notes - List of accounting policies Disclosure of significant accounting policies [text block] See annex 813000. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 82 of 127 [813000] Notes - Interim financial reporting Disclosure of interim financial reporting [text block] NOTE 1. STRUCTURE AND BUSINESS OPERATIONS OF PETRÓLEOS MEXICANOS, SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES Petróleos Mexicanos was created by a decree issued by the Mexican Congress on June 7, 1938. The decree was published in the Diario Oficial de la Federación (“Official Gazette of the Federation”) on July 20, 1938 and came into effect on that date. On December 20, 2013, the Decreto por el que se reforman y adicionan diversas disposiciones de la Constitución Política de los Estados Unidos Mexicanos, en Materia de Energía (Decree that amends and supplements various provisions of the Mexican Constitution relating to energy matters), was published in the Official Gazette of the Federation. This Decree came into effect on December 21, 2013 and includes transitional articles setting forth the general framework and timeline for implementing legislation relating to the energy sector. On August 11, 2014, the Ley de Petróleos Mexicanos (the “Petróleos Mexicanos Law”) was published in the Official Gazette of the Federation. The Petróleos Mexicanos Law became effective on October 7, 2014, except for certain provisions. On December 2, 2014, the Secretaría de Energía (“Ministry of Energy”) published in the Official Gazette of the Federation the declaration pursuant to which the special regime governing Petróleos Mexicanos’ activities relating to productive state-owned subsidiaries, affiliates, compensation, assets, administrative liabilities, state dividend, budget and debt came into effect. On June 10, 2015, the Disposiciones Generales de Contratación para Petróleos Mexicanos y sus Empresas Productivas Subsidiarias (General Contracting Provisions for Petróleos Mexicanos and its productive state-owned subsidiaries) was published in the Official Gazette of the Federation and the following day the special regime for acquisitions, leases, services and public works matters came into effect. Once the Petróleos Mexicanos Law came into effect, Petróleos Mexicanos was transformed from a decentralized public entity to a productive state-owned company. Petróleos Mexicanos is a legal entity empowered to own property and carry on business in its own name with the purpose of carrying out exploration and extraction of crude oil and other hydrocarbons in the United Mexican States (“Mexico”), as well as refining, processing, storing, transporting, selling and trading in these products. The Subsidiary Entities, Pemex Exploración y Producción (“Pemex Exploration and Production”), Pemex Transformación Industrial (“Pemex Industrial Transformation”) and Pemex Logística (“Pemex Logistics”) are productive state-owned subsidiaries empowered to own property and carry on business in their own name, subject to the direction and coordination of Petróleos Mexicanos (the “Subsidiary Entities”). The Subsidiary Entities and their primary purposes, are as follows:  Pemex Exploration and Production: This entity is in charge of the exploration and extraction of crude oil and solid, liquid or gaseous hydrocarbons in Mexico, in the exclusive economic zone of Mexico and abroad, as well as drilling services and repair and services of wells;  Pemex Industrial Transformation: This entity performs activities related to refining, transformation, processing, importing, exporting, trading and the sale of hydrocarbons, petroleum products, natural gas and petrochemicals, as well as commercializes, distributes and trades methane, ethane and propylene, directly or through others; and  Pemex Logistics: This entity provides transportation, storage and related services for crude oil, petroleum products and petrochemicals to PEMEX (as defined below) and other companies, through pipelines and maritime and terrestrial means, and provides guard and management services. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 83 of 127 The principal distinction between the Subsidiary Entities and the Subsidiary Companies (as defined below) is that the Subsidiary Entities are productive state-owned entities, whereas the Subsidiary Companies are affiliate companies that were formed in accordance with the applicable laws of each of the respective jurisdictions in which they were incorporated. The “Subsidiary Companies” are defined as those companies which are controlled, directly or indirectly, by Petróleos Mexicanos. On October 31, 2024, the Decreto por el que se reforman el párrafo quinto del artículo 25, los párrafos sexto y séptimo del artículo 27 y el párrafo cuarto del artículo 28 de la Constitución Política de los Estados Unidos Mexicanos, en materia de áreas y empresas estratégicas, (Decree amending the fifth paragraph of article 25, the sixth and seventh paragraphs of article 27, and the fourth paragraph of article 28 of the Political Constitution of the United Mexican States” was published in the Official Gazette of the Federation. As of November 1, 2024, Petróleos Mexicanos changed its nature from a State Productive Company to a State Public Company, ratifying at the same time, the ownership of hydrocarbons in the subsoil as an asset of the Nation. The Congress of the Union has 180 calendar days from November 1, 2024, to amend the secondary laws governing energy matters, including those governing the corporate structure of Petróleos Mexicanos and its Subsidiary Entities. “Associates,” as used herein, means those companies in which Petróleos Mexicanos has significant influence but not control or joint control over its financial and operating policies. Petróleos Mexicanos, the Subsidiary Entities and the Subsidiary Companies are referred to collectively herein as “PEMEX”. PEMEX’s address and its principal place of business is: Av. Marina Nacional No. 329, Col. Verónica Anzures, Alcaldía Miguel Hidalgo, 11300, Ciudad de México, México. NOTE 2. AUTHORIZATION AND BASIS OF PREPARATION Authorization On February 27, 2025, these condensed consolidated interim financial statements and the notes hereto were authorized for issuance by the following officers: Mr. Víctor Rodríguez Padilla, Chief Executive Officer, Mr. Juan Carlos Carpio Fragoso, Chief Financial Officer, Mrs. Elizabeth González Garduño, Deputy Director of Budgeting and Accounting and Mr. Óscar René Orozco Piliado, Associate Managing Director of Accounting. Basis of preparation A. Statement of compliance PEMEX prepared its condensed consolidated interim financial statements as of December 31, 2024 and 2023, and for the three- and twelve-month periods ended December 31, 2024 and 2023, in accordance with IAS 34, “Interim Financial Reporting” (“IAS 34”) of the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These condensed consolidated interim financial statements do not include all the information and disclosures required for full annual consolidated financial statements and should be read in conjunction with PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2023. PEMEX estimates that there is no significant impact on its condensed consolidated interim financial statements due to the seasonality of operations. These condensed consolidated interim financial statements follow the same accounting policies and methods of computation as PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2023. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 84 of 127 B. Basis of accounting These condensed consolidated interim financial statements have been prepared using the historical cost basis method, except for the following items, which have been measured using an alternative basis. ITEM BASIS OF MEASUREMENT Derivative Financial Instruments (“DFIs”) Fair Value Employee Benefits Fair Value of plan assets less present value of the obligation (defined benefit plan) C. Going concern The condensed consolidated interim financial statements have been prepared on a going concern basis, which assumes that PEMEX will be able to continue its operations and can meet its payment obligations for a reasonable period (See Note 18-F). D. Functional and reporting currency These condensed consolidated interim financial statements are presented in Mexican pesos, which is both PEMEX’s functional currency and reporting currency, due to the following: i. The economic environment in which PEMEX operates is Mexico, where the legal currency is the Mexican peso; ii. The budget through which Petróleos Mexicanos and its Subsidiary Entities operate as entities of the Mexican Government, including the ceiling for personnel services, is elaborated, approved and exercised in Mexican pesos; iii. Employee benefits provision was 29% and 35% of PEMEX’s total liabilities as of December 31, 2024 and 2023, respectively. This provision is computed, denominated and payable in Mexican pesos; and iv. Cash flows for payment of general expenses, taxes and duties are realized in Mexican pesos. Although the sales prices of certain products are based on international U.S. dollar-indices, final domestic selling prices are governed by the economic and financial policies established by the Mexican Government. Accordingly, cash flows from domestic sales are generated and received in Mexican pesos. With regards to PEMEX’s foreign currency (export sales, borrowings, etc.), Mexico’s monetary policy regulator, the Banco de México (“Mexican Central Bank”), requires that Mexican Government entities other than financial entities sell their foreign currency to the Mexican Central Bank in accordance with its terms, receiving Mexican pesos in exchange, which is the currency of legal tender in Mexico. Terms definition References in these condensed consolidated interim financial statements and the related notes to “pesos” or “Ps.” refers to Mexican pesos, “U.S. dollars” or “U.S.$” refers to dollars of the United States of America, “yen” or “¥” refers to Japanese yen, “euro” or “€” refers to the legal currency of the European Economic and Monetary Union, “pounds sterling” or “£” refers to the

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 85 of 127 legal currency of the United Kingdom and “Swiss francs” or “CHF” refers to the legal currency of the Swiss Confederation. Figures in all currencies are presented in thousands of the relevant currency unit, except exchange rates and product and share prices. E. Use of judgments and estimates The preparation of the condensed consolidated interim financial statements in accordance with IFRS requires the use of estimates and assumptions made by PEMEX’s management that affect the recorded amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of these condensed consolidated interim financial statements, as well as the recorded amounts of income, costs and expenses during the period. Actual results may differ from these estimates. Significant estimates and underlying assumptions are reviewed, and the effects of such revisions are recognized in the periods in which any estimates are revised and in any future periods affected by such revision. The significant judgements made by management in applying PEMEX’s accounting policies and the key sources of estimation uncertainty were the same as those described in PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2023. i. Measurement of fair values Some of PEMEX’s accounting policies and disclosures require the measurement of the fair values of financial assets and liabilities, as well as non-financial assets and liabilities. PEMEX has an established control framework with respect to the measurement of fair values. This includes a valuation team that has overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values. The valuation team regularly reviews significant unobservable inputs and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, then the valuation team assesses the evidence obtained from the third parties to support the conclusion that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuations should be classified. When measuring the fair value of an asset or a liability, PEMEX uses market observable data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.  Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).  Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs). If the inputs used to measure the fair value of an asset or a liability might be categorized in different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement. PEMEX recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 86 of 127 NOTE 3. MATERIAL ACCOUNTING POLICIES The accounting policies applied in the preparation of these condensed consolidated interim financial statements are consistent with those applied in the preparation of PEMEX’s annual consolidated financial statements as of and for the year ended December 31, 2023, except for the adoption of new standards effective as of January 1, 2024. However, these new standards have not had a material effect on the condensed consolidated interim financial statements of PEMEX. NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS A number of new standards are effective for annual periods beginning after January 1, 2024 and earlier application is permitted; however, PEMEX has not early adopted the new or amended standards in preparing these condensed consolidated interim financial statements. The following amended standards and interpretations are not expected to have a significant impact on PEMEX’s condensed consolidated interim financial statements: i.Applicable as of January 1, 2024  Classification of Liabilities as Current or Non-current and Non-current Liabilities with Covenants (Amendments to IAS 1)  Supplier Finance Arrangements (Amendments to IAS 7 and IFRS 7)  Lease Liability in a Sale and Leaseback (Amendments to IFRS 16)  Lack of Exchangeability (Amendments to IAS 21) ii.Applicable as of January 1, 2027  Presentation and Disclosure in Financial Statements (IFRS 18) PEMEX is in the process of assessing the impact of IFRS 18 to meet the new presentation and disclosure requirements. On March 6, 2024, the SEC adopted final rules mandating registrants to disclose specific climate-related information. On April 5, 2024, the SEC voluntarily stayed such final rules pending judicial review. PEMEX is currently evaluating the potential impact of these regulations on its reporting practices. NOTE 5. SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES As of December 31, 2024 and 2023, the Subsidiary Entities consolidated in these condensed consolidated interim financial statements include Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics. As of December 31, 2024 and 2023, the consolidated Subsidiary Companies are as follows:  P.M.I. Trading, DAC. (“PMI Trading”) (i)(iii)(vii)  P.M.I. Holdings Petróleos España, S.L.U. (“HPE”) (i)(iii)(v) PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 87 of 127  P.M.I. Services North America, Inc. (“PMI SUS”) (i)(iii)(vi)  P.M.I. Norteamérica, S.A. de C.V. (“PMI NASA”) (i)(iii)(iv)  P.M.I. Comercio Internacional, S.A. de C.V. (“PMI CIM”) (i)(ii)(iv)  PMI Campos Maduros SANMA, S. de R.L. de C.V. (“SANMA”) (iii)(iv)(xv)  Pro-Agroindustria, S.A. de C.V. (“AGRO”) (iii)(iv)  PTI Infraestructura de Desarrollo, S.A. de C.V. (“PTI ID”) (iii)(iv)  P.M.I. Servicios Portuarios Transoceánico, S.A. de C.V. (“PMI SP”) (iii)(iv)  Pemex Procurement International, Inc. (“PPI”) (iii)(vi)  Pemex Finance Limited (“FIN”) (iii)(ix)(xiv)  Mex Gas Internacional, S.L. (“MGAS”) (iii)(iv)  Pemex Desarrollo e Inversión de Proyectos, S.A. de C.V. (“PDII”) (iii)(iv)(xi)  KOT Insurance Company, AG. (“KOT”) (iii)(viii)  PPQ Cadena Productiva, S.L.U. (“PPQCP”) (iii)(v)(xiii)  I.I.I. Servicios, S.A. de C.V. (“III Servicios”) (iii)(iv)  PMI Ducto de Juárez, S. de R.L. de C.V. (“PMI DJ”) (i)(iii)(iv)  PMX Fertilizantes Holding, S.A. de C.V. (“PMX FH”) (iii)(iv)  PMX Fertilizantes Pacífico, S.A. de C.V. (“PMX FP”) (iii)(iv)  Grupo Fertinal, S.A. de C.V. (“GP FER”) (iii)(iv)  Compañía Mexicana de Exploraciones, S.A. de C.V. (“COMESA”) (ii)(iv)(xiii)  P.M.I. Trading México, S.A. de C.V. (“TRDMX”) (i)(iii)(iv)  Holdings Holanda Services, B.V. (“HHS”) (iii)(x)  Deer Park Refining Limited Partnership (“Deer Park” or “DPRLP”) (i)(iii)(vi)  Gasolinas Bienestar, S.A. de C.V. (“GASOB”) (iii)(xii) (i) Member Company of the “PMI Subsidiaries”. (ii)Non-controlling interest company (98.33% in PMI CIM and 60.00% in COMESA). (iii)Petróleos Mexicanos owns 100.00% of the interests in this Subsidiary Company. (iv)Operates in Mexico. (v)Operates in Spain. (vi)Operates in the United States of America. (vii)Operates in Ireland. (viii)Operates in Switzerland. (ix)Operates in the Cayman Islands. (x)Operates in the Netherlands. (xi)Formerly Pemex Desarrollo e Inversión Inmobiliaria, S.A. de C.V., until April 20, 2023. (xii)Consolidated as of July 2023. (xiii)This company is in process of liquidation. (xiv)This company was liquidated in September 2024. (xv)This company was liquidated in December 2024. NOTE 6. SEGMENT FINANCIAL INFORMATION PEMEX’s primary business is the exploration and production of crude oil and natural gas, as well as the production, processing, marketing and distribution of petroleum and petrochemical products. As of December 31, 2024 and 2023 PEMEX’s operations were conducted through seven business segments: Exploration and Production, Industrial Transformation, Logistics, DPRLP, Trading Companies, Corporate and Other Operating Subsidiary Companies. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 88 of 127 Due to PEMEX’s structure, there are significant amounts of inter-segment sales among the reporting segments, which are made at market prices. The primary sources of revenue for PEMEX’s business segments are as described below:  The Exploration and Production segment earns revenues from domestic sales of crude oil and natural gas, and from exporting crude oil through certain of the Trading Companies. Crude oil export sales are made through the agent subsidiary company PMI CIM, to 19 major customers in various foreign markets. Approximately half of PEMEX’s crude oil is sold to Pemex Industrial Transformation. Additionally, it receives income from drilling services, and servicing and repairing wells.  The Industrial Transformation segment earns revenues from sales of refined petroleum products and derivatives, mainly to third parties within the domestic market. This segment also sells a significant portion of the fuel oil it produces to the Comisión Federal de Electricidad (Federal Eletricity Commission, or “CFE”) and a significant portion of jet fuel produced to the Aeropuertos y Servicios Auxiliares (Airports and Auxiliary Services Agency or “ASA”). This segment’s most important products are different types of gasoline and diesel. The Industrial Transformation segment also earns revenues from domestic sources generated by sales of natural gas, liquefied petroleum gas, naphtha, butane and ethane and certain other petrochemicals such as methane derivatives, ethane derivatives, aromatics, ammonia, fertilizers and its derivatives.  The Logistics segment earns income from transportation and storage of crude oil, petroleum products and petrochemicals, as well as related services, which it provides by employing pipelines and offshore and onshore resources, and from providing services related to the maintenance, handling, guarding and management of these products.  The DPRLP segment includes Deer Park’s operations and generates revenues from sales of distillates and gasoline in the U.S. market.  The Trading Companies segment, which consist of PMI CIM, PMI NASA, PMI Trading, MGAS and GASOB (the “Trading Companies”), earns revenues from trading crude oil, natural gas and petroleum and petrochemical products in international markets.  The Corporate segment provides administrative, financing and consulting services to PEMEX’s subsidiary entities and companies.  The Other Operating Subsidiary Companies segment provides administrative, financing, consulting and logistical services, as well as economic, tax and legal advice and re-insurance services to PEMEX’s subsidiary entities and companies.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 89 of 127 The following tables present the condensed financial information of these segments, after elimination of unrealized intersegment gain (loss), and include only select line items. The columns before intersegment eliminations include unconsolidated figures. As a result, the line items presented below may not total. These reporting segments are those which PEMEX’s management evaluates in its analysis and on which it bases its decision-making. These reporting segments are presented in PEMEX’s reporting currency. As of/for the twelve-month period ended December 31, 2024 Exploration and Production Industrial Transformation Logistics DPRLP Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Revenues: Trade Ps.347,766,848 628,918,718 — 170,621,292 507,433,973 — 20,284,543 — Ps.1,675,025,374 Intersegment 516,957,515 355,029,222 90,055,975 15,758,565 509,246,055 48,434,871 51,691,573 (1,587,173,776) — Services income 27,348 731,624 414,098 485 1,950,333 1,045 30,929 — 3,155,862 (Impairment) of wells, pipelines, properties, plant and equipment, net 22,705,527 (78,049,865) 582,924 — (37,987) — — — (54,799,401) Cost of sales 532,229,198 1,121,916,505 76,243,029 185,952,580 1,007,777,406 1,249,656 60,967,761 (1,544,575,545) 1,441,760,590 Gross income 27,348 731,624 414,098 485 1,950,333 1,045 30,929 — 181,621,245 Distribution, transportation and sale expenses 15,281,961 8,263,769 158,008 — 151,648 104,345 32,355 (1,772,010) 22,220,076 Administrative expenses 46,943,845 54,914,822 17,706,846 1,841,704 3,632,443 85,961,601 8,922,065 (40,909,949) 179,013,377 Other revenues 9,073,520 5,427,426 828,787 18,921 667,580 983,270 1,642,943 — 18,642,447 Other expenses 4,062,180 9,283,729 483,210 498,188 65,887 77,670 167,169 58,362 14,696,395 Operating (loss) income (57,187,118) (66,303,270) (17,105,179) (2,320,486) (1,232,065) (85,159,301) (7,447,717) 42,623,597 (15,666,156) Financing income 81,442,873 915,653 19,927,846 1,177,512 1,296,321 226,654,666 2,087,505 (317,832,573) 15,669,803 Financing cost 171,319,837 57,706,799 378,866 245,442 7,868,834 236,220,806 2,849,445 (317,807,208) 158,782,821 Derivative financial instruments (cost) income, net (25,445,169) 215,388 — 99,580 (664,381) (1,799,648) — — (27,594,230) Foreign exchange (loss) income — net (95,490,200) (242,811,794) (425,181) — (801,974) 39,427,764 (4,341,725) — (304,443,110) Profit sharing in associates 303,205 (4,105,197) 943 — (3,509,662) (612,728,790) (8,927,854) 629,868,688 901,333 Total duties, taxes and other 124,613,230 — 4,227,570 (1,827) 2,954,749 (2,215,898) 1,112,239 — 130,690,063 Net (loss) income Ps.(392,309,476) (369,796,019) (2,208,007) (1,287,009) (15,735,344) (667,610,217) (22,591,475) 672,466,920 Ps. (620,605,244) Total current assets 1,108,739,936 222,603,033 294,802,660 32,649,858 318,888,121 2,043,102,926 112,395,603 (3,674,792,566) 458,389,571 Total non-current assets 1,011,747,977 591,335,307 155,425,732 34,744,184 114,882,620 (29,325,213) 569,693,086 (545,562,021) 1,902,941,672 Total current liabilities 695,286,168 1,727,762,401 86,113,048 7,891,749 255,885,791 2,051,927,707 58,851,779 (3,674,720,011) 1,208,998,632 Total long-term liabilities 1,942,541,700 575,378,552 71,857,552 1,759,228 1,613,845 1,801,449,926 56,104,760 (1,458,489,658) 2,992,215,905 Total equity (deficit) (517,339,955) (1,489,202,613) 292,257,792 57,743,065 176,271,105 (1,839,599,920) 567,132,150 912,855,082 (1,839,883,294) Depreciation and amortization of wells, pipelines, properties, plant and equipment 124,424,108 10,011,687 6,144,377 2,959,516 272,350 583,189 2,892,592 — 147,287,819 Depreciation of rights of use 313,825 3,224,322 374,922 604,758 720,984 573,733 217,650 — 6,030,194 Net periodic cost of employee benefits 41,263,714 57,475,722 10,682,640 — 29,651 36,622,124 64,434 — 146,138,285 Interest income (1) 174,254 561,859 22,641 313,481 497,110 8,786,413 1,609,679 — 11,965,437 Interest cost (2) (3,921,496) 3,310,989 378,805 245,442 5,706,232 136,377,980 2,103,423 — 144,201,375 (1)Included in financing income. (2)Included in financing cost. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 90 of 127 As of/for the three-month period ended December 31, 2024 Exploration and Production Industrial Transformation Logistics DPRLP Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Revenues: Trade Ps.99,847,224 146,537,675 — 46,850,405 138,462,775 — 3,753,622 — Ps.435,451,701 Intersegment 113,786,273 84,666,476 20,566,435 2,145,705 122,229,105 33,855,313 13,028,122 (390,277,429) — Services income 7,262 513,006 117,738 137 536,142 461 6,345 — 1,181,091 (Impairment) of wells, pipelines, properties, plant and equipment, net 7,258,126 (10,178,095) — — (37,987) — — — (2,957,956) Cost of sales 156,339,335 264,997,222 21,420,085 49,621,379 260,096,942 385,660 15,084,038 (358,379,807) 409,564,854 Gross income 64,559,550 (43,458,160) (735,912) (625,132) 1,093,093 33,470,114 1,704,051 (31,897,622) 24,109,982 Distribution, transportation and sale expenses 14,780,030 (2,387,758) (1,216,713) — 60,367 (14,383) 346 (264,224) 10,957,665 Administrative expenses 27,300,598 16,908,989 9,270,363 486,663 1,113,580 24,027,510 3,562,636 (31,674,209) 50,996,130 Other revenues 4,592,961 1,288,339 302,091 192,616 (83,750) 79,923 357,025 — 6,729,205 Other expenses 745,503 8,402,747 379,440 498,147 19,427 4,316 51,601 3,954 10,105,135 Operating (loss) income 26,326,380 (65,093,799) (8,866,911) (1,417,326) (184,031) 9,532,594 (1,553,507) 36,857 (41,219,743) Financing income 24,257,097 134,982 4,935,528 280,572 353,040 62,899,858 471,932 (89,933,197) 3,399,812 Financing cost 35,932,855 30,579,366 114,615 51,464 2,321,901 65,395,890 569,819 (89,896,340) 45,069,570 Derivative financial instruments (cost) income, net (16,065,458) (24,293) — 4,125 (422,535) 2,197,464 — — (14,310,697) Foreign exchange (loss) — net (39,836,619) (4,460,369) 38,763 — (318,017) (2,778,990) (681,676) — (48,036,908) Profit sharing in associates 314,188 (2,823,118) (25) — (3,461,855) (197,172,306) (8,292,978) 211,915,588 479,494 Total duties, taxes and other 45,551,148 — (210,930) (83,258) 293,196 (246,665) 441,383 — 45,744,874 Net (loss) Ps.(86,488,415) (102,845,963) (3,796,330) (1,100,835) (6,648,495) (190,470,605) (11,067,431) 211,915,588 Ps.(190,502,486) Total current assets 48,411,737 (8,362,251) 8,513,761 (7,032,943) 33,002,316 215,967,709 (5,496,975) (313,140,624) (28,137,270) Total non-current assets 46,936,164 18,010,054 2,316,744 802,352 (1,592,161) (121,874,970) 21,164,379 110,495,543 76,258,105 Total current liabilities 134,365,867 91,282,092 11,625,579 (6,228,584) 31,593,567 200,604,307 6,562,514 (313,140,649) 156,664,693 Total long-term liabilities 27,969,166 (17,317,194) (6,595,352) (995,503) 32,131 (5,837,685) (2,178,352) (2,919,481) (7,842,270) Total equity (deficit) (66,987,132) (64,317,095) 5,800,278 993,496 (215,543) (100,673,883) 11,283,242 113,415,049 (100,701,588) Depreciation and amortization of wells, pipelines, properties, plant and equipment 31,499,122 2,474,064 1,454,800 1,088,983 67,776 155,280 1,127,397 — 37,867,422 Depreciation of rights of use 70,857 851,428 102,486 127,919 179,051 121,838 66,289 — 1,519,868 Net periodic cost of employee benefits 11,963,193 15,574,946 3,750,841 — 26,764 10,585,132 17,261 — 41,918,137 Interest income (1) 38,673 127,657 4,814 78,903 131,344 1,715,608 348,431 — 2,445,430 Interest cost (2) (707,345) 899,651 114,612 51,464 1,514,699 35,505,080 502,803 — 37,880,964 (1)Included in financing income. (2)Included in financing cost. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 91 of 127 For the twelve-month period ended December 31, 2023 Exploration and Production Industrial Transformation Logistics DPRLP Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Revenues: Trade Ps.439,640,623 751,060,122 — 173,219,485 333,396,095 — 18,925,352 — Ps.1,716,241,677 Intersegment 460,698,652 283,789,335 96,564,079 12,949,407 604,815,421 96,619,612 55,447,803 (1,610,884,309) — Services income 30,725 321,260 1,380,704 251 1,908,488 856 53,657 — 3,695,941 (Impairment) of wells, pipelines, properties, plant and equipment, net (2,353,077) (25,568,713) (612,906) — (191,786) — (71,036) — (28,797,518) Cost of sales 492,999,594 1,148,635,601 84,973,463 173,140,717 922,943,882 1,269,012 66,504,967 (1,509,793,447) 1,380,673,789 Gross income 405,017,329 (139,033,597) 12,358,414 13,028,426 16,984,336 95,351,456 7,850,809 (101,090,862) 310,466,311 Distribution, transportation and sale expenses 705,144 25,236,722 329,579 — 144,785 59,304 74,042 (10,757,343) 15,792,233 Administrative expenses 78,844,955 62,852,084 22,085,461 1,650,684 3,435,669 83,534,109 7,995,431 (90,281,862) 170,116,531 Other revenues 2,953,135 9,149,545 932,509 44,657 698,967 758,097 1,099,045 — 15,635,955 Other expenses 10,101,486 5,666,808 590,957 24,893 145,621 987 766,407 (55,023) 17,242,136 Operating income (loss) 318,318,879 (223,639,666) (9,715,074) 11,397,506 13,957,228 12,515,153 113,974 3,366 122,951,366 Financing income 61,784,027 1,835,968 18,720,533 853,723 640,628 152,838,231 1,727,347 (220,190,080) 18,210,377 Financing cost 126,967,447 25,908,568 387,557 161,067 5,561,753 210,105,849 3,265,856 (220,186,716) 152,171,381 Derivative financial instruments income (loss), net 7,314,615 570,701 — — (116,640) (7,096,450) — — 672,226 Foreing exchange income (loss), net 111,796,250 132,739,126 221,212 — 105,319 (11,196,911) 4,414,046 — 238,079,042 Profit sharing in associates 35,221 37,688 28 — 18,149,561 68,641,910 17,074,729 (103,529,822) 409,315 Total duties, taxes and other 218,982,795 — 1,539,042 122,806 1,914,357 (2,510,630) (49,089) — 219,999,281 Net income (loss) Ps.153,298,750 (114,364,751) 7,300,100 11,967,356 25,259,986 8,106,714 20,113,329 (103,529,820) Ps.8,151,664 Total current assets 909,819,796 218,747,813 274,384,409 34,058,111 235,899,424 1,850,711,295 111,621,072 (3,096,701,174) 538,540,746 Total non-current assets 910,837,120 521,938,961 162,309,993 27,058,584 101,729,105 158,576,028 448,587,744 (566,102,945) 1,764,934,590 Total current liabilities 629,264,289 1,161,203,831 89,855,544 10,696,459 182,349,198 2,071,859,608 75,119,615 (3,096,630,883) 1,123,717,661 Total non-current liabilities 1,727,159,904 625,142,251 83,574,554 3,191,749 1,247,810 1,590,289,886 58,281,618 (1,256,151,287) 2,832,736,485 Equity (deficit), net (535,767,277) (1,045,659,308) 263,264,304 47,228,487 154,031,521 (1,652,862,171) 426,807,583 689,978,051 (1,652,978,810) Depreciation and amortization of wells, pipelines, properties, plant and equipment 115,208,527 11,087,095 5,999,033 2,259,734 285,737 565,065 2,150,085 — 137,555,276 Depreciation of rights of use 313,017 3,140,172 392,810 548,953 772,779 602,527 116,582 — 5,886,840 Net periodic cost of employee benefits 39,404,972 56,498,324 9,755,635 — 20,491 35,701,990 34,293 — 141,415,705 Interest income (1) 183,459 832,721 40,720 423,942 172,028 11,109,036 1,269,666 — 14,031,572 Interest cost (2) (721,838) 3,351,937 387,052 161,067 4,509,516 130,686,827 2,606,129 — 140,980,690 (1)Included in financing income. (2)Included in financing cost. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 92 of 127 For the three-month period ended December 31, 2023 Exploration and Production Industrial Transformation Logistics DPRLP Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Revenues: Trade Ps.112,958,959 168,689,578 — 38,991,479 101,714,801 — 2,312,877 — Ps.424,667,694 Intersegment 111,048,688 78,803,641 19,254,721 4,132,781 163,005,409 26,824,826 12,442,603 (415,512,669) — Services income 11,326 65,095 196,810 251 572,919 241 18,184 — 864,826 Reversal of impairment (impairment) of wells, pipielines, properties, plant and equipment. 60,371,978 (14,107,522) (601,600) — (191,786) — (71,036) — 45,400,034 Cost of sales 145,004,137 277,754,183 24,154,581 45,000,741 262,507,643 413,087 11,860,524 (386,586,760) 380,108,136 Gross income 139,386,814 (44,303,391) (5,304,650) (1,876,230) 2,593,700 26,411,980 2,842,104 (28,925,909) 90,824,418 Distribution, transportation and sale expenses 298,109 10,132,935 314,614 — 38,345 (13,560) 15,449 (3,616,472) 7,169,420 Administrative expenses 22,730,419 16,116,415 6,009,013 714,481 1,088,557 26,036,701 2,656,205 (25,249,596) 50,102,195 Other revenues 794,425 1,672,707 261,097 4,782 139,614 86,206 (2,432,335) — 526,496 Other expenses (6,678,485) 4,823,868 589,485 6,658 2,347 1 586,507 (47,593) (717,212) Operating income (loss) 123,831,196 (73,703,902) (11,956,665) (2,592,587) 1,604,065 475,044 (2,848,392) (12,248) 34,796,511 Financing income 15,711,709 948,228 4,692,606 247,997 205,192 37,829,989 560,443 (57,721,210) 2,474,954 Financing cost 34,874,203 4,410,338 111,571 41,235 1,437,482 56,464,399 1,279,091 (57,733,462) 40,884,857 Derivative financial instruments income (loss), net 8,047,205 294,220 — — 246,242 (1,266,385) — — 7,321,282 Foreing exchange income (loss), net 7,573,616 51,842,542 97,723 — 66,379 (5,157,630) 774,716 — 55,197,346 Profit sharing in associates 55,316 (442,622) — — (3,451,822) 28,812,944 (11,910,940) (12,973,737) 89,139 Total duties, taxes and other 57,807,636 — (2,900,697) 16,698 315,361 (820,610) (550,881) — 53,867,507 Net income (loss) Ps.62,537,203 (25,471,872) (4,377,210) (2,402,523) (3,082,787) 5,050,173 (14,152,383) (12,973,733) Ps.5,126,868 Depreciation and amortization of wells, pipelines, properties, plant and equipment 44,227,953 3,094,868 1,340,308 626,925 68,395 141,903 652,310 — 50,152,662 Depreciation of rights of use 98,391 776,527 101,511 141,058 186,224 160,295 31,469 — 1,495,475 Net periodic cost of employee benefits 11,775,878 16,233,982 3,547,684 — 18,436 11,185,524 (1,211) — 42,760,293 Interest income (1) 48,017 178,458 4,516 106,960 61,719 2,043,229 451,236 — 2,894,135 Interest cost (2) (272,815) 816,330 111,553 41,235 1,122,618 34,236,208 924,386 — 36,979,515 (1)Included in financing income. (2)Included in financing cost.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

NOTE 7. REVENUE

A. Revenue disaggregation

For the twelve- and three-month periods ended December 31, 2024 and 2023, the revenues were as follows:

For the period ended December 31,	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Total
Geographical market								
2024								
United States	Ps.183,884,160	—	—	170,621,777	129,839,785	—	3,153,491	Ps. 487,499,213
Other	79,674,565	—	—	—	27,644,096	—	613,913	107,932,574
Europe	84,083,640	—	—	—	16,965,315	—	—	101,048,955
Local	151,831	629,650,342	414,098	—	334,935,110	1,045	16,548,068	981,700,494
Total	**Ps.347,794,196**	**629,650,342**	**414,098**	**170,621,777**	**509,384,306**	**1,045**	**20,315,472**	**Ps.1,678,181,236**
2023								
United States	Ps.296,391,618	—	—	173,219,736	134,750,470	—	2,266,722	Ps. 606,628,546
Other	79,526,182	—	—	—	12,068,575	—	174,843	91,769,600
Europe	63,582,520	—	—	—	5,571,102	—	—	69,153,622
Local	171,028	751,381,382	1,380,704	—	182,914,436	856	16,537,444	952,385,850
Total	**Ps.439,671,348**	**751,381,382**	**1,380,704**	**173,219,736**	**335,304,583**	**856**	**18,979,009**	**Ps.1,719,937,618**
Major products and services								
2024								
Crude oil	Ps.347,642,365	—	—	—	16,027,291	—	—	Ps. 363,669,656
Gas	124,483	58,296,718	—	—	18,016,292	—	—	76,437,493
Refined petroleum products	—	549,787,581	—	45,030,356	348,412,422	—	—	943,230,359
Other	—	20,834,419	—	125,590,936	124,977,968	—	20,284,543	291,687,866
Services	27,348	731,624	414,098	485	1,950,333	1,045	30,929	3,155,862
Total	**Ps.347,794,196**	**629,650,342**	**414,098**	**170,621,777**	**509,384,306**	**1,045**	**20,315,472**	**Ps.1,678,181,236**
2023								
Crude oil	Ps.439,500,320	—	—	—	9,640,797	—	—	Ps. 449,141,117
Gas	140,303	63,518,907	—	4,170,270	31,402,341	—	—	99,231,821
Refined petroleum products	—	678,407,577	—	1,350,729	292,288,972	—	—	972,047,278
Other	—	9,133,638	—	167,698,486	63,985	—	18,925,352	195,821,461
Services	30,725	321,260	1,380,704	251	1,908,488	856	53,657	3,695,941
Total	**Ps.439,671,348**	**751,381,382**	**1,380,704**	**173,219,736**	**335,304,583**	**856**	**18,979,009**	**Ps.1,719,937,618**
Timing of revenue recognition								
2024								
Products transferred at a point in time	Ps.347,766,848	613,694,202	414,098	170,621,292	507,433,973	—	20,284,543	Ps.1,660,214,956
Products and services transferred over the time	27,348	15,956,140	—	485	1,950,333	1,045	30,929	17,966,280
Total	**Ps.347,794,196**	**629,650,342**	**414,098**	**170,621,777**	**509,384,306**	**1,045**	**20,315,472**	**Ps.1,678,181,236**
2023								
Products transferred at a point in time	Ps.439,640,623	727,928,413	1,380,704	173,219,486	333,396,095	—	18,925,352	Ps.1,694,490,673
Products and services transferred over the time	30,725	23,452,969	—	250	1,908,488	856	53,657	25,446,945
Total	**Ps.439,671,348**	**751,381,382**	**1,380,704**	**173,219,736**	**335,304,583**	**856**	**18,979,009**	**Ps.1,719,937,618**

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For the three-month periods ended December 31,	Exploration and Production	Industrial Transformation	Logistics	DPRLP (1)	Trading Companies	Corporate	Other Operating Subsidiary Companies	Total
Geographical market								
2024								
United States	Ps.44,209,841	—	—	46,850,542	34,874,243	—	1,490,680	Ps.127,425,306
Other	24,748,859	—	—	—	6,197,666	—	218,310	31,164,835
Europe	30,853,901	—	—	—	4,135,990	—	—	34,989,891
Local	41,885	147,050,681	117,738	—	93,791,018	461	2,050,977	243,052,760
Total	**Ps.99,854,486**	**147,050,681**	**117,738**	**46,850,542**	**138,998,917**	**461**	**3,759,967**	**Ps.436,632,792**
2023								
United States	Ps.78,419,971	—	—	38,991,730	30,226,536	—	784,250	Ps.148,422,487
Other	19,193,734	—	—	—	4,306,474	—	68,475	23,568,683
Europe	15,774,349	—	—	—	3,004,712	—	—	18,779,061
Local	(417,769)	168,754,673	196,810	—	64,749,998	241	1,478,336	234,762,289
Total	**Ps.112,970,285**	**168,754,673**	**196,810**	**38,991,730**	**102,287,720**	**241**	**2,331,061**	**Ps.425,532,520**
Major products and services								
2024								
Crude oil	Ps.99,812,601	—	—	—	5,355,092	—	—	Ps.105,167,693
Gas	34,623	14,864,256	—	(2,726,979)	5,107,160	—	—	17,279,060
Refined petroleum products	—	122,734,093	—	44,371,413	91,662,138	—	—	258,767,644
Other	—	8,939,326	—	5,205,971	36,338,385	—	3,753,622	54,237,304
Services	7,262	513,006	117,738	137	536,142	461	6,345	1,181,091
Total	**Ps.99,854,486**	**147,050,681**	**117,738**	**46,850,542**	**138,998,917**	**461**	**3,759,967**	**Ps.436,632,792**
2023								
Crude oil	Ps.112,926,143	—	—	—	6,193,811	—	—	Ps.119,119,954
Gas	32,816	16,660,467	—	655,478	5,001,340	—	—	22,350,101
Refined petroleum products	—	144,227,629	—	457,856	90,519,650	—	—	235,205,135
Other	—	7,801,482	—	37,878,145	—	—	2,312,877	47,992,504
Services	11,326	65,095	196,810	251	572,919	241	18,184	864,826
Total	**Ps.112,970,285**	**168,754,673**	**196,810**	**38,991,730**	**102,287,720**	**241**	**2,331,061**	**Ps.425,532,520**
Timing of revenue recognition								
2024								
Products transferred at a point in time	Ps.99,847,224	144,542,312	117,738	46,850,405	138,462,775	—	3,753,622	Ps.433,574,076
Products and services transferred over the time	7,262	2,508,369	—	137	536,142	461	6,345	3,058,716
Total	**Ps.99,854,486**	**147,050,681**	**117,738**	**46,850,542**	**138,998,917**	**461**	**3,759,967**	**Ps.436,632,792**
2023								
Products transferred at a point in time	Ps.112,958,959	162,681,101	196,810	38,991,480	101,714,801	—	2,312,877	Ps.418,856,028
Products and services transferred over the time	11,326	6,073,572	—	250	572,919	241	18,184	6,676,492
Total	**Ps.112,970,285**	**168,754,673**	**196,810**	**38,991,730**	**102,287,720**	**241**	**2,331,061**	**Ps.425,532,520**

Nature, performance obligations and timing of revenue recognition-

Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer.

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The following table provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms and the related revenue.

Products / services	Nature, performance obligations	Timing of revenue recognition
Crude oil sales	Export sales of crude oil are based on delivery terms established in contracts or orders. All sales are performed by the Free on Board International commercial term ("FOB" Incoterm). Crude oil sale contracts consider possible customers' claims due to product quality, volume or delays in boarding, which are estimated in the price of the transaction. For orders that have variations in price, revenue is adjusted on the closing date of each period. The subsequent variations in the fair value at the different reporting dates are recognized according to IFRS 9. The price of the product is determined based on a market components formula and the sale of crude oil.	Revenue is recognized at a point in time when control of the crude oil has transferred to the customer, which occurs when the product is delivered at the point of shipping. Invoices are generated at that time and are mostly payable within the deadlines established in contracts or orders. Payments in respect of crude oil sold and delivered shall be made within 30 days after the date of the bill of lading therefor. For international market crude oil sales, revenue is recognized with a provisional price, which undergoes subsequent adjustments until the product has arrived at the port of destination. There may be a period of up to two months in determining the final sale price, such as in the case of sales to some regions. Revenue is measured initially estimating variables such as quality and volume claims, delays in boarding, etc.
Sale of petroleum products	For all petroleum products, there is only one performance obligation that includes transport and handling services to the point of delivery. The price is determined based on the price at the point of delivery, adding the price of the services rendered (freight, handling of jet fuel, etc.) with the provisions and terms established by the *Comisión Reguladora de Energía* (Energy Regulatory Commission or "CRE").	Revenue is recognized at a point in time when control is transferred to the customer, which occurs either at the point of shipping or when it is delivered at the customer's facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue is initially measured by estimating variables such as quality and volume claims, etc. Invoices are usually payable within 30 days.

Sales of natural gas	There is only one performance obligation that includes transport and handling services to the point of delivery. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume	Revenue is recognized at a point in time when control is transferred to the customer, which occurs when it is delivered at the customer's facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred.

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Products / services	Nature, performance obligations	Timing of revenue recognition
	claims, and incentives for the purchase of products; which are known days after the transaction. Such variable consideration is recognized to the extent that it is probable that it will not be reversed in a future period.	Revenue initially is measured estimating variables as quality and volume claims, etc. Invoices are usually payable within 30 days.
Services	In cases where within the same service order there are transportation and storage services, there could exist more than one performance obligation, depending on the term of the service. When there is a performance obligation, the price is not distributed, but if it is considered that there is more than one performance obligation, the price of the transaction is considered based on the prices established in the service orders and which also include penalties such as quality and volume claims.	Income is recognized over time as the service is rendered. Invoices are usually payable within 22 days.

Other products	There is only one performance obligation that includes transportation for delivery to destination. The sale and delivery of the product are made at the same time and because they are FOB, transportation fees are included in the price of sale of the product. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction.	The price of the product is estimated on the date of sale and considers variables such as quality and volume claims, etc. Invoices are usually payable within 30 days.

B. Accounts receivable in the statement of financial position

As of December 31, 2024 and 2023, PEMEX had accounts receivable derived from customer contracts in the amounts of Ps.128,726,992 and Ps.111,394,431, respectively (see Note 10).

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C. Practical expedients

i. Significant financial component, less than one year

PEMEX does not need to adjust the amount committed in consideration for goods and services to account for the effects of a significant financing component, since the transfer and the time of payment of a good or service committed to the customer is less than one year.

ii. Practical expedient

PEMEX applied the practical expedient, so disclosure about remaining performance obligations that conclude in less than one year is not needed.

When PEMEX is entitled to consideration for an amount that directly corresponds to the value of the performance that PEMEX has completed, it may recognize an income from ordinary activities for the amount to which it has the right to invoice.

D. The Automotive Incentive

On March 4, 2022, the Mexican Government published a decree in the Official Gazette of the Federation establishing a tax incentive pursuant to which PEMEX can recover the difference between the international reference price of gasoline and the price at which gasoline is traded in the domestic market, effective until December 31, 2024. The incentive is included in the domestic revenues line item in the Statement of Comprehensive Income.

NOTE 8. FINANCIAL INSTRUMENTS

A. Accounting classifications and fair values of financial instruments

The following tables present information about PEMEX's carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy, as of December 31, 2024 and 2023. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

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As of December 31, 2024	Carrying amount						Fair value hierarchy			
	FVTPL	FVOCI – debt instruments	FVOCI – equity instruments	Financial assets at amortized cost	Other financial liabilities	Total carrying amount	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value										
Derivative financial instruments	9,203,958	—	—	—	—	9,203,958	—	9,203,958	—	9,203,958
Equity instruments (1)	—	—	833,961	—	—	833,961	—	833,961	—	833,961
Total	9,203,958	—	833,961	—	—	10,037,919				
Financial assets not measured at fair value										
Cash and cash equivalents	—	—	—	104,362,284	—	104,362,284	—	—	—	—
Customers	—	—	—	128,726,992	—	128,726,992	—	—	—	—
Officials and employees	—	—	—	5,539,476	—	5,539,476	—	—	—	—
Sundry debtors	—	—	—	29,698,027	—	29,698,027	—	—	—	—
Investments in associates	—	—	—	2,630,979	—	2,630,979	—	—	—	—
Notes receivable	—	—	—	1,021,778	—	1,021,778	—	—	—	—
Mexican Government Bonds	—	—	—	35,875,353	—	35,875,353	35,279,002	—	—	35,279,002
Other assets	—	—	—	7,752,850	—	7,752,850	—	—	—	—
Total	—	—	—	315,607,739	—	315,607,739				
Financial liabilities measured at fair value										
Derivative financial instruments	(108,972,467)	—	—	—	—	(108,972,467)	—	(108,972,467)	—	(108,972,467)
Total	(108,972,467)	—	—	—	—	(108,972,467)				
Financial liabilities not measured at fair value										
Suppliers	—	—	—	—	(506,153,003)	(506,153,003)	—	—	—	—
Accounts and accrued expenses payable	—	—	—	—	(73,861,625)	(73,861,625)	—	—	—	—
Leases	—	—	—	—	(46,825,265)	(46,825,265)	—	—	—	—
Debt	—	—	—	—	(1,978,825,136)	(1,978,825,136)	—	(1,745,481,072)	—	(1,745,481,072)
Total	—	—	—	—	(2,605,665,029)	(2,605,665,029)				

(1)Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V.

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	Carrying amount						Fair value hierarchy			
As of December 31, 2023	FVTPL	FVOCI – debt instruments	FVOCI – equity instruments	Financial assets at amortized cost	Other financial liabilities	Total carrying amount	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value										
Derivative financial instruments	9,926,384	—	—	—	—	9,926,384	—	9,926,384	—	9,926,384
Equity instruments (1)	—	—	552,355	—	—	552,355	—	552,355	—	552,355
Total	9,926,384	—	552,355	—	—	10,478,739				
Financial assets not measured at fair value										
Cash and cash equivalents	—	—	—	68,747,376	—	68,747,376	—	—	—	—
Customers	—	—	—	111,394,431	—	111,394,431	—	—	—	—
Officials and employees	—	—	—	5,633,492	—	5,633,492	—	—	—	—
Sundry debtors	—	—	—	35,253,635	—	35,253,635	—	—	—	—
Investments in associates	—	—	—	1,854,803	—	1,854,803	—	—	—	—
Notes receivable	—	—	—	1,179,706	—	1,179,706	—	—	—	—
Mexican Government Bonds	—	—	—	64,132,418	—	64,132,418	62,731,992	—	—	62,731,992
Other assets	—	—	—	6,109,398	—	6,109,398	—	—	—	—
Total	—	—	—	294,305,259	—	294,305,259				
Financial liabilities measured at fair value										
Derivative financial instruments	(36,494,962)	—	—	—	—	(36,494,962)	—	(36,494,962)	—	(36,494,962)
Total	(36,494,962)	—	—	—	—	(36,494,962)				
Financial liabilities not measured at fair value										
Suppliers	—	—	—	—	(368,345,849)	(368,345,849)	—	—	—	—

Accounts and accrued expenses payable	—	—	—	—	(83,646,764)	(83,646,764)	—	—	—	—
Leases	—	—	—	—	(41,848,333)	(41,848,333)	—	—	—	—
Debt	—	—	—	—	(1,794,470,357)	(1,794,470,357)	—	(1,577,509,797)	—	(1,577,509,797)
Total	—	—	—	—	(2,288,311,303)	(2,288,311,303)				

(1) Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V.

Debt is recognized at amortized cost and the fair value of debt is estimated using quotes from major market sources which are then adjusted internally using standard market pricing models. As a result of relevant assumptions, the estimated fair value does not necessarily represent the actual terms at which existing transactions could be liquidated or unwound.

B. Fair value hierarchy

PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX's related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below.

The fair values determined by Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in active markets, and inputs other than

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quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities.

Management uses appropriate valuation techniques based on the available inputs to measure the fair values of PEMEX's applicable financial assets and liabilities.

When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value.

C. Fair value of DFIs

PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified.

PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value, or Mark-to-Market (MtM), represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs.

PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products).

PEMEX's DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used.

For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weights the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures.

According to IFRS 13 "Fair Value Measurement", the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties probability of default. Due to the above, PEMEX applies the credit value adjustment ("CVA") method to calculate the fair value of its DFIs.

For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty's credit default swaps, at each payment date; and c) the default recovery rates of each counterparty.

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Given that PEMEX's hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge's effectiveness or to monitor them.

PEMEX's DFIs' fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions.

D. Accounting treatment applied and impact in the financial statements

PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the "Derivative financial instruments (cost) income, net" line item in the consolidated statement of comprehensive income.

As of December 31, 2024, and 2023 (includes the amount of the embedded derivative), the net fair value of PEMEX's DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (99,768,509) and Ps. (26,568,577), respectively. As of December 31, 2024, 2023, PEMEX did not have any DFIs designated as hedges for accounting purposes.

All of PEMEX's DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the "Derivative financial instruments (cost) income, net" line item in the consolidated statement of comprehensive income.

In accordance with established accounting policies, PEMEX has analyzed the different non-financial contracts that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, As of December 31, 2024, and 2023, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the non-financial contracts.

As of December 31, 2023, PEMEX had recognized a favorable implicit forward for Ps. 194,194 contained in an FX Single Cross Currency Swap contract, which expired in February 2024. As of December 31, 2024, PEMEX did not recognize effects from embedded derivatives in the financial contracts.

For the twelve-month periods ended December 31, 2024, and 2023, PEMEX recognized a net (loss) gain of Ps.(27,594,230) and Ps. 672,226, respectively, in the "Derivative financial instruments (cost) income, net" line item with respect to DFIs treated as instruments entered into for trading purposes (the gain as of December 31, 2023, includes the gain generated by the embedded derivative and the loss as of December 31, 2024, includes the loss from the cancellation of the embedded derivative).

E. IBOR reference rates transition

As a result of the decision made by the Financial Stability Board (FSB), the Interbank Offered Rates (IBORs), such as the LIBOR in dollars (over-night "O/N", one week "1W", two months "2M" three months "3M", six months "6M" and twelve months "12M") or the EURIBOR in Euros, ceased being published and were replaced by alternative reference rates, based on risk-free rates obtained from market operations.

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In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below:

	Reference Rate	**Notional Amounts As of December 31, 2024 (in thousands of Mexican pesos)*
Debt	TIIE 28D MXN	173,349,237
	TIIE 91D MXN	6,808,388
DFI	TIIE 28D MXN	31,733,673

*Note: Notional amounts with maturity after December 31, 2024.

In this regard, Banco de Mexico (the Mexican Central Bank) announced that the 28-day TIIE will cease to be a reference for new contracts starting from January 1st, 2025. However, it stated that it will continue to publish it as a reference for all instruments contracted prior to this date. Likewise, the 91-day and 182-day TIIE ceased to be references for new contracts starting from January 1, 2024. For the above, Petróleos Mexicanos will carry out the actions it deems pertinent and necessary to modify contracts referenced to TIIE rates in accordance with the modifications announced by Banco de Mexico.

PEMEX's portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the tables above since PEMEX's fixed rate portfolio will not be impacted by the IBOR transition.

According to the general market practice, PMI Trading credit agreements include the new language to use the Secured Overnight Funding Rate (SOFR) as the benchmark rate.

NOTE 9. CASH AND CASH EQUIVALENTS

As of December 31, 2024 and 2023, cash and cash equivalents were as follows:

	2024	**2023**
Cash on hand and in banks [1]	Ps. 67,808,466	Ps.45,728,321
Highly liquid investments [2]	36,553,818	23,019,055
Total of cash and cash equivalents	**Ps.104,362,284**	**Ps.68,747,376**

[1] Cash on hand and in banks is primarily composed of cash in banks.
[2] Mainly composed of short-term investments.

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NOTE 10. CUSTOMERS AND OTHER FINANCING AND NON-FINANCING ACCOUNTS RECEIVABLE

As of December 31, 2024 and 2023, accounts receivable and other receivables were as follows:

A.Customers

	2024	2023
Domestic customers, net	Ps. 71,555,452	Ps. 79,069,658
Export customers, net	57,171,540	32,324,773
Total customers, net	**Ps.128,726,992**	**Ps.111,394,431**

B. Other financial and non-financial accounts receivable

	2024	2023
Financial assets:		
Sundry debtors [1]	Ps.29,698,027	Ps. 35,253,635
Employees and officers	5,539,476	5,633,492
Total financial assets	**Ps.35,237,503**	**Ps. 40,887,127**
Non-financial assets:		
Taxes to be recovered and prepaid taxes	Ps.63,392,703	Ps.155,336,028
Special Tax on Production and Services	6,135,511	2,603,657
Other accounts receivable	5,038,589	5,139,993
Total non-financial assets	**Ps.74,566,803**	**Ps.163,079,678**

[1]Includes Ps.(894,503) and Ps.(827,739) of impairment, as of December 31, 2024 and 2023, respectively.

NOTE 11. INVENTORIES

As of December 31, 2024 and 2023, inventories were as follows:

	2024	2023
Refined and petrochemicals products	Ps.41,737,937	Ps. 51,455,826
Products in transit	18,970,559	25,510,618
Crude oil	18,899,322	28,428,427
Materials and products in stock	6,938,845	5,870,013
Materials in transit	590,653	610,928
Gas and condensate products	116,650	160,180
	Ps.87,253,966	**Ps.112,035,992**

103 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

NOTE 12. INVESTMENTS IN ASSOCIATES

A.The investments in associates as of December 31, 2024 and 2023 were as follows:

	Percentage of investment	2024	2023
Sierrita Gas Pipeline LLC	35.00%	Ps. 970,095	Ps. 879,616
Administración del Sistema Portuario Nacional Dos Bocas, S. A. de C.V.	40.00%	650,311	74,529
Frontera Brownsville, LLC	50.00%	406,038	354,691
Other, net	Various	217,858	183,898
Texas Frontera, LLC	50.00%	204,869	178,421
CH4 Energía, S. A. de C.V.	50.00%	181,808	183,648
		Ps. 2,630,979	**Ps. 1,854,803**

Profit sharing in associates:

	Twelve-month periods ended December 31,	
	2024	2023
Administración del Sistema Portuario Nacional Dos Bocas, S.A. de C.V.	Ps. 575,783	Ps. (17,008)
Sierrita Gas Pipeline LLC	166,975	185,027
Other, net	86,655	160,011
Texas Frontera, LLC.	38,966	32,956
CH4 Energía S.A. de C.V.	38,161	44,960
Ductos el Peninsular, S. A. P. I. de C. V.	1,024	—
Frontera Brownsville, LLC.	(6,231)	3,369
Profit sharing in associates	**Ps. 901,333**	**Ps. 409,315**

	Three-month periods ended December 31,			
	2024		**2023**	
Administración del Sistema Portuario Nacional Dos Bocas, S.A. de C.V.	Ps.	358,225	Ps.	(56,232)
Sierrita Gas Pipeline LLC		79,367		67,475
Other, net		26,431		91,518
CH4 Energía S.A. de C.V.		9,897		10,685
Texas Frontera, LLC.		7,422		(18,948)
Frontera Brownsville, LLC.		(1,848)		(5,359)
Profit sharing in associates	**Ps.**	**479,494**	**Ps.**	**89,139**

B. Additional information about the significant investments in associates is presented below:

- *Sierrita Gas Pipeline LLC.* This company was created on June 24, 2013. Its main activity is the developing of projects related to the transportation infrastructure of gas in the United States. This investment is recorded under the equity method.

104 of 127

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 105 of 127  Frontera Brownsville, LLC. Effective April 1, 2011, PMI SUS entered into a joint venture with TransMontaigne Operating Company L.P (TransMontaigne) to create Frontera Brownsville, LLC. Frontera Brownsville, LLC was incorporated in Delaware, United States, and has the corporate power to own and operate certain facilities for the storage and treatment of clean petroleum products. This investment is recorded under the equity method.  Texas Frontera, LLC. This company was constituted on July 27, 2010, and its principal activity is the lease of tanks for the storage of refined product. PMI SUS, which owns 50.00% interest in Texas Frontera, entered into a joint venture with Magellan OLP, L.P. (Magellan), and together they are entitled to the results in proportion of their respective investment. The company has 7 tanks with a capacity of 120,000 barrels per tank. This joint venture is recorded under the equity method.  CH4 Energía, S.A. de C.V. This company was constituted on December 21, 2000. CH4 Energía engages in the purchase and sale of natural gas and in activities related to the trading of natural gas, such as transport and distribution in Valle de Toluca, México. This joint venture is recorded under the equity method.  Administración del Sistema Portuario Nacional Dos Bocas, S.A. de C.V. (previously Administración Portuaria Integral de Dos Bocas, S.A. de C.V.). This company was constituted on August 12, 1999. Its primary activity is administrating the Dos Bocas port, which is in Mexico’s public domain, promoting the port’s infrastructure and providing related port services. This investment is recorded under the equity method. NOTE 13. WELLS, PIPELINES, PROPERTIES, PLANT AND EQUIPMENT, NET As of December 31, 2024 y 2023, wells, pipelines, properties, plant and equipment, net, is presented as follows: Plants Drilling equipment Pipelines Wells Buildings Offshore platforms Furniture and equipment Transportation equipment Construction in progress (1) Land Total fixed assets Investment Balances as of January 1, 2023 Ps.1,053,836,879 14,840,995 493,683,632 1,586,407,714 73,865,712 420,363,210 50,809,657 29,297,417 374,025,584 53,125,295 Ps.4,150,256,095 Acquisitions 24,218,720 5,271,100 4,266,300 36,368,940 24,280 2,164,860 2,564,910 3,447,500 249,698,512 140,930 328,166,052 Reclassifications 3,396,480 — 103,670 2,967,760 (197,220) (2,648,540) (246,280) 1,000 3,855,890 — 7,232,760 Capitalization 15,580,570 — 15,121,590 71,789,810 1,739,570 7,966,840 1,119,100 883,390 (114,200,870) — — Disposals (8,316,930) (1,198,300) (21,457,210) (2,321,630) (52,680) (2,587,350) (611,940) (78,490) (1,360,990) (37,300) (38,022,820) Translation effect (17,728,270) — (273,420) — (1,423,660) — (90,310) (562,380) (31,513,360) (340,630) (51,932,030) Balances as of December 31, 2023 Ps.1,070,987,449 18,913,795 491,444,562 1,695,212,594 73,956,002 425,259,020 53,545,137 32,988,437 480,504,766 52,888,295 Ps.4,395,700,057 Acquisitions 11,194,300 5,432,300 7,192,900 94,369,500 57,700 2,573,400 2,922,900 817,900 189,597,700 — 314,158,600 Reclassifications 1,312,600 — 476,200 1,148,700 78,100 (1,280,900) 310,000 51,700 (7,400) — 2,089,000 Capitalization 77,975,500 — 9,232,800 60,274,700 1,864,000 2,135,700 565,300 55,800 (152,131,300) 27,400 (100) Disposals (4,934,400) (38,600) (994,600) — (242,900) (7,900) (2,036,200) (545,500) (5,117,200) (63,000) (13,980,300) Translation effect 25,382,000 — (22,700) — 1,962,800 — 151,000 746,800 48,205,000 451,900 76,876,800 Balances as of December 31, 2024 Ps.1,181,917,449 24,307,495 507,329,162 1,851,005,494 77,675,702 428,679,320 55,458,137 34,115,137 561,051,566 53,304,595 Ps.4,774,844,057 PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 106 of 127 Plants Drilling equipment Pipelines Wells Buildings Offshore platforms Furniture and equipment Transportation equipment Construction in progress (1) Land Total fixed assets Accumulated depreciation and amortization Balances as of January 1, 2023 Ps.(789,443,853) (6,593,644) (264,441,515) (1,260,106,083) (47,796,496) (294,192,090) (45,932,403) (15,664,032) (57,335,129) — Ps.(2,781,505,245) Depreciation and amortization (33,219,850) (714,350) (12,824,020) (73,618,580) (1,858,330) (12,164,310) (1,645,720) (1,510,116) — — (137,555,276) Reclassifications 45,407,770 — (46,118,320) (6,926,040) 327,930 109,160 (12,330) 74,390 (95,320) — (7,232,760) (Impairment) (45,202,986) — (22,452,490) (55,380,990) — (26,134,930) — — (4,808,840) — (153,980,236) Reversal of impairment 19,244,900 — 18,153,170 52,926,380 23,570 29,485,650 10,100 33,078 5,305,870 — 125,182,718 Disposals 7,510,670 411,410 18,624,270 1,216,350 41,730 2,064,410 587,800 55,608 — — 30,512,248 Translation effect 10,150,720 — 196,130 — 693,390 — 57,640 102,780 — — 11,200,660 Balances as of December 31, 2023 Ps.(785,552,629) (6,896,584) (308,862,775) (1,341,888,963) (48,568,206) (300,832,110) (46,934,913) (16,908,292) (56,933,419) — Ps.(2,913,377,891) Depreciation and amortization (33,072,100) (770,500) (12,522,700) (82,964,300) (1,786,800) (12,836,400) (1,628,700) (1,706,319) — — (147,287,819) Reclassifications (113,400) — (487,700) (1,148,800) (31,600) 54,000 (309,700) (51,800) — — (2,089,000) (Impairment) (119,691,400) — (16,900,600) (27,386,700) (387,400) (9,356,000) — — (5,027,100) — (178,749,200) Reversal of impairment 46,899,300 — 9,883,400 38,909,500 — 19,727,900 62,400 — 8,467,299 — 123,949,799 Disposals 4,676,000 34,000 994,600 — 59,200 5,100 2,030,700 487,800 — — 8,287,400 Translation effect (14,980,500) — 28,900 — (939,700) — (65,100) (187,051) — — (16,143,451) Balances as of December 31, 2024 Ps.(901,834,729) (7,633,084) (327,866,875) (1,414,479,263) (51,654,506) (303,237,510) (46,845,313) (18,365,662) (53,493,220) — Ps.(3,125,410,162) Wells, pipelines, properties, plant and equipment—net as of December 31, 2023 Ps.285,434,820 12,017,211 182,581,787 353,323,631 25,387,796 124,426,910 6,610,224 16,080,145 423,571,347 52,888,295 Ps.1,482,322,166 Wells, pipelines, properties, plant and equipment—net as of December 31, 2024 Ps.280,082,720 16,674,411 179,462,287 436,526,231 26,021,196 125,441,810 8,612,824 15,749,475 507,558,346 53,304,595 Ps.1,649,433,895 Depreciation rates 3 to 5% 5% 2 to 7% — 3 to 7% 4% 3 to 10% 4 to 20% — — Estimated useful lives 20 to 35 20 15 to 45 — 33 to 35 25 3 to 10 5 to 25 — — (1)Mainly wells, pipelines and plants. A. For the twelve-month periods ended December 31, 2024 and 2023, the financing cost identified with fixed assets in the construction or installation stage, capitalized as part of the value of such fixed assets, was Ps.7,937,219 and Ps.4,676,577, respectively. Financing cost rates during the twelve-month periods ended December 31, 2024 and 2023 were 7.82% to 18.68%, and 6.47% to 7.62%, respectively. B. The combined depreciation of fixed assets and amortization of wells for the twelve-month periods ended December 31, 2024 and 2023, recognized in operating costs and expenses, was Ps.147,287,819 and Ps.137,555,276, respectively. These figures include Ps.789,805 and Ps.137,685 for oil and gas production assets and costs related to plugging and abandonment of wells for the twelve-month periods ended December 31, 2024 and 2023, respectively. C. As of December 31, 2024 and 2023, provisions relating to future plugging of wells costs amounted to Ps.115,809,922 and Ps.61,117,106, respectively, and are presented in the “Provisions for plugging of wells” (see Note 17). D. For the twelve-month periods ended December 31, 2024 and 2023, the translation effect of property, plant and equipment items from a different currency than the presentation currency was Ps.60,733,349 and Ps.14,306,298, respectively, which was mainly plant. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 107 of 127 E. During the twelve-month periods ended December 31, 2024 and 2023, PEMEX recognized a net (impairment) of Ps.(54,799,401) and Ps.(28,797,518), respectively, which is presented as a separate line item in the condensed consolidated interim statement of comprehensive income as follows: For the twelve-month periods ended December 31, 2024 2023 (Impairment) / Reversal of impairment, net Pemex Industrial Transformation Ps.(78,049,865) Ps.(25,568,713) Pemex Exploration and Production 22,705,527 (2,353,077) Pemex Logistics 582,923 (612,906) MGAS (37,986) (191,786) SUS — (71,036) (Impairment), net Ps.(54,799,401) Ps.(28,797,518) Cash-Generating Units of Pemex Industrial Transformation As of December 31, 2024 and 2023, Pemex Industrial Transformation recognized a net impairment of Ps.(78,049,865) and Ps.(25,568,713), respectively, shown by CGUs as follows: 2024 2023 Tula Refinery Ps.(33,661,647) Ps. (13,816) Minatitlán Refinery (16,652,058) 4,615,400 Salina Cruz Refinery (7,270,800) — Madero Refinery (6,369,734) (10,125,589) Cosoleacaque Petrochemical Complex (5,716,817) (5,096,027) Ciudad Pemex Gas Processor Complex (5,389,475) — Cactus Gas Processor Complex (1,670,960) (4,592,823) Morelos Ethylene Complex (643,817) — Coatzacoalcos Gas Processor Complex (576,742) (2,051,842) Cangrejera Ethylene Complex (424,382) (771,161) La Venta Gas Processor Complex (396,654) (541,766) Matapionche Gas Processor Complex (163,389) (498,212) Pajaritos Ethylene Complex (40,901) — Morelos Petrochemical Complex — (3,093,360) Salamanca Refinery 393 5,750,279 Gas Arenque Processor Complex 1,774 (159,571) Gas Poza Rica Processor Complex 137,833 (646,813) Cangrejera Petrochemical Complex 312,331 (61,296) Nuevo Pemex Gas Processor Complex 475,180 (8,282,116) Total Ps.(78,049,865) Ps.(25,568,713) As of December 31, 2024, the net impairment of Ps.(78,049,865) mainly due to; (i) an impact on the estimate gross result as a consequence of the decrease in sale prices and (ii) an increase in the discount rate of CGUs as refined productos from 13.68% as of December 31, 2023 to 14.75% as of December 31, 2024. These effects was partially offset by stabilization in production levels during 2024 due to the implementation of the Rehabilitation program in process plants, auxiliary services, and tanks. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 108 of 127 As of December 31, 2023, the net impairment of Ps.(25,568,713) was due to a decrease in the exchange rate used in the projected cash-flows from Ps. 19.4143 = U.S. $1.00 as of December 31, 2022 to Ps. 16.9220 = U.S. $1.00 as of December 31, 2023. These effects were partially offset by a slight decrease in the discount rate of CGUs of refined products from 14.16% as of December 31, 2022 to 13.68% as of December 31, 2023. To determine the value in use of long-lived assets associated with the CGUs of Pemex Industrial Transformation, the net present value of cash flows was determined based on the following assumptions: As of December 31, 2024 2023 2024 2023 2024 2023 2024 2023 2024 2023 Refining Gas Petrochemicals Ethylene Fertilizers Average crude oil Price (U.S.$) 101.82 105.5 N.A. N.A. N.A. N.A. Processed volume (1) 866 mbd 993 mbd 2,746 mmpcd of humid gas 3,201 mmpcd of humid gas Variable because the load inputs are diverse Rate of U.S.$ 20.2683 16.922 20.2683 16.922 20.2683 16.922 20.2683 16.922 20.2683 16.922 Useful lives of the cash-generating units (year average) 12 12 7 6 4 5 7 5 6 5 Pre-tax discount rate 14.75% 13.68% 15.93% 12.25% 11.35% 10.31% 11.35% 10.31% 12.35% 13.25% Period (2) 2025-2036 2024-2035 2025-2031 2024-2029 2025-2025 2024-2027 2025-2031 2024-2028 2025-2030 2024-2028 (1)Average of the first four years. (2)The first five years are projected and stabilize at year six. N.A. = Not applicable CGUs in Pemex Industrial Transformation are processing centers grouped according to their types of processes as refineries, gas complex processors, and petrochemical centers. These centers produce various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of Pemex Industrial Transformation represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined. Cash flow determinations are made based on PEMEX’s business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

The recoverable amount of assets is based on each asset's value in use. The value in use for each asset is calculated based on discounted cash flows, taking into consideration the volumes to be produced and sales to be carried out. As of December 31, 2024 and 2023, the value in use for the impairment of fixed assets was as follows:

	2024	2023
Salamanca Refinery	Ps.38,826,331	Ps. 52,973,936
Cadereyta Refinery	38,491,000	49,608,678
Salina Cruz Refinery	20,203,733	51,877,280
Tula Refinery	18,074,762	46,202,340
Cangrejera Petrochemical Complex	11,278,426	8,758,887
Nuevo Pemex Gas Processor Complex	8,136,516	8,412,828
Ciudad Pemex Gas Processor Complex	6,358,136	13,566,516
Cactus Gas Processor Complex	5,301,464	7,412,437
Burgos Gas Processor Complex	3,457,364	1,972,249
Independencia Petrochemical Complex	1,899,481	4,382,873
La Venta Gas Processor Complex	977,988	1,471,999
Coatzacoalcos Gas Processor Complex	921,077	1,764,690
Morelos Ethylene Processor Complex	538,152	923,623
Pajaritos Ethylene Processor Complex	184,970	—
Madero Refinery	—	14,453,809
Minatitlan Refinery	—	4,184,019
Cosoleacaque Petrochemical Complex	—	1,502,395
Total	**Ps.154,649,400**	**Ps.269,468,559**

Cash-Generating Unit of Pemex Exploration and Production

During the twelve-month periods ended December 31, 2024 and 2023, Pemex Exploration and Production recognized a reversal of impairment and net (impairment) of Ps.22,705,527 and Ps.(2,353,077), respectively, shown by CGUs as follows:

109 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

	2024	2023
Aceite Terciario del Golfo	Ps.18,799,827	Ps.(16,192,262)
Antonio J. Bermúdez	3,605,686	9,724,991
Lakach	3,546,439	(423,347)
Tsimin Xux	3,155,606	(9,532,221)
Tamaulipas Constituciones	2,578,602	1,710,627
Arenque	1,702,529	(1,705,447)
Ayin Alux	486,395	—
Poza Rica	385,159	(397,084)
Cuenca Macuspana	83,560	837,460
Misión CEE	5,902	(458,354)
Santuario CEE	—	1,454,789
Ixtal - Manik	—	6,042,806
Cárdenas Mora CEE	—	1,150,448
Crudo Ligero Marino	—	1,420,120
Chuc	—	6,445,006
Cantarell	(1,216,150)	15,174,961
Ogarrio Magallanes	(3,486,325)	(6,973,649)
Burgos	(6,941,703)	(10,631,921)
Total	**Ps.22,705,527**	**Ps.(2,353,077)**

As of December 31, 2024 Pemex Exploration and Production recognized a net reversal of impairment of Ps.22,705,527 mainly due to: (i) the positive effect of Ps.245,414,874, due to lower productive costs mainly in the Aceite Terciario del Golfo, Antonio J. Bermúdez, Poza Rica and Arenque CGU's (ii) the positive effect due to an exchange rate of Ps.51,936,270 from Ps.16.9220 = U.S$1.00 as of December 31, 2023 to Ps.20.2683 = U.S$1.00 as of December 31, 2024; (iii) an increase in crude oil prices and condensate products, generating a positive effect of Ps. 24,921,879 mainly in the Aceite Terciario del Golfo, Lakach, Tamaulipas Constituciones and Tsimin Xux CGU's. These effects were partially offset by (i) an increase in the discount rate of Ps.133,289,611 from de 9.93% in December 31, 2023 to 10.86% in December 31, 2024; (ii) a decrease in production profiles volume in the barrel of crude oil equivalent generating a negative effect of Ps.128,567,201 mainly in the Cantarell, Burgos and Ogarrio Sanchez Magallanes CGU's, and (iii) a negative tax effect of Ps.37,710,685 due to a higher tax base motivated by benefits in production costs, exchange rate and hydrocarbon prices, mainly in the Cantarell, Burgos and Ogarrio Sanchez Magallanes CGU's.

As of December 31, 2023, Pemex Exploration and Production recognized a net impairment of Ps.(2,353,077) mainly due to:(i) the negative effect of Ps.64,145,752 due to increase in cost and expenses mainly in the Aceite Terciario del Golfo, Burgos, Tsimin Xux and Ogarrio Sánchez CGUs, (ii) the negative effect due to an exchange rate of Ps. 47,149,878, from Ps. 19.4143 = U.S.$1.00 as of December 31, 2022, to Ps. 16.9220 = U.S.$1.00 as of December 31, 2023; and (iii) an increase in the discount rate of Ps. 23,731,588, from 9.31% in December 31, 2022 to 9.93% in December 31, 2023. These effects were partially offset by (i) an increase in crude oil prices and condensate products, generating a positive effect of Ps. 73,989,335 mainly in the Cantarell, Tamaulipas Constituciones and Crudo Ligero Marino CGUs; (ii) an increase in production profiles volume in the barrel of crude oil equivalent generating a positive effect of 45,517,214, mainly in the Antonio J. Bermúdez, Crudo Ligero Marino, Chuc, Ogarrio Sánchez, Ixtal Manik and Tamaulipas Constituciones CGUs; and (iii) a positive tax effect of Ps. 13,167,592, due to a lower tax base motivated by increases in cost and expenses at the Aceite Terciario del Golfo, Burgos and Tsimin Xux CGUs.

The CGUs of Pemex Exploration and Production are investment projects in productive fields with hydrocarbon reserves associated with proved reserves. These productive hydrocarbon fields contain varying degrees of heating power consisting of a set of wells

110 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

and are supported by fixed assets associated directly with production, such as pipelines, production facilities, offshore platforms, specialized equipment and machinery.

Each project represents the smallest unit which can concentrate the core revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Pemex Exploration and Production determines the recoverable amount of fixed assets based on the long-term estimated prices for Pemex Exploration and Production’s proved reserves. The recoverable amount on each asset is the value in use.

To determine the value in use of long-lived assets associated to hydrocarbon extraction, the net present value of reserves is determined based on the following assumptions:

	As of December 31	
	2024	2023
Average crude oil price	63.02 U.S.$/bl	64.08 U.S.$/bl
Average gas price	4.89 U.S.$/mpc	4.79 U.S.$/mpc
Average condensates price	70.21 U.S.$/bl	73.00 U.S.$/bl
After-tax discount rate	10.86% annual	9.93% annual

For the twelve-month periods ended December 31, 2024 and 2023, the total forecast production, calculated with a horizon of 25, was 6,925 billion barrels per day (Bbd) and 7,082 Bbd per day of crude oil equivalent, respectively.

Pemex Exploration and Production, in compliance with practices observed in the industry, estimates the recovery value of an asset by determining its value in use, based on cash flows associated with proved reserves after taxes and using a discount rate, also after taxes. Cash flows related to plugging wells provision costs are excluded in this computation of discounted cash flows.

111 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

As of December 31, 2024 and 2023, values in use for CGU are:

	2024	2023
Chuc	Ps.82,243,044	Ps. 58,954,530
Aceite Terciario del Golfo	62,517,834	27,318,209
Cantarell	18,517,294	19,852,385
Crudo Ligero Marino	42,025,210	34,288,720
Ogarrio Magallanes	32,290,773	27,794,137
Antonio J. Bermúdez	31,804,165	23,434,323
Tsimin Xux	39,750,191	26,234,797
Santuario El Golpe	—	3,640,552
Ixtal - Manik	23,731,724	14,311,152
Poza Rica	10,205,079	6,089,496
Tamaulipas Constituciones	14,599,071	4,799,796
Lakach	4,874,349	—
Arenque	7,816,256	2,629,121
Burgos	1,090,177	2,611,157
Cuenca de Macuspana	1,880,151	612,773
Cárdenas-Mora	—	3,105,129
Ayín-Alux	750,203	—
Ébano CEE	—	4,690,690
Ku-Maloob-Zaap	—	—
Total	**Ps.374,095,521**	**Ps.260,366,967**

NOTE 14. INTANGIBLE ASSETS, NET

As of December 31, 2024 and 2023, intangible assets, net were mainly wells unassigned to a reserve and other components of intangible assets, which amounted to Ps.17,231,368 and Ps.20,350,819, respectively:

A.Wells unassigned to a reserve

	2024	2023
Wells unassigned to a reserve:		
Balance at the beginning of the year	Ps.18,940,360	Ps.28,388,655
Additions to construction in progress	29,606,071	34,387,333
Transfers against expenses	(23,135,958)	(29,529,330)
Transfers against fixed assets	(9,696,153)	(14,306,298)
Balance at the end of the period	**Ps.15,714,319**	**Ps.18,940,360**

As of December 31, 2024 and 2023, PEMEX recognized expenses related to unsuccessful wells of Ps.34,288,304 and Ps.33,966,315 respectively, directly in its statement of comprehensive income.

112 of 127

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 113 of 127 B. Other intangible assets Other intangible assets are mainly licenses, exploration expenses, evaluation of assets and concessions. 2024 2023 Balance at the beginning of the year Ps.1,410,459 Ps.1,636,279 Additions 512,745 559,677 Effects of foreign exchange 218,673 (295,299) Amortization (624,828) (378,652) Balance at the end of the period Ps.1,517,049 Ps.1,522,005 NOTE 15. GOVERNMENT BONDS AND OTHER ASSETS A.Government bonds The following table sets forth the balance of Mexican Government local bonds (the “Government Bonds”) held by Petróleos Mexicanos valued at amortized cost as of December 31, 2024 and 2023: 2024 2023 Government Bonds (1) Ps.35,875,353 Ps.64,132,418 Less: current portion of Government Bonds, net of expected credit losses 14,740,032 28,637,314 Total long-term of Government bonds Ps.21,135,321 Ps.35,495,104 (1)As of December 31, 2024 and 2023, includes an expected credit loss of Ps. 2,869 and Ps.5,595, respectively. As of November 19, 2020, the value of the Government Bonds was Ps.128,786,611, and the liability was Ps.95,597,610. On November 20, 2020, Petróleos Mexicanos monetized the whole of the Government Bonds by entering into a three-year financial arrangement to partially raise an equivalent of Ps.95,597,610 at an annual rate of 8.56275%, maturing November 24, 2023. Petróleos Mexicanos retains the risks, benefits and economic rights of the Government Bonds, which were delivered to a financial institution. Petróleos Mexicanos will continue to collect coupon and principal payments from the securities throughout the term of the transaction. Therefore, Petróleos Mexicanos recognizes these Government Bonds as restricted assets and recognizes short-term debt for the monetization. The resources from the Government Bonds were transferred to the FOLAPE for payments related to its pension and retirement plan obligations. During the period from January 1 to December 31, 2024, interest income generated by the Government Bonds amounted to Ps.4,612,403, of which Petróleos Mexicanos received payments in the amount of Ps.4,854,744. During the period from January 1 to December 31, 2023, interest income generated by the Government Bonds amounted to Ps.7,426,089, of which Petróleos Mexicanos received payments in the amount of Ps.8,052,642. As of December 31, 2024 and 2023, the Government Bonds consist of 5 and 12 series of development bonds (D Bonds and M Bonds) issued by the Secretaría de Hacienda y Crédito Público (“Ministry of Finance and Public Credit” or “SHCP”) with maturities between 2024 and 2026, at nominal values of Ps.35,778,918 and Ps.63,875,778, respectively. As of December 31, 2024 and 2023, the fair value of the transferred assets was Ps.35,279,002 and Ps.62,731,992, respectively and the fair value of the associated liabilities was Ps.33,941,600 and Ps.49,317,793 respectively, resulting in a net position of Ps.1,337,402 and Ps.13,414,199, respectively. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 114 of 127 As of December 31, 2024 and 2023, the recorded liability was Ps.34,357,836 (Ps.34,006,893 of principal and Ps. 350,943 of interest) and Ps.59,364,989 (Ps.58,741,483 of principal and Ps.623,506 of interest), respectively. The roll-forward of the Government Bonds is as follows: December 31, 2024 2023 Balance as of the beginning of the year Ps.64,132,418 Ps.110,179,517 Government Bonds collected (1) (28,096,861) (45,849,715) Accrued interests 4,612,403 7,426,089 Interests received from bonds (4,854,744) (8,052,642) Impact of the valuation of bonds in UDIs — (445,787) Amortized cost 79,410 870,834 Reversal of impairment of bonds 2,727 4,122 Balance at the end of the year Ps.35,875,353 Ps.64,132,418 (1)As of December 31, 2024 five series of Government Bonds were collected in February, April, June, August, September, October and December. B. Other assets As of December 31, 2024 and 2023, the balance of other assets was as follows: 2024 2023 Other Ps. 4,657,158 Ps. 3,353,985 Payments in advance (1) 4,029,445 5,907,464 Insurance 1,757,219 1,352,643 Total other assets Ps.10,443,822 Ps.10,614,092 (1)Mainly advance payments to contractors for the construction of the Olmeca Refinery in Dos Bocas, Paraíso, Tabasco, through PTI ID. NOTE 16. DEBT The Federal Revenue Law applicable to PEMEX as of January 1, 2024, published in the Official Gazette of the Federation on November 13, 2023, authorized Petróleos Mexicanos and its Subsidiary Entities to incur an internal net debt up to Ps. 138,119,100 and an external net debt up to U.S.$3,726,500. PEMEX can incur additional domestic or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law. The Board of Directors approves the terms and conditions for the incurrence of obligations that constitute public debt of Petróleos Mexicanos for each fiscal year, in accordance with the Petróleos Mexicanos Law and the Reglamento de la Ley de Petróleos Mexicanos (Regulations to the Petróleos Mexicanos Law). The terms and conditions are promulgated in accordance with the guidelines approved by the SHCP for Petróleos Mexicanos for the respective fiscal year. During the period from January 1 to December 31, 2024, PEMEX participated in the following financing activities:  On April 12, 2024, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in April 2025. As of December 31, 2024 the available amount was Ps.1,000,000. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 115 of 127  On April 18, 2024, Petróleos Mexicanos issued U.S.$500,000 of its Senior Guaranteed Floating Rate Notes due March 2025 bearing interest at a floating rate linked to 90-day SOFR plus a margin of 300 basis points and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics.  On April 26, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.850,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin of 400 basis points, maturing in April 2025.  On April 29, 2024, Petróleos Mexicanos drew Ps.3,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 260 basis points, maturing in November 2024.  On May 24, 2024, Petróleos Mexicanos entered into an amended revolving credit facility of Ps.19,000,000, to a credit facility bearing interest at a floating rate linked to 28-days TIIE plus a margin of 350 basis points, maturing in May 2028.  On June 3, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,150,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin of 315 basis points, maturing in November 2024.  On June 12, 2024, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in June 2025. As of December 31, 2024 the available amount was Ps.1,000,000.  On June 18, 2024, Petróleos Mexicanos drew Ps.1,700,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in January 2025.  On June 25, 2024, Petróleos Mexicanos drew Ps.23,400,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 270 basis points, maturing in July 2026.  On July 2, 2024, Petróleos Mexicanos entered into a U.S.$2,501,549 credit facility bearing interest at a floating rate linked to 30-day SOFR plus a margin of 215 basis points, maturing in July 2026, of which as of December 31, 2024 is fully drawn.  On July 10, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$341,667, from a credit facility bearing interest at a floating rate linked to 30-day SOFR plus a margin of 425 basis points, maturing in March 2025.  On July 17, 2024, Petróleos Mexicanos entered into a U.S.$750,000 amended revolving credit facility bearing interest at a floating rate linked to 90-day SOFR plus a margin of 454 basis points, maturing in January 2026.  On August 16, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.5,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 365 basis points, maturing in November 2024.  On August 21, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 365 basis points, maturing in November 2024.  On August 26, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 365 basis points, maturing in December 2024. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 116 of 127  On August 26, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 365 basis points, maturing in December 2024.  On August 30, 2024, Petróleos Mexicanos entered into a Ps.1,000,000 a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in February 2025.  On September 13, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 365 basis points, maturing in January 2025.  On September 13, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 365 basis points, maturing in January 2025.  On September 19, 2024, Petróleos Mexicanos entered into a Ps.5,000,000 credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 400 basis points, maturing in September 2025, which as of September 30, 2024 the available amount is Ps.200,000.  On October 2, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.5,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 85 basis points, maturing in December 2024.  On October 2, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.5,500,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 85 basis points, maturing in December 2024.  On October 28, 2024, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 182-day TIIE plus a margin of 370 basis points, maturing in October 2026.  On October 31, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE, maturing in April 2025.  On November 11, 2024, Petróleos Mexicanos entered into a Ps.2,000,000, credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in May 2025.  On November 12, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$.40,000, from a credit facility bearing interest at a floating rate linked to 30-day SOFR plus a margin of 415 basis points, maturing in May 2025.  On November 14, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.1,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 350 basis points, maturing in May 2025.  On November 19, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,500,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 350 basis points, maturing in February 2025.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

- On November 19, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,500,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 350 basis points, maturing in February 2025.

- On November 19, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 350 basis points, maturing in March 2025.

- On November 22, 2024, Petróleos Mexicanos entered into a Ps.3,000,000, credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in May 2025.

- On November 29, 2024, Petróleos Mexicanos entered into a Ps.2,553,750, amended credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 315 basis points, maturing in May 2025.

- On December 13, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in March 2025.

- On December 18, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,725,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in June 2025.

- On December 19, 2024, Petróleos Mexicanos drew Ps.5,841,180, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 225 basis points, maturing in December 2026.

- On December 20, 2024, Petróleos Mexicanos issued U.S.$500,000 bearing interest at a fixed rate plus a margin of 750 basis points due March 2026 and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics.

- On December 23, 2024, Petróleos Mexicanos issued U.S.$225,000 bearing interest at a floating rate linked to 90-day, compounded SOFR plus a margin of 375 basis points due March 2026 and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics.

- On December 23, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in June 2025.

- On December 24, 2024, Petróleos Mexicanos issued U.S.$400,000, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due December 2025 and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics.

- On December 27, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in April 2025.

- On December 30, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000, bearing interest at a floating rate linked to 28-day TIIE, maturing in March 2025.

All the financing activities mentioned above were guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics and their respective successors and assignees.

117 of 127

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

As of December 31, 2024, PEMEX had U.S.$5,902,000 and Ps.20,500,000 in credit lines in order to provide liquidity. As of December 31, 2024 the peso-denominated credit lines were fully drawn and U.S.$230,000 was available under U.S. dollar-denominated credit lines.

As of December 31, 2023, the outstanding amount under PMI Trading's revolving credit line was U.S.$661,213. From January 1 to December 31, 2024, PMI Trading obtained U.S.$1,605,394 from its revolving credit line and repaid U.S.$2,060,292. As of December 31, 2024, the outstanding amount under this revolving credit line was U.S.$206,314 and the available amount was U.S.$23,685.

As of December 31, 2024 and 2023, PEMEX used the following exchange rates to translate the outstanding balances in foreign currencies to pesos in the statement of financial position:

	2024	2023
U.S. dollar	20.2683	16.9220
Japanese yen	0.1289	0.1200
Pounds sterling	25.3860	21.5646
Euro	20.9868	18.6963
Swiss francs	22.3721	20.1101

The following table presents the roll-forward of total debt of PEMEX for each of the twelve-month periods ended December 31, 2024 and 2023, which includes short and long-term debt:

	2024 [1]	2023 [1]
Changes in total debt:		
At the beginning of the year	Ps.1,794,470,357	Ps.2,091,463,996
Loans obtained - financing institutions	1,056,523,887	881,401,059
Debt payments	(1,148,981,012)	(978,854,627)
Accrued interest [2][3]	163,495,323	153,446,638
Interest paid	(148,100,109)	(144,121,371)
Foreign exchange	261,416,690	(208,865,338)
At the end of the period	**Ps.1,978,825,136**	**Ps.1,794,470,357**

[1] These amounts include accounts payable by Financed Public Works Contracts ("FPWC") (formerly known as, Multiple Services Contracts), which do not generate cash flows.
[2] During 2024, includes Ps.622,591 in premiums and awards amortizations, Ps.(1,900,454) in fees and expenses related to the issuance of debt and Ps.2,180,856 in amortized cost.
[3] During 2023, includes Ps.8,569 in premiums and awards amortizations, Ps.(1,026,065) in fees and expenses related to the issuance of debt and Ps.2,780,392 in amortized cost.

NOTE 17. PROVISIONS FOR SUNDRY CREDITORS

As of December 31, 2024 and 2023, the provisions for sundry creditors and others is as follows:

	2024	2023
Provision for plugging of wells (Note 13)	Ps.115,809,922	Ps.61,117,106
Provision for trails in process (Note 19)	13,036,969	12,436,092
Provision for environmental costs	8,362,093	9,757,356
Total	**Ps.137,208,984**	**Ps.83,310,554**

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2024

NOTE 18. EQUITY (DEFICIT)

A.Certificates of Contribution "A"

The capitalization agreement between Petróleos Mexicanos and the Mexican Government states that the Certificates of Contribution "A" constitute permanent capital.

For the twelve-month period ended December 31, 2024, Petróleos Mexicanos received Ps.156,509,050 in Certificates of Contribution "A" from the Mexican Government.

During 2023, Petróleos Mexicanos received Ps.166,615,123 in Certificates of Contribution "A" from the Mexican Government, which were designated for the construction of the Olmeca Refinery in Dos Bocas, Paraíso, Tabasco, the strengthening of its financial position, the strengthening of its fertilizers chain and the rehabilitation plan of the National Refining System.

PEMEX's Certificates of Contribution "A" are as follows:

	Amount
Certificates of Contribution "A" as of December 31, 2022	**Ps.1,029,592,293**
Increase in Certificates of Contribution "A" during 2023	166,615,123
Certificates of Contribution "A" as of December 31, 2023	**Ps.1,196,207,416**
Increase in Certificates of Contribution "A" during 2024	156,509,050
Certificates of Contribution "A" as of December 31, 2024	**Ps.1,352,716,466**

Mexican Government contributions made in the form of Certificates of Contribution "A" during the twelve-month period ended December 31, 2024 totaled Ps.156,509,050 and were designated for the strengthening of Petróleos Mexicanos' financial position and for the *"Proyecto Aprovechamiento de Residuales"* (Waste Utilization Project) in the Salina Cruz Refinery, as follows:

Date	Strengthening of financial position	Waste Utilization Project
January 12	Ps.22,479,358	Ps. —
February 12	32,391,756	—
March 7	13,997,554	—
March 26	5,857,845	—
March 26	2,510,505	—
April 8	5,632,399	—
May 9	21,321,366	—
May 9	8,980,400	—
May 21	27,634,576	—
June 11	4,194,241	—
August 8	—	5,509,050
December 31	6,000,000	—
Total	**Ps.151,000,000**	**Ps. 5,509,050**

119 of 127

PEMEX Consolidated

Ticker: PEMEX Quarter: 4 Year: 2024

B. Mexican Government contributions

As of December 31, 2024 and 2023, there were no Mexican Government contributions apart from Certificates of Contribution "A".

C. Legal reserve

Under Mexican law, each of the Subsidiary Companies is required to allocate a certain percentage of its net income to a legal reserve fund until the fund reaches an amount equal to a certain percentage of each Subsidiary Company's capital stock.

As of December 31, 2024 and 2023, there were no changes to the legal reserve.

D.Accumulated other comprehensive result

For the twelve-month period ended December 31, 2024 and 2023 PEMEX recognized net actuarial gains of Ps.186,818,675 and Ps.(4,933,773) in other comprehensive results, net of deferred income tax of Ps.(8,039,019) and Ps.584,918 respectively, related to retirement and post-employment benefits. The gains resulted from an increase in discount and plan asset return rates, which rose from 9.42% on December 31, 2023 to 11.28% on December 31, 2024.

E. Accumulated deficit from prior years

PEMEX has recorded losses in the past several years. However, the *Ley de Concursos Mercantiles* ("Commercial Bankruptcy Law of Mexico") is not applicable to Petróleos Mexicanos and the Subsidiary Entities. Furthermore, the financing agreements to which PEMEX is a party do not provide for financial covenants that would be breached or events of default that would be triggered as a consequence of negative equity.

F. Uncertainty related to going concern

The condensed consolidated interim financial statements have been prepared assuming PEMEX will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in normal course of business. However, substantial doubt about PEMEX's ability to continue as a going concern exists.

Facts and conditions

PEMEX has substantial debt, incurred mainly to finance the capital expenditures needed to carry out its capital investment projects and to fund its operating expenses. Due to its heavy fiscal burden resulting from the payment of hydrocarbon extraction duties, the cash flows derived from PEMEX's operations in recent years have not been sufficient to fully fund its operations and capital expenditure programs, which have been partially supported by the Mexican Government's equity contributions. In addition, PEMEX´s working capital has been negative.

In 2022, 2023 and 2024, certain ratings agencies downgraded PEMEX's credit rating, mainly driven by concerns around its operating performance, liquidity and the Mexican Government's ability and willingness to provide PEMEX with additional liquidity, as well the volatility of the crude oil prices and the downgrade of the Mexican Government's sovereign debt rating, impacting PEMEX´s access to the financial markets, the cost and terms of PEMEX's new debt and contract renegotiations that PEMEX may carry out during 2024. These conditions have negatively impacted PEMEX´s financial performance and liquidity position.

120 of 127

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 121 of 127 As of December 31, 2024 and 2023, PEMEX recognized a net (loss) income of Ps.(620,605,244) and Ps.8,151,664, respectively. In addition, as of December 31, 2024 and 2023, PEMEX had a negative equity of Ps.1,839,883,294, and Ps.1,652,978,810, respectively, mainly due to continuous net losses in prior years, and a negative working capital of Ps.750,609,061 and Ps.585,176,915, as of December 31, 2024 and 2023, respectively. PEMEX has budget autonomy, and, in public finance terms, is subject to the cash flows financial balance goals approved in the Decreto de Presupuesto de Egresos de la Federación (“Federal Expenditure Budget Decree”). This represents the difference between its gross revenues (inflows) and its total budgeted expenditures (outflows) including the financial cost of its debt, which is proposed by the SHCP and approved by the Chamber of Deputies. The Federal Budget for 2025 authorized PEMEX to have a financial balance budget of Ps.248,722,000, conduct financing activities that do not represent a net debt in terms of public debt greater than Ps.245,388,650 and conduct other financing activities that do not represent net public debt. This financial balance does not consider the payment of principal during 2025, which PEMEX expects to cover with equity contributions from the Mexican Government. PEMEX has short-term debt principal maturities (including interest payable) of Ps.425,237,063 as of December 31, 2024. The combined effect of the above-mentioned events indicates substantial doubt about PEMEX’s ability to continue as a going concern. Actions- PEMEX and the Mexican Government are carrying out the following actions, among others, to preserve liquidity and let PEMEX pay its commitments: The application of the tax credit decree to automotive fuels published in the Official Gazette of the Federation of March 4, 2022, was in effect for 2023, 2024 and remains in effect through 2025. This decree allows PEMEX to substantially recover from the Mexican Government the difference between the international reference price of gasoline and diesel and the price at which they trade in the domestic market, accounting for inflation. In November 1, 2024 Petróleos Mexicanos was transformed from a Productive State-Owned Company (Empresa Productiva del Estado) to a State-Owned Public Company (Empresa Pública del Estado) due to the Decreto por el que se reforman el párrafo quinto del artículo 25, los párrafos sexto y séptimo del artículo 27 y el párrafo cuarto del artículo 28 de la Constitución Política de los Estados Unidos Mexicanos, en materia de áreas y empresas estratégicas (Decree amending Paragraph 5 of Article 5, Paragraphs 6 and 7 of Article 27 and Paragraph 4 of Article 28 of the Mexican Constitution regarding Strategic Enterprises, which we refer as the Energy Reform Decree) published on October 31, 2024. As a consequence Petróleos Mexicanos is not longer subject to the Impuesto sobre la renta (Income Tax). In the other hand, the Ley de Ingresos de la Federación para el ejercicio 2025 (Income Law for 2025), sets the consolidation of the Profit-Sharing Duty, the Hydrocarbon Extraction Duty and other duties levied on oil exploration activities by Petróleos Mexicanos into a new Derecho Petrolero para el Bienestar (“Welfare Oil Duty”). The new Welfare Oil Duty will go into effect on January 1, 2025 and will be set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas (see Note 20-F Subsequent events – New Fiscal Regime to PEMEX). The Mexican Government's Federal Budget for 2025 includes Ps.136,210,300 for PEMEX to face its short-term liabilities, which will be received during 2025. In addition, PEMEX has plans to raise funds from the markets in accordance with prevailing conditions and to refinance its debt. Further, PEMEX has the capacity to refinance its short-term debt maturities through direct loans and revolving credit facilities. PEMEX's ability to refinance its short-term debt depends on factors beyond its control. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 122 of 127 The Revenue Law for 2025 also authorized PEMEX to incur a net additional indebtedness up to Ps.245,388,650 (Ps.143,403,700 and U.S.$5,512,700), which is considered as public debt by the Mexican Government and may be used to partially cover its financial balance in 2025. PEMEX reviews and aligns its capital expenditures portfolio in accordance with updated economic assumptions on a periodic basis and giving priority to those projects which increase production in an efficient manner and at the lowest cost. On February 12, 2025, PEMEX presented the Working plan to Petróleos Mexicanos and its State-Owned Public Subsidiaries for 2025-2030 (the “2025-2030 Business Plan”) which proposes that PEMEX will work under six key functions: efficient production of resources, guarantee of energy security, support for social welfare, strengthening of the national economy, environmental responsibility and promoting clean energy. Prices of crude oil, natural gas and petroleum products showed an stability during 2024, similar to 2023 as well as naturla gas and hydrocarbon products. If international values for the Mexican oil price were higher than the average price of U.S.$57.8 per barrel, which was the reference price used to prepare our financial balance for 2025, this additional revenue would enable PEMEX to achieve its business plan objectives more quickly. During the twelve-month period ended December 31, 2024, the average price of crude oil was U.S.$72.5 per barrel. Petróleos Mexicanos and its Subsidiary Entities are not subject to the Commercial Bankruptcy Law of Mexico and none of PEMEX’s existing financing agreements include any financial covenants that could lead to the demand for immediate payment of its debt due to having negative equity or non-compliance with financial ratios. As a reference, PEMEX prepared its condensed consolidated interim financial statements as of December 31, 2024 and 2023 on a going concern basis. There are certain conditions that have generated material uncertainty and significant doubts concerning the entity’s ability to continue operating, including recurring net losses, negative working capital and negative equity. Those financial statements do not contain any adjustments that would be required if they were not prepared on a going concern basis. G.Non-controlling interest PEMEX does not currently own all of the shares of PMI CIM and COMESA, variations in income and equity from these entities are also presented in the condensed consolidated interim statements of changes in equity (deficit) as “non-controlling interest.” As of December 31, 2024 and 2023, non-controlling interest represented (losses) of Ps.(283,374) and Ps.(116,639), respectively, in PEMEX’s equity (deficit). NOTE 19. CONTINGENCIES In the ordinary course of business, PEMEX is named in a number of lawsuits of various types. PEMEX evaluates the merit of each claim and assesses the likely outcome. PEMEX has not recorded provisions related to ongoing legal proceedings since an unfavorable resolution is not expected in such proceedings, with the exception of the proceeding described in further detail in this Note. PEMEX is involved in various civil, tax, criminal, administrative, labor and commercial lawsuits and arbitration proceedings. The results of these proceedings are uncertain as of the date of these condensed consolidated interim financial statements. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 123 of 127 As of December 31, 2024 and 2023, PEMEX had accrued a reserve of Ps.13,036,969 and Ps.12,436,092, respectively, for these contingent liabilities. As of December 31, 2024, the current status of the principal lawsuits in which PEMEX is involved is as follows:  On April 4, 2011, Pemex Exploration and Production was summoned before the Séptima Sala Regional Metropolitana (“Seventh Regional Metropolitan Court”) of the Tribunal Federal de Justicia Fiscal y Administrativa (“Tax and Administrative Federal Court”) in connection with an administrative claim (No. 4957/11-17-07-1) filed by EMS Energy Services de México, S. de R.L. de C.V. and Energy Maintenance Services Group I. LLC requesting that Pemex Exploration and Production’s termination of the public works contract be declared null and void. In a concurrent proceeding, the plaintiffs also filed an administrative claim (No. 13620/15-17-06) against Pemex Exploration and Production before the Sexta Sala Regional Metropolitana (“Sixth Regional Metropolitan Court”) of the Tax and Administrative Federal Court in Mexico City seeking damages totaling $193,713 related to the above-mentioned contract. Pemex Exploration and Production filed a response requesting the two administrative claims be joined in a single proceeding, which was granted. On April 30, 2019, a judgment was issued by the Segunda Seccion de la Sala Superior (“Second Section of the Superior Court”) in favor of Pemex Exploration and Production. On June 25, 2019, the plaintiffs filed an amparo (D.A. 397/2019) before the Tercer Tribunal Colegiado en Materia Administrativa del Primer Circuito (“Third Administrative Joint Court of the First Circuit”), which was granted. On March 12, 2020, Pemex Exploration and Production filed a motion to review against the resolution granting this amparo before the Third Administrative Joint Court of the First Circuit. On October 1, 2020, the Third Administrative Joint Court declared the resolution null and void, no amount was granted in favor of the plaintiffs, among others. On February 24, 2022, an amparo (350/2020) was granted in favor of EMS Energy Services de México, S. de R.L. On March 17, 2022, a motion was filed to draw the resolution by the Suprema Corte de Justicia de la Nación (Supreme Court of Justice of the Nation). On June 16, 2022, a resolution was issued in connection with the amparo 350/2020 stating that the plaintiffs partially proved their requests, and the resolution was declared null and void, among others. On August 1, 2022, a motion to review this resolution was filed and admitted (RF 574/2022) by the Third Administrative Joint Court of the First Circuit. On September 13, 2022, representations were made under the amparo (D.A. 539/2022) filed by the plaintiffs before such Court. On April 18, 2024, a resolution was issued by the Third Administrative Joint Court of the First Circuit modifying the appealed judgment, granting the Amparo to EMS Energy Services de México, S. de R.L. de C.V. On July 10, 2024, a resolution was issued by the Superior Court ordering PEP to the following: (i) the payment of 27 estimates for a total amount of U.S. $27,244, plus VTA; (ii) the payment of damages; (iii) the refund of the penalties applied for U.S. $4,143 plus VTA; (iv) the refund of the standby letter of credit standby for U.S. $13,975, and (v) the payment of financial expenses. On August 27, 2024, the tax review was filed. An Amparo was filed directly against the compliance with the judgment issued on July 10, 2024, and was admitted under the case D.A. 497/2024, by the Third Administrative Joint Court of the First Circuit. As of the date of these consolidated financial statements, a final resolution is still pending.  Constructora Norberto Odebrecht, filed an administrative claim against Pemex Industrial Transformation (file No. 4742/19- 17-01-7) seeking U.S. $113,582 and Ps. 14,607 in connection with a termination resolution (no. 1,757) dated January 14, 2019, and issued by Pemex Industrial Transformation, which awarded U.S.$51,454 in favor of Pemex Industrial Transformation. The claim was admitted. On November 11, 2020, Pemex Industrial Transformation filed a response to this claim. The accounting expert filed his opinion. On June 2, 2022 an opinion by the accounting expert appointed by Pemex Industrial Transformation was filed. A third expert in accounting matters was appointed, who did not ratify his position; therefore, in a resolution dated October 2, 2023, a resolution was issued requesting the Expert Unit to appoint another expert. Through an appearance minute of February 2, 2024, the independent expert in accounting matters accepted his assignment and was awarded 15 days to render his report. On March 19, 2024, the Superior Court attract this claim. On May 2, 2024, the Superior Court issued a resolution ordered to request the Expert Unit to appoint another expert, since the previously appointed expert did not ratify the report. On August 2,2024, a resolution was issued, granting the independent expert a term to render the report and ratify it. The term continues elapsing. On September 13, 2024, copies of the report PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 124 of 127 were requested, once it is ratified. As of the date of these consolidated financial statements, a final resolution is still pending.  On November 24, 2021, Pemex Industrial Transformation filed a repeal request (no. RRL2021014568) seeking that the resolutions dated October 7, 2021, issued by the Hydrocarbons Verification Manager of the Tax Administration Service be declared null and void. These resolutions established charges for Special Taxes on Production and Services, Value Added Taxes, fines among other for an amount of Ps. 3,084,975. As of the date of these consolidated financial statements, a final resolution is still pending.  Micro Smart Systems de México, S. de R.L. de C.V. (MSSM) filed before the Sala Regional del Golfo Norte (Regional Court of the North Gulf) of the Tax and Administrative Federal Court (574/22-18-01-8) challenging a settlement statement dated February 17, 2022 related to a works contract number No. 424049831 issued by Pemex Exploration and Production and seeking U.S.$240,488. On April 5, 2022, the claim was admitted which was notified on May 17, 2022. On July 1, 2022, Pemex Exploration and Production filed a response to this claim, requesting Pemex Exploration and Production evidence, which was filed on August 8, 2022, and admitted by the Regional Court of the North Gulf on August 17, 2022. On September 2, 2022, this Regional Court confirmed the rejection of the evidence filed by the plaintiffs. On September 29, 2022, the First Section of the Superior Court denied a compliant motion filed by MSSM against the settlement statement dated February 17, 2022. On October 3, 2022, it was agreed that the plaintiff would be heard, making various statements in relation to the defence to the claim. On October 7, 2022 a resolution was issued regarding the complaint filed by the plaintiff confirming the resolution issued on August 28, 2018. On November 14, 2022, the First Section of the Superior Court agreed to an amparo proceeding (1833/2022) against acts issued by the Juzgado Octavo de Distrito en Materia Administrativa (Eighth Administrative District Court), in Mexico City and required such authority to render the justified report. On May 17, 2023, the Regional Court of the North Gulf, summoned the parties to file its rejoinders, which were filed by Pemex Exploración y Producción on June 14, 2023. On June 22, 2023, the Regional Court ordered the file to be sent to the First Section of the Superior Court. On September 19, 2023, the Northern Gulf Regional Court sent by certified mail the file to the First Section of the Superior Court for a final resolution. On November 14, 2023, the Superior Court published the notice to notify the resolution requiring the Northern Gulf Regional Court to send all the documents that integrate the evidentiary thickness offered in the trial. On December 12, 2023, an extract of a clarification agreement concerning the referral of evidence to the Superior Court was notified in the jurisdictional gazette. On 14 June 2024, the Superior Court issued a resolution, (574/22-18-01-8/1549/23-PL-09-04), informing the designation of the delegates by Micro Smart Systems de México S. de R.L. de C.V. On September 9, 2024, the suspension of the trial was decreed until the determination regarding the compliance with the resolution of the First Section of the Superior Chamber issued within the trial 752/17-18- 01-7/1625/19-S1-05-04 becomes final. As of the date of these financial statements, the final resolution of this process is pending.  Odebrecht Ingeniería y Construcción Internacional de México, S.A. de C.V. (Odebrecht or OICIMEX), filed an oral commercial proceeding (314/2021IV) against Pemex Industrial Transformation before the Juzgado Tercero de Distrito en Materia de Extinción de Dominio y Especiales en Juicios Orales (Third District Court in Matters of Extinction of Ownership and Special Oral Commercial Lawsuits), claiming benefits related to the contract DCPA-OP-GCP-DGTRI-A-3-15, for the amount of Ps. 1,838,753 for unpaid work performed, as well as damages. On December 6, 2021, Pemex Industrial Transformation filed a response to this claim, and a preliminary hearing date was set for May 6, 2022. As a result of the unfavorable resolution of July 7, 2022, which ordered the payment of estimates, both Pemex Industrial Transformation and Odebrecht filed a direct amparo against that resolution, where the Décimo Tercer Tribunal Colegiado en Materia Civil (Thirteenth Civil Collegiate Court), resolved: I. - To grant the injunction and protection of the resolution of July 7, 2022 to Pemex Industrial Transformation. II.- To deny the adhesive amparo filed by Odebrecht and dismiss the direct amparo filed by Odebrecht. In compliance with the execution of the direct amparos (533/2022 and 538/2022), filed by Pemex Industrial Transformation and Odebretch (OICIMEX), the Third District Court on Extinction of Ownership and Special Oral Commercial Lawsuits in Mexico City issued the final resolution on November 13, 2023, in the Commercial Oral Proceeding 314/2021-IV. Against

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 125 of 127 such resolution, Pemex Industrial Transformation and Odebrecht filed a direct amparo (juicio de amparo directo), which to date is only filed by Pemex Industrial Transformation, before the Thirteenth Collegiate Court in Civil Matters, under file number 908/2023. OICIMEX filed a complaint appeal against the dismissal of Amparo 16/2024; OICIMEX also challenged the presiding judge of the Décimo Tercer Tribunal Colegiado en Materia Civil (Thirteenth Civil Collegiate Court) and, in parallel, filed an appeal before the Supreme Court of Justice of the Nation regarding the legal criteria applied in the order that dismissed its Amparo lawsuit, both proceedings are pending. As for the amparo filed by Pemex Transformación Industrial, its processing is suspended until the appeal is resolved. The amparo filed by Odebrecht was dismissed for untimely filing, which is now final. The amparo filed by Pemex Transformación Industrial claiming costs and legal fees has been suspended. As of the date of these financial statements, the final resolution of this process is pending.  On September 9, 2022, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2016 fiscal year related to the Special Tax on Production and Services and Value Added Tax for an amount of Ps. 5,852,222, seekingseeking that this resolution is declared null and void. As of the date of these consolidated financial statements, a final resolution is still pending.  On September 22, 2023, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2017 fiscal year related to the Special Tax on Production and Services and Value Added Tax, updates, fines and surcharges for the months January to December 2017 for an amount of Ps. 8,349,608, seeking that this resolution is declared null and void. As of the date of these consolidated financial statements, a final resolution is still pending. The results of these proceedings are uncertain until their final resolutions are issued by the appropriate authorities. PEMEX has recorded liabilities for loss contingencies when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation could not be made, qualitative disclosure was provided in the notes to these condensed consolidated interim financial statements. PEMEX does not disclose amounts accrued for each individual claim because such disclosure could adversely affect PEMEX’s legal strategy, as well as the outcome of the related litigation. NOTE 20. SUBSEQUENT EVENTS A.Recent financing activities During the period from January 1 to February 17, 2025, PEMEX participated in the following financing activities:  On January 9, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.7,500,000, bearing interest at a floating rate linked to 28-day TIIE, maturing in March 2025.  On January 10, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$21,000, bearing interest at a floating rate linked to 30-day SOFR plus a margin 375 basis points, maturing in May 2025.  On January 13, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$1,700,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 310 basis points, maturing in July 2025.  On January 22, 2025, Petróleos Mexicanos issued U.S.$400,000, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due May 2026 and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics. PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 126 of 127  On January 24, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.5,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in April 2025.  On February 7, 2025, Petróleos Mexicanos issued U.S.$1,487, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due May 2026 and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics.  On February 7, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,500,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in August 2025.  On February 7, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.4,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in July 2025.  On February 10, 2025, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 350 basis points, maturing in February 2027. As of February 17, 2025 this credit facility is totally available. As of December 31, 2024, the outstanding amount under the PMI Trading revolving credit line was U.S.$206,314. From October 1 to February 17, 2025, PMI Trading did not carry out any operations. The available amount under this revolving credit lines was U.S.$23,685 as of February 17, 2025. As of February 17, 2025, PEMEX had U.S.$5,902,000 and Ps.20,500,000 in available credit lines in order to provide liquidity, of which U.S.$305,000 was available and the credit lines in pesos is fully drawn. B. Exchange rates and crude oil prices As of February 25, 2025, the Mexican peso-U.S. dollar exchange rate was Ps.20.3448 per U.S. dollar, which represents a 0.4% depreciation of the value of the peso in U.S. dollar terms as compared to the exchange rate as of December 31, 2024, which was Ps.20.2683 per U.S. dollar. This increase in U.S. dollar exchange rate, has led to an estimate loss of Ps.6,430,647 in PEMEX’s foreign exchange (loss) income as of February 25, 2025. As of February 25, 2025, the weighted average price of the crude oil exported by PEMEX was U.S.$65.6 per barrel. This represents a price decrease of approximately (1.6)% as compared to the average price as of December 31, 2024, which was U.S.$66.7 per barrel. C. Mexican Government Contribution During the period from January 1 to February 25, 2025, the Mexican Government made certain contributions to Petróleos Mexicanos through the Ministry of Energy. These amounts are reflected in the table below: PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2024 127 of 127 Date Strengthening of financial position January 10, Ps.20,382,300 January 10, 1,803,442 February 7, 15,000,000 February 19, 23,532,337 Total Ps.60,718,078 D.Fiscal Regime Begining January 1, 2025, Income Law for 2025, which changed the tax regime applicable to PEMEX with the aim of simplifying its fiscal framework and reducing the number of taxes and duties to PEMEX. In 2024, 2023 and 2022, the applicable Profit-Sharing Duty was 30%, 40% and 54%, respectively. Effective January 1, 2024, the Profit-Sharing Duty, the Hydrocarbon Extraction Duty and other duties levied on oil exploration activities by Petróleos Mexicanos are now consolidated into a new Derecho Petrolero para el Bienestar (“Welfare Oil Duty”). The new Welfare Oil Duty will go into effect on January 1, 2025 and will be set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas, and as a consequence, Petróleos Mexicanos is not longer subject to the Income Tax. Dividends paid, ordinary shares: 0 Dividends paid, other shares: 0 Dividends paid, ordinary shares per share: 0 Dividends paid, other shares per share: 0